                                                FILED PURSUANT TO RULE 424(B)(3)
                                                    REGISTRATION NO.: 333-120771

                                   PROSPECTUS

                              AMEDIA NETWORKS, INC.

                        12,468,985 shares of Common Stock

          This prospectus relates to the resale by the selling stockholders of 12,468,985 shares of our common stock, par value $0.001 (the "Common Stock"). The selling stockholders may sell the shares from time to time at the prevailing market price or in negotiated transactions.

          We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

          Each of the selling stockholders may be deemed to be an "underwriter," as such term is defined in the Securities Act of 1933, as amended (the "Act").

          Our common stock is quoted on the OTC Electronic Bulletin Board under the trading symbol "AANI". The last reported sales price per share of our Common Stock as reported by the OTC Bulletin Board on October 23, 2006, was $0.85.

          AS YOU REVIEW THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED IN "RISK FACTORS" BEGINNING ON PAGE 8.

          Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

          The date of this Prospectus is November 6, 2006

                           PRINCIPAL EXECUTIVE OFFICE:
                              Amedia Network, Inc.
                                  2 Corbett Way
                           Eatontown, New Jersey 07724
                                 (732) 440-1992

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary.......................................................      5

Risk Factors.............................................................      8

Use of Proceeds..........................................................     20

Description of the Agreements with the Holders of the Convertible
   Preferred Stock.......................................................     20

Dividend Policy..........................................................     23

Price Range of Common Stock..............................................     24

Management's Discussion and Analysis of Financial Condition and Results
   of Financial Operation ...............................................     24

Business.................................................................     31

Description of Property..................................................     54

Legal Proceedings........................................................     54

Management...............................................................     55

Executive Compensation...................................................     57

Beneficial Ownership of Certain Shareholders, Directors and
   Executive Officers....................................................     59

Certain Relationships and Related Transactions...........................     61

Selling Stockholders.....................................................     61

Plan of Distribution.....................................................     73

Description of Securities................................................     75

Disclosure of Commission Position of Indemnification for Securities
   Act Liabilities.......................................................     78

Interest of Named Expert and Counsel.....................................     78

Legal Matters............................................................     78

Experts..................................................................     79

Where You can find more Information......................................     79

Index to Financial Statements............................................    F-i

YOU MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR THE SALE OF COMMON STOCK MEANS THAT INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AFTER THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR SOLICITATION OF ANY OFFER TO BUY THESE SHARES OF COMMON STOCK IN ANY CIRCUMSTANCES UNDER WHICH THE OFFER OR SOLICITATION IS UNLAWFUL.

                               PROSPECTUS SUMMARY

THIS IS ONLY A SUMMARY AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS, ESPECIALLY "RISK FACTORS" AND OUR FINANCIAL STATEMENTS AND THE RELATED NOTES INCLUDED IN THIS PROSPECTUS, BEFORE DECIDING TO INVEST IN SHARES OF OUR COMMON STOCK.

                              AMEDIA NETWORKS, INC.

          Amedia Networks is engaged in the design, development and marketing of next-generation technology-based broadband access solutions for voice, video and data services. Our initial QoStream(TM) products are designed to deliver "triple play" (voice, video and data) broadband communication. These products are designed for placement at various points in the network infrastructure layout. Our products offer large amounts of dedicated bandwidth in both the downstream and upstream directions, permitting triple play services and are designed for deployment in either indoor or outdoor environments. We are marketing our initial products to communications carriers, municipal authorities and communication equipment companies.

          Our initial QoStream product line, comprised of premises gateways, aggregation switches and a network management systems, was commercially introduced in January 2005. Our initial QoStream products include technologies licensed from Lucent Technologies, Inc. ("Lucent") as well as technologies developed jointly with Lucent. Lucent has granted us a worldwide and perpetual non-exclusive license to manufacture, develop and sell products designed to deliver broadband access solutions that use Lucent's technologies and related patents. Recently, we developed a stand-alone triple play home gateway product that is designed to inter-operate with other standards-based devices deployed in the central offices of carriers or in the field.

          In April 2006, we entered into an agreement with Motorola Wireline Networks, Inc., a subsidiary of Motorola Inc., pursuant to which, among other things, we granted Motorola the exclusive right to distribute certain of our products to certain specified major telecommunications carriers in the United States and Canada.

          We have been engaged in the broadband access solutions business since March 2004. From our inception in August 1994 through October 2002, we were engaged solely in the business of designing and developing digital security technologies that provide copy protection for electronic content distributed on optical media and the Internet (the "Copy Protection Business") under the name of "TTR Technologies, Inc." We sold our Copy Protection Business in May 2003. In May 2004, we changed our name to "Amedia Networks, Inc."

          We are a development stage company that has generated significant losses since our inception. We recognized revenues of $5,548 and $25,379 for the year ended December 31, 2005 and the six months ended June 30, 2006, respectively, representing unit sales of our QoStream(TM) product line. We incurred net losses applicable to common stockholders of $12,941,282 and $9,724,637 for the year ended December 31, 2005 and the six months ended June 30, 2006, respectively. As a development stage company, we have a limited operating history upon which an evaluation of our prospects can be made. Our prospects must therefore be evaluated in light of the challenges, expenses, delays and complications associated with a development stage company. These conditions raise substantial doubt as to our ability to continue as a going concern. The financial statements do not include any adjustment that might result from the outcome of such uncertainty.

          We need to raise working capital on an immediate basis in order to meet our operating requirements, fulfill our business plans and repay short-term loans that mature in February 2007 (which are discussed below). If we are unable to raise funds in the amounts needed, we may need to cease operations. At the present time, we have no commitments for any such financing, and there can be no assurance that additional capital will be available to us on commercially acceptable terms or at all. However, if the warrants included in the registration statement of which this prospectus forms a part, which have per share exercise prices of $1.50 and $2.50, are exercised by these holders for cash in a net amount sufficient for our needs, we may be able to satisfy part or all of our immediate working capital requirements. No assurance can be provided, though, that any of these warrants will in fact be exercised.

          On October 23, 2006, we obtained a short-term working capital loan in the gross amount of $600,000 from two previous investors. The loan was made in response to an offer we made to the purchasers of our convertible preferred stock to reinstate certain anti-dilution price protection provisions contained in the securities purchase agreements that they entered into with us when purchasing such preferred stock. Under the terms of the offer, the price protection, which by its terms has expired, would be reinstated from the date of the advance to us through August 31, 2007. Under the offer, we are seeking to raise up to $2 million from these investors. Additional loans, if any, will be advanced to us in separate closings. All of these loans, irrespective of the date of advance, are scheduled to mature on the date which is the earliest of
(i) February 20, 2007, which is 120 days from the initial closing, (ii) the date on which we consummate a subsequent financing that generates, on a cumulative basis with all other financings (except for the proceeds of these loans and certain other limited exceptions specified in the promissory notes issued in connection with such advances), gross proceeds to us of at least $2 million or
(iii) the date on which a holder of a note evidencing a loan accelerates payment of such note while there is an Event of Default existing under that note. See "BUSINESS - RECENT DEVELOPMENTS".

CORPORATE INFORMATION

          Our principal offices are located at 2 Corbett Way, Eatontown New Jersey 07724 and our telephone number is (732) 440-1992. We maintain a website at www.amedia.com. Information contained on our website is not part of this Prospectus.

          All references to "we," "our," or "us" in this filing refer to Amedia Networks, Inc., a Delaware corporation, and our subsidiaries.

                                  RISK FACTORS

          Investing in shares of our Common Stock involves significant risk. You should consider the information under the caption "Risk Factors" beginning on page 8 of this Prospectus in deciding whether to purchase the Common Stock offered under this Prospectus.

                                  THE OFFERING

Securities offered by the
selling stockholders            12,468,985 shares of Common Stock. (1)

Shares outstanding before the
Offering                        27,946,979 shares of Common Stock. (2)

Use of Proceeds                 We will not receive any proceeds
                                from the Sale of the Common Stock
                                by the selling stockholders.

(1) Includes up to (i) (a) 1,590,400 shares of our Common Stock issuable upon conversion of 11,928 shares of our Series A 7% Convertible Preferred Stock, par value $0.001 (the "Convertible Preferred Stock"), having a stated value of $100 per share at a per share conversion price of $0.75, (b) up to 346,185 shares of Common Stock issuable in respect of dividends on the Convertible Preferred Stock accruing from July 1, 2006 through the third anniversary of issuance, (c) 856,556 shares of Common Stock issued upon conversion of or as dividends with respect to the Convertible Preferred Stock and currently held as of record by the selling stockholders (d) 7,000,000 shares of Common Stock issuable upon exercise of warrants issued in connection with the Convertible Preferred Stock (the "Warrants") and (e) an additional 1,547,032 shares of Common Stock, representing additional shares issuable to such selling stockholders as liquidated damages through the projected effective date of this Registration Statement, in each case as contemplated by terms of agreements between us and such selling stockholder; (ii) (a) 700,000 shares of Common Stock issuable upon exercise of certain other warrants issued to placement agents in connection with the issuance of the Convertible Preferred Stock and (iii) 164,406 shares of Common Stock and an additional 264,406 shares of Common Stock issuable upon exercise of certain other warrants and options. For a description of the agreement between us and the holders of the Convertible Preferred Stock, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE CONVERTIBLE PREFERRED STOCK."

(2) As of October 16, 2006. Does not include (a) up to an aggregate of 7, 218,225 shares of Common Stock issuable upon exercise of options granted under our 2000 Equity Incentive Stock Option Plan and our 2002 Non-Employee Director Stock Option Plan, (b) any of the shares described in footnote (1) above and (c) 36,203,512 shares of Common Stock issuable upon conversion of other outstanding convertible securities or upon exercise of other outstanding options and warrants.

                                  RISK FACTORS

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW BEFORE YOU PURCHASE ANY OF OUR COMMON STOCK. IF ANY OF THESE RISKS OR UNCERTAINTIES ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED. IN THIS EVENT YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

                          RISKS CONCERNING OUR BUSINESS

WE HAVE A HISTORY OF LOSSES AND WE EXPECT THESE LOSSES TO CONTINUE FOR THE FORESEEABLE FUTURE.

          Since inception, we have incurred significant net losses. We incurred net losses applicable to common stockholders of $9,724,637 and $7,497,198 for the six months ended June 30, 2006 and 2005, respectively, and $12,941,282 and $8,322,211 for the years ended December 31, 2005 and 2004, respectively. As of June 30, 2006, we had an accumulated deficit of $67,891,957. We expect to continue to incur net losses for the foreseeable future as we continue to develop our products and semiconductor technology. We have been funding our operations through the sale of our securities and expect to continue doing so for the foreseeable future. Our ability to generate and sustain significant additional revenues or achieve profitability will depend upon the factors discussed elsewhere in this "Risk Factors" section. We cannot assure you that we will achieve or sustain profitability or that our operating losses will not increase in the future. If we do achieve profitability, we cannot be certain that we can sustain or increase profitability on a quarterly or annual basis in the future. We expect to increase expense levels on research and development, continuing product design and enhancements, manufacturing, marketing, sales and administration as we begin to aggressively market our products. These expenditures will necessarily precede the realization of substantial revenues from the sale of our QoStream(TM) products or any future product.

WE WILL NEED TO RAISE ADDITIONAL FUNDS IN ORDER TO ACHIEVE OUR BUSINESS OBJECTIVES.

          We need to raise additional working capital on an immediate basis in order to meet our operating requirements and satisfy our business plans as well as repay short-term working capital loans that are scheduled to mature in February 2007. We will most likely have to obtain such capital from additional sales of our equity, convertible equity and/or debt securities. At the present time, we have no commitments for any additional financing, and there can be no assurance that additional capital will be available to us on commercially acceptable terms or at all. We may have difficulty obtaining additional funds as and when needed, and we may have to accept terms that would adversely affect our stockholders. In connection with the convertible debenture financing that we concluded in May 2006, we granted to the holders of these debentures a security interest in all of our assets in order to secure our obligation to them. Under the terms of the agreements with these holders, without their consent we may not grant any additional security interest that is senior or equal in rank to the security interest granted to them.

          Additional equity financings are likely to be dilutive to holders of our Common Stock and debt financing, if available, may involve significant payment obligations and covenants that restrict how we operate our business or contain rights, preferences and privileges senior to our Common Stock.

          Even if we raise funds to address our immediate working capital requirements, we also may be required to seek additional financing in the future to respond to increased expenses or shortfalls in anticipated revenues, accelerate product development and deployment, respond to competitive pressures, develop new or enhanced products, or take advantage of unanticipated acquisition opportunities. We cannot be certain we will be able to find such additional financing on commercially reasonable terms, or at all.

          If we are unable to obtain additional financing when needed, we could be required to modify our business plan in accordance with the extent of available financing. We also may not be able to accelerate the development and deployment of our products, respond to competitive pressures, develop new or enhanced products or take advantage of unanticipated acquisition opportunities. Finally, we may be required to sell out assets or shut down the company and cease operations.

          These conditions raise substantial doubt as to our ability to continue as a going concern and may make it more difficult for us to raise additional capital when needed. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability of reported assets or liabilities should we be unable to continue as a going concern.

A DEFAULT BY US UNDER OUR 8% SENIOR SECURED CONVERTIBLE DEBENTURES ISSUED IN MAY 2006 WOULD ENABLE THE DEBENTURE HOLDERS TO TAKE CONTROL OF ALL OF OUR ASSETS.

          In May 2006, we issued $10,000,000 in aggregate principal amount of our 8% Senior Secured Convertible Debentures. The debentures are scheduled to mature on April 30, 2008. To secure our obligations under the debentures, we granted the holders a security interest in substantially all of our assets, including, without limitation, our intellectual property. The security interest terminates upon the earlier of (i) the date on which less than $2.5 million in principal amount of the Convertible Debentures is outstanding or (ii) payment or satisfaction of all of our obligations under the debentures. A default by us under the debentures would enable the holders to foreclose on our assets. Any foreclosure could force us to substantially curtail or cease our operations.

IF OUR INITIAL QOSTREAM FAMILY OF PRODUCTS IS NOT SUCCESSFUL IN THE MARKET, WE MAY NOT BE ABLE TO GENERATE SUBSTANTIAL REVENUES OR ACHIEVE SUSTAINED PROFITABILITY.

          Our success is substantially dependent on the success of our QoStream products, the first of which became commercially available in January 2005. In June 2005, we commenced limited commercial deployment of our QoStream product line. If the market accepts our QoStream products, then we expect that these products will account for the vast majority of our net revenue in the future. If our QoStream products are unsatisfactory, or if we are unable to generate significant demand for these products, or we fail to develop other significant products, our business may be materially and adversely affected.

          We have been engaged in the broadband access solutions business since only March 2004. Given our lack of operating history, it is difficult to predict our future results. Investors should consider the risks and uncertainties that we may encounter as a development-stage company in a new and unproven market. These uncertainties include:

     o our ability to design and engineer products having the desired technological features in a cost efficient manner;

     o consumer demand for, and acceptance of products utilizing our technologies;

     o our ability to demonstrate the benefits of our products and services to end users;

     o    our unproven and evolving products;

     o our ability to expand the product offering and technological interface of our product base to encompass sophisticated business applications and other in-house wiring options;

     o    unfavorable economic conditions in the technology industry;

     o our ability to raise funds when needed on commercially acceptable terms;

     o decreased capital spending on technology due to adverse economic conditions; and

     o    global economic conditions.

OUR RELATIONSHIP WITH MOTOROLA IS VERY IMPORTANT TO US BECAUSE WE HAVE GRANTED TO MOTOROLA EXCLUSIVE DISTRIBUTION RIGHTS FOR OUR PG 1000 AND HG-V100 PRODUCTS WITH RESPECT TO MOST OF THE LARGEST TELECOMMUNICATION CARRIERS IN THE UNITED STATES AND CANADA.

          On April 5, 2006, we entered into a three-year agreement with Motorola to jointly develop a family of IP Home Gateway (IPTV Gateways) that will provide expanded support for data, IPTV, High Definition TV, and Digital Video Recorders using Motorola's existing Multi-Service Access Platform. Under this agreement we have granted Motorola the exclusive right to resell our PG1000 and the HG-V100 products, and all derivative or substantially similar products (the "Exclusive Products") to certain specified telecommunications carriers and their affiliates (the "Exclusive Customers") for a period of 24 months from the effective date of the agreement as part of Motorola's portfolio of broadband wireline solutions. These exclusive customers serve a majority of all access lines in the United States and Canada. The exclusivity may be terminated by us unless, among other things, at least one of the Exclusive Customers shall have accepted one of the Exclusive Products for lab testing within one year of the effective date of the Strategic Alliance Agreement and signed contract to purchase Exclusive Products (which is reasonably expected to result in revenue to us in a specified minimum amount) within 18 months of the effective date of the agreement; provided, however, that if these conditions are satisfied with respect to an Exclusive Customer, then Motorola's exclusivity period for such Exclusive Customer will be extended for an additional 24 months. The Strategic Alliance Agreement also provides that we will not, during the term of the agreement and for a period of two years thereafter, directly or indirectly sell to or solicit or accept any order for any of its products from any customer to which Motorola has resold one of our products during the term of the agreement, subject to certain exceptions. If Motorola sources, manufactures or resells a gateway which has substantially the same functionality as our PG1000, the exclusivity and the non-solicitation provisions contained in the Strategic Alliance Agreement shall immediately terminate.

          Under the terms of the agreement, Motorola is responsible for promoting and marketing our PG 1000 and HG-V100 products to the specified telecommunications carriers. Motorola has the discretion to determine the staffing and resources it allocates to resell our products to the carriers. In addition, under the agreement, Motorola is entitled to terminate at its convenience the development IPTV Gateway program before the completion of its development. If Motorola elects to so terminate the development program, the referred to exclusive distribution rights for our other products continue in full force and effect, subject to the terms of the agreement. We currently expect that sales through Motorola, if any, will account for a major portion of our revenues for at least fiscal year 2007. We believe that the rapid penetration of our products to telecommunications carriers to be important to our success. If we are unable to effectively manage and maintain our relationship with Motorola or for any reason Motorola cannot successfully market our products, our business will be materially adversely affected. In addition, our condition could be adversely affected by changes in the financial condition of Motorola or by any changes to Motorola's business.

IF OUR THIRD-PARTY COLLABORATORS DO NOT EFFECTIVELY MARKET AND SERVICE OUR PRODUCTS, WE MAY NOT GENERATE SIGNIFICANT REVENUES OR PROFITS FROM SALES OF OUR PRODUCTS.

          We utilize third parties, such as system vendors, consultants, value added resellers and system integrators, to sell and/or assist us in selling our products. To date, we have signed agreements with several of these third-party collaborators. We believe that the establishment of a network of third-parties with extensive and specific knowledge of the various applications critical in the industrial market is important for us to succeed in that market. For the foreseeable future, we may sell fewer products if we cannot attract and retain third-party collaborators to sell and service our products effectively and to provide timely and cost-effective customer support. An increasing number of companies compete for access to the types of partners we use. We cannot assure you that our partners will successfully sell or assist us in selling our products or provide us with adequate customer support. If these relationships are terminated or otherwise disrupted our operating performance and financial results may be adversely affected.

WE ARE HIGHLY DEPENDENT ON OUR KEY PERSONNEL TO MANAGE OUR BUSINESS AND BECAUSE OF COMPETITION FOR QUALIFIED PERSONNEL WE MAY NOT BE ABLE TO RECRUIT OR RETAIN NECESSARY PERSONNEL.

          Our continued growth and success depend to a significant degree on the continued services of our Chief Executive Officer and President, Mr. Frank Galuppo, and other key employees and our ability to attract and retain highly skilled and experienced technical, managerial, sales and marketing personnel. While we have recruited a management team with significant experience and expertise in the broadband access field, as we enter this new line of business, we also expect to encounter new product development challenges, new customer requirements, new competitors and other new business challenges, with which our existing management may be unfamiliar. There can be no assurance that we will be successful in recruiting new personnel or in retaining existing personnel. The loss of one or more key employees or our inability to attract additional qualified employees could have a material adverse effect on our business, results of operations and financial condition. In addition, we may experience increased compensation costs in order to attract and retain skilled employees.

WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY IN THE HIGHLY COMPETITIVE ANDRAPIDLY EVOLVING BROADBAND COMMUNICATIONS MARKET.

          The market for fiber optic subsystems and modules is highly competitive and we expect competition to intensify in the future. Competition falls into several categories. The companies that offer a solution similar to the one utilized in our QoStream products include World Wide Packets and Allied Telesyn. Other competitors, including Alcatel, Salira, Optical Solutions, Motorola, UT Starcom and Wave 7 Optics, are positioning solutions employing a different technological approach. We will also face indirect competition from public and private companies providing products that address the same fiber optic network problems that our QoStream products are designed to address. The development of copper based alternative solutions to fiber optic transmission by competitors, particularly systems companies that also manufacture modules, could significantly limit our prospects and harm our competitive position. There is also a possibility that certain wireless technologies could provide some measure of competition.

          Many of our competitors have longer operating histories, greater name recognition and significantly greater financial, technical, sales and marketing resources than we have. As a result, these competitors are able to devote greater resources to the development, promotion, sale and support of their products. In addition, these entities have large market capitalization or cash reserves and are in a much better position to acquire other companies in order to gain new technologies or products. In addition, many of our competitors have much greater brand name recognition, more extensive customer bases, more developed distribution channels and broader product offerings than we do. These companies can use their broader customer bases and product offerings and adopt aggressive pricing policies to gain market share.

          We expect competitors to introduce new and improved products with lower prices, and we will need to do the same to remain competitive. We may not be able to compete successfully against either current or future competitors with respect to new products.

          Additionally, under the Development and Licensing Agreement, we have a non-exclusive, worldwide and perpetual license to develop and market FTTP products utilizing Lucent technologies and solutions. Lucent has agreed, through January 2014, not to use technologies specifically developed under the Development and Licensing Agreement and subsequent supplemental agreements for the purpose of developing or selling any products that may directly compete with our products. Lucent is not restricted from using pre-existing Lucent technologies or information contained in these products. We can provide no assurance that Lucent will not in fact design, develop and market technologies or products that serve the same functionality as our QoStream products. We cannot predict the ease with which Lucent would be able to develop and market products substantially similar in function or design to our product line. Additionally, if for whatever reason Lucent elects to terminate the Development and Licensing Agreement, then no assurance can be provided that it will be bound by this no-compete provision. If Lucent were to successfully develop and market such similar products, then our prospects and proposed business would be materially adversely affected.

WE ARE SUBJECT TO RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS.

          We have and intend to continue to sell our products internationally. Our international operations and activities subject us to a number of risks, including the risk of political and economic instability, difficulty in managing foreign operations, potentially adverse taxes, higher expenses and difficulty in collection of accounts receivable in some of these countries. We do not currently cover known or anticipated operating exposures through foreign currency exchange option or forward contracts.

WE MAY NOT BE SUCCESSFUL IN DEVELOPING OR MAINTAINING STRONG DISTRIBUTION CHANNELS FOR OUR PRODUCTS.

          We intend to market our prospective products to communications carriers and other providers of broadband access solutions and services. The success of our current business plan depends, in large part, on developing strong relationships with telecommunications carriers and other broadband communications providers who are selling products and services to end-users. If we are not successful in creating a strong distribution channel in a timely manner, we may not be able to establish our marketing presence or gain significant sales.

LEGAL AND REGULATORY DEVELOPMENTS COULD HAVE ADVERSE CONSEQUENCES FOR OUR BUSINESS.

          The jurisdiction of the Federal Communications Commission (FCC) extends to the entire communications industry in the United States, including potential customers for products utilizing our solutions. Future FCC regulations affecting the broadband access industry may harm our business. For example, FCC regulatory policies affecting the availability of data and Internet services may impede the penetration of our prospective product line into certain markets or affect the prices that may be charged in such markets. In addition, international regulatory bodies are beginning to adopt standards and regulations for the broadband access industry. These domestic and foreign standards, laws and regulations address various aspects of Internet, telephony and broadband use, including issues relating to liability for information retrieved from or transmitted over the Internet, online content regulation, user privacy, taxation, consumer protection, security of data, access by law enforcement, tariffs, as well as intellectual property ownership, obscenity and libel. Changes in laws, standards and/or regulations, or judgments in favor of plaintiffs in lawsuits against service providers, e-commerce and other Internet companies, could adversely affect the development of e-commerce and other uses of the Internet. This, in turn, could directly or indirectly materially adversely impact the broadband telecommunications industry in which our customers operate. To the extent our customers are adversely affected by laws or regulations regarding their business, products or service offerings, this could result in a material and adverse effect on our business, financial condition and results of operations.

          In addition, many of our potential customers will require that our products be designed to interface with their customers' existing networks, each of which may have different specifications, utilize multiple protocol standards and contain multiple generations of products from different vendors. If our products cannot operate in such an environment, they may not achieve market acceptance and our ability to generate revenue would be seriously impaired.

THE BROADBAND ACCESS SOLUTIONS MARKET IS HIGHLY CYCLICAL.

          We are engaged in the broadband access solutions industry, which is cyclical and subject to rapid technological change. Recently, the industry has begun to emerge from a significant downturn characterized by diminished product demand, accelerated erosion of prices and excess production capacity. The most recent downturn was and future downturns in the industry may be severe and prolonged. Future downturns in the broadband communications industry, or any failure of this industry to fully recover from its most recent downturn, could seriously impact our business plan. This industry also periodically experiences increased demand and production capacity constraints, which may affect our ability to ship products in future periods.

IF WE DO NOT DEVELOP OR ACQUIRE AND INTRODUCE NEW AND ENHANCED PRODUCTS ON A TIMELY BASIS, OUR PRODUCTS MAY BE RENDERED OBSOLETE.

          The markets for our broadband access communication products are characterized by rapidly changing technology. The introduction of products by others based on new or more advanced technologies could render our products obsolete and unmarketable. Therefore, our ability to build on our existing technologies and products to develop and introduce new and enhanced products in a cost effective and timely manner will be a critical factor in our ability to grow and compete. We cannot assure you that we will develop new or enhanced products successfully and in a timely manner. Further, we cannot assure you that the market will accept new or enhanced products. Our failure to develop new or enhanced products, including our failure to develop or acquire the technology necessary to do so, would have a material adverse effect on our business.

IF OUR COMPETITORS INTRODUCE BETTER OR CHEAPER PRODUCTS, OUR PRODUCTS MAY NOT BE PROFITABLE TO SELL OR TO CONTINUE TO DEVELOP.

          The business in which we engage is highly competitive. Advances in technology, product improvements and new product introductions, as well as marketing and distribution capabilities, and price competition influence success. Failure to keep pace with product and technological advances could adversely affect our competitive position and prospects for growth. Our products compete with those being offered by larger, traditional computer industry participants who have substantially greater financial, technical, marketing and manufacturing resources than us. We cannot assure you that we will be able to compete successfully against these competitors or that competitive pressures faced by us would not adversely affect our business or operating results.

THERE MAY BE SIGNIFICANT LIMITATIONS TO THE UTILIZATION OF NET OPERATING LOSSES TO OFFSET FUTURE TAXABLE INCOME.

          As of December 31, 2005, we had net operating loss carry-forwards
(NOL) of approximately $32 million, which will be available to offset future U.S. taxable income subject to limitations under Section 382 of the Internal Revenue Code pertaining to changes in stock ownership. TTR Ltd., the Company's wholly owned Israeli subsidiary, has a net operating loss carry-forward of approximately $6 million available to offset future taxable income in Israel. No assurance can be provided that under prevailing law all, or even any part, of the NOL will be available to offset future income.

                          RISKS CONCERNING OUR PRODUCTS

OUR QOSTREAM PRODUCT LINE REMAINS SUBJECT TO SIGNIFICANT UNCERTAINTY AND MAY NOT BE ACCEPTED IN THE MARKETPLACE.

          Our QoStream products are designed to deliver broadband access over a deployed FTTP system. Certain of these products have been delivered to prospective customers for their evaluation and since June 2005 there have been limited commercial deployments. These products have not been commercially proven in their current form. The market for products related to broadband access is characterized by uncertain user and customer requirements, and the emergence of new communications standards and practices. Each of these characteristics could impact our QoStream product line and prospective products, intellectual property and system designs. Our success is subject to the risks that:

     o    our products are found to be ineffective for the intended purposes;

     o the products are uneconomical to manufacture or market or do not achieve broad market acceptance; and

     o third parties hold proprietary rights that preclude us from marketing our products.

Significant undetected errors or delays in new products or releases may affect market acceptance of our products. There can be no assurance that, despite extensive testing, errors will not be found in our initial QoStream products or subsequent releases after the commencement of commercial shipments, resulting in loss of customers or failure to achieve market acceptance. In addition, the technologies utilized in our QoStream product line will need to be compatible with a broad array of disparate technologies in order to be interoperable with other products routinely used in the broadband communications industry such as routers, switches and operating systems. Without compatibility, we may not achieve market acceptance or demand for our proposed products within our target base of customers because they will not inter-operate with many of the applications the target customers currently use.

WE WILL RELY ON THIRD PARTIES TO PROVIDE CERTAIN COMPONENTS FOR OUR PRODUCTS. IF OUR VENDORS FAIL TO DELIVER THEIR PRODUCTS IN A RELIABLE, TIMELY AND COST-EFFICIENT MANNER, OUR BUSINESS WILL SUFFER.

          We depend on relationships with third parties such as contract manufacturing companies, chip design companies and others who may be sole source providers of key, leading edge technology components critical for our proposed products. If these service providers or other providers of exclusive proprietary technology do not produce these components on a timely basis, if the components do not meet our specifications and quality control standards, or if the components are otherwise flawed, we may have to delay product delivery, or recall or replace unacceptable products. In addition, such failures could damage our reputation and could adversely affect our operating results. As a result, we could lose potential customers and any revenues that we may have at that time may decline dramatically.

WE MAY NOT BE ABLE TO MEET OUR PRODUCT DEVELOPMENT OBJECTIVES OR MARKET EXPECTATIONS.

          Our product development and enhancement efforts are inherently difficult to manage and keep on schedule and there can be no assurance that we will be able to meet our development objectives or to meet market expectations. In addition to development delays, we may experience substantial cost overruns in completing development of our products. Our QoStream products may contain undetected flaws. There can be no assurance that, despite testing by us and by potential customers, flaws will not be found in our QoStream products, resulting in loss of or delay in market acceptance. We may be unable, for technological or other reasons, to develop and introduce our products in a timely manner in response to changing customer requirements. Further, there can be no assurance that a competitor will not introduce similar products. The introduction by a competitor of either similar products or a superior alternative may diminish our technological advantage, render our products and technologies partially or wholly obsolete, or require substantial re-engineering of these products in order to become commercially acceptable. Our failure to maintain our product development schedules, avoid cost overruns and undetected errors or introduce products that are superior to competing products would have a materially adverse effect on our business, financial condition and results of operations.

WE MAY NOT BE ABLE TO PROTECT INTELLECTUAL PROPERTY INHERENT IN OUR PRODUCTS AGAINST THIRD-PARTY INFRINGEMENTS OR CLAIMS OF INFRINGEMENT.

          Under the Development and Licensing Agreement, we and Lucent jointly hold the rights to any intellectual property developed in the course of the development of the technologies underlying our QoStream products. Lucent owns the rights to pre-existing Lucent technologies included in any product that we market. The failure to protect these intellectual property rights may result in a loss of the right to use these technologies. We plan to rely on patent, trade secret, trademark and copyright law to protect these intellectual property rights. Our patent position is subject to complex factual and legal issues that may give rise to uncertainty as to the validity, scope and enforceability of a particular patent. Accordingly, there can be no assurance that any patents will be issued pursuant to any patent application or that patents issued pursuant to such application will not be invalidated, circumvented or challenged. Moreover, there can be no assurance that the rights granted under any such patents will provide competitive advantages to us or be adequate to safeguard and maintain our proprietary rights. In addition, effective patent, trademark, copyright and trade secret protection may be unavailable, limited or not applied for in certain foreign countries.

          We also seek to protect our proprietary intellectual property, including intellectual property that may not be patented or patentable, in part by confidentiality agreements and, if applicable, inventor's rights agreements with our current and future strategic partners and employees. We cannot assure you that these agreements will not be breached, that we will have adequate remedies for any breach or that such persons or institutions will not assert rights to intellectual property arising out of these relationships.

          Some of our intellectual property includes technologies and processes that may be similar to the patented technologies and processes of third parties. If we do not adequately secure our freedom to use our technology, we may have to pay others for rights to use their intellectual property, pay damages for infringement or misappropriation or be enjoined from using such intellectual property. If we are found to be infringing third-party patents, we do not know whether we will be able to obtain licenses to use such patents on acceptable terms, if at all. While we are not currently engaged in any material intellectual property disputes or litigation, we could become subject to lawsuits in which it is alleged that we have infringed the intellectual property rights of others or commence lawsuits against others who we believe are infringing upon our rights. Our involvement in intellectual property litigation could result in significant expense to us, adversely affecting the development of the challenged product or intellectual property and diverting the efforts of our technical and management personnel, whether or not such litigation concludes favorably for our company.

LUCENT IS NOT INDEMNIFYING US FOR THIRD-PARTY PATENT OR COPYRIGHT INFRINGEMENT CLAIMS RELATING TO LUCENT TECHNOLOGY CONTAINED IN OUR PRODUCTS AND ANY SUCH SUIT OR CLAIM COULD HAVE A MATERIALLY ADVERSE EFFECT ON OUR BUSINESS.

          Our initial products as well as further applications will include various and complex technologies, some of which are solely owned by Lucent. While Lucent has represented to us that it has not received any notice of a claim of infringement of any patent, copyright or other intellectual property right of a third party with reference to the technologies or other material or information included or to be incorporated into our contemplated initial products, and that, to the best knowledge and belief of its employees actually involved in the work contemplated by the Development and Licensing Agreement such technologies or information or other materials do not infringe on any patent, copyright, or other proprietary rights of a third party, no assurance can be given that we will not be subject to intellectual property infringement claims that are costly to defend and that could limit our ability to market and sell our proposed products. Lucent is under no obligation to indemnify us in the event of such suit. We did not perform a technical due diligence investigation relating to the technologies included or to be included in our contemplated products.

          The broadband access solutions field is characterized by significant patent infringement litigation. We could be subject to litigation alleging infringement of a third party's right. Litigation could be expensive, lengthy and disruptive to management's attention and detract resources from normal business operations. Adverse determinations could prevent us from manufacturing or selling our proposed products or any future derivative products. It may also subject us to significant liabilities and require that we seek licenses from third parties. In such case, no assurance can be furnished that licenses will be available on commercially reasonable terms, if at all, from any third party that asserts intellectual property claims against us. Any inability to obtain third party licenses required to manufacture or sell our proposed or derivative products could materially adversely affect our business and its prospects.

              RISKS CONCERNING THIS OFFERING AND CAPITAL STRUCTURE

THIS OFFERING MAY HAVE AN ADVERSE IMPACT ON THE MARKET PRICE OF OUR COMMON
STOCK.

          This Prospectus relates to the sale or distribution of up to 12,468,985 shares of Common Stock by the selling security holders. We will not receive any proceeds from these sales and have prepared this Prospectus principally in order to meet our contractual obligations to some of the selling security holders. The sale of this block of stock, or even the possibility of its sale, may adversely affect the trading market for our Common Stock and reduce the price available in that market.

FUTURE SALES OF COMMON STOCK OR OTHER DILUTIVE EVENTS MAY ADVERSELY AFFECT PREVAILING MARKET PRICES FOR OUR COMMON STOCK.

          As of October 16, 2006, we had 100 million authorized shares of Common Stock, of which 27,946,979 shares of our Common Stock were issued and outstanding. As of October 16, 2006, approximately an additional 70.6 million shares are reserved for issuance upon exercise or conversion of outstanding options, warrants and convertible securities. Many of the those options, warrants and convertible securities contain provisions that require the issuance of increased numbers of shares of common stock upon exercise or conversion in the event of stock splits, redemptions, mergers or other transactions. The occurrence of any such event or the exercise or conversion of any of the options, warrants or convertible securities described above would dilute the interest in our company represented by each share of Common Stock and may adversely affect the prevailing market price of our Common Stock.

          Our board of directors has the authority, without further action or vote of our stockholders, to issue all or any part of the shares of our Common Stock that are authorized for issuance and neither issued nor reserved for issuance. Any such issuances would dilute the percentage ownership interests of our current stockholders, which will have the effect of reducing their influence on matters on which our stockholders vote, and might dilute the book value of our Common Stock. Our stockholders may incur additional dilution of net tangible book value if holders of stock options or warrants, whether currently outstanding or subsequently granted, exercise their options or warrants to purchase shares of our Common Stock.

          We currently have concurrent offerings of shares of our Common Stock that will have a dilutive effect on any purchaser of shares under this Prospectus and the Registration Statement of which it is a part. A registration statement on Form S-2 (SEC File Number 333-126351) (the "Series B Registration Statement"), which is being concurrently filed with this Registration Statement, covers sales by selling shareholders of shares issued or issuable upon conversion of shares of our Series B 8% Convertible Preferred Stock ("Series B Preferred Stock"), described more fully in the section "Description of Capital Stock" below, as well as shares issuable upon exercise of certain other warrants and options included therein. As of October 16, 2006, there were approximately
12.9 million shares of our Common Stock reserved for issuance upon (i) the conversion of our outstanding Series B Preferred Stock and in payment of dividends thereon, (ii) upon exercise of warrants (the "Series B Warrants") issued in connection with our Series B Preferred Stock or as additional shares issuable to the holders of our Series B Preferred Stock or the Series B Warrants as liquidated damages as contemplated by our agreements with these holders and
(iii) upon exercise of warrants issued to certain persons as compensation in connection with the placement of the Series B Preferred Stock. Our Series B Preferred Stock is currently convertible into our Common Stock at a conversion price of $0.75 per share, and the Series B Warrants are currently exercisable at $1.50 per share. Each of the Series B Warrants contains limited cashless exercise provisions which, under certain circumstances, would permit the holders to exercise the Series B Warrants without paying the exercise price in cash. Additionally, that registration statement includes an additional 150,000 shares issuable upon exercise of warrants that are unrelated to the Series B Preferred Stock. The shares included in the Series B Registration Statement are not covered by this Prospectus or the Registration Statement of which it is a part. On May 5, 2006, we completed a private placement of $10.0 million in aggregate principal amount of our two year 8% Senior Secured Convertible Debentures. This private placement resulted in the reduction to $0.75 per share of the conversion price of the Series B Preferred Stock (from a conversion price of $1.01 per share immediately prior to the reset) that had not been converted as of such date. A significant part of the additional shares of Common Stock issuable as a result of the reduction in the conversion price of the Series B Preferred Stock are not included in the Series B Registration Statement. We intend to file in the near future a new registration statement relating to the resale of approximately 2.1 million additional shares of our Common Stock issuable as a result of the reduction in the conversion price of the Series B Preferred Stock.

          Also, under the terms of our agreements with the holders of our Convertible Debentures, we are obligated to file a registration statement on Form SB-2 covering the resale of the Common Stock issuable upon conversion of the Convertible Debentures or exercise of the warrants issued to the purchasers of the Convertible Debentures and certain other warrants to be included therein. As of October 16, 2006, there were approximately 25 million shares of our Common Stock reserved for issuance upon (i) the conversion of our Convertible Debentures and in payment of interest thereon, (ii) upon exercise of warrants issued in connection with our Convertible Debentures or as additional shares issuable to the holders of our Convertible Debentures or the warrants as liquidated damages as contemplated by our agreements with these holders and (iii) upon exercise of warrants issued to certain persons as compensation in connection with the placement of the Convertible Debentures. Our Convertible Debentures are convertible into shares of Common Stock at a conversion price of $0.75 per share, and the warrants are exercisable at a conversion price of $1.50 per share. Each of the warrants contains limited cashless exercise provisions which, under certain circumstances, would permit the holders to exercise the warrants without paying the exercise price in cash. The shares included in the registration statement to be filed on behalf of the holders of the Convertible Debentures are not covered by this Prospectus or the Registration Statement of which it is a part.

          The shares of Common Stock issuable upon conversion of our Series B Preferred Stock and exercise of the Series B Warrants or the other warrants included in the Series B Registration Statement are, and the shares of Common Stock issuable upon conversion of our Convertible Debentures and exercise of the warrants issued to the purchasers thereof or the other warrants included in the registration statement to be filed on behalf of the holders of our Convertible Debentures will be upon the effectiveness of that registration statement, saleable without restriction immediately upon issuance. The conversion or exercise of any Series B Preferred Stock or Convertible Debentures or any of the foregoing warrants would dilute the interest in our Company represented by each share of Common Stock and may adversely affect the prevailing market price of our Common Stock.

          On May 5, 2006, we completed a private placement of $10.0 million in aggregate principal amount of our two year 8% Senior Secured Convertible Debentures. This private placement resulted in the reduction to $0.75 per share of the conversion price of the Series B Preferred Stock that had not been converted as of such date. Most of the additional shares of Common Stock issuable as a result of the reduction in the conversion price of such Series B Preferred Stock are not included in this Registration Statement. The Original Registration Statement that was filed in July 2005 included approximately 1.46 million shares that can be used to satisfy, in part, the share requirements upon conversion of such Series B Preferred Stock. We intend to file in the near future a new registration statement relating to the resale of approximately 2.1 million additional shares of our Common Stock issuable as a result of the reduction in the conversion price of the Series B Preferred Stock and that are not included in this Registration Statement.

          Lastly, in August 2004, we secured from an institutional investor a $6 million equity line (the "Equity Line") on which we can draw from time to time during a 24-month period following the effectiveness of a separate registration statement, subject to certain conditions. The Equity Line allows us to sell up to $6 million of Common Stock at 98% of the then current market price, but in no event at less than $2.00 per share. We also issued to the equity line investor five year warrants to purchase up to 333,333 shares of Common Stock at a per share exercise price of $2.00. These warrants are subject to cashless exercise following the first anniversary of issuance if at the time of exercise there is no effective registration statement in effect covering the resale of these shares. Under our agreements with the Equity Line investor we are obligated to file a separate registration statement covering the Common Stock issuable pursuant to the Equity Line by a date that is not earlier than the 90th day following the effective date of the registration statement that we intend to file on behalf of the holders of our Convertible Debentures nor later than the 120th day after such date. The shares of Common Stock issuable upon our drawing down on the Equity Line and exercise of the warrant will be saleable without restriction immediately upon issuance. The issuance of Common Stock upon our drawing down on the Equity Line or exercise of the warrant would further dilute the interest in our company represented by each share of Common Stock and may adversely affect the prevailing market price of our Common Stock.

WE HAVE A LIMITED NUMBER OF AUTHORIZED SHARES OF COMMON STOCK AVAILABLE FOR ISSUANCE AND IF OUR STOCKHOLDERS DO NOT APPROVE AN INCREASE IN THE AUTHORIZED NUMBER OF SHARES OF OUR COMMON STOCK WE WILL BE UNABLE TO RAISE ADDITIONAL CAPITAL.

          As of October 16, 2006, we had 100 million authorized shares of Common Stock, of which 27,946,979 shares of our Common Stock were issued and outstanding and approximately an additional 70.6 million shares are reserved for issuance upon exercise or conversion of outstanding options, warrants and convertible securities. Thus, we have only approximately 1.5 million shares of Common Stock available for issuance. If our stockholders do not approve of the increase in the number of authorized shares of Common Stock if and when requested to by our Board of Directors, our ability to raise additional capital through the issuance of Common Stock or securities convertible into or exercisable for our Common Stock will be severely limited.

OUR STOCK PRICE IS VOLATILE.

          The trading price for our Common Stock has been volatile. The price has changed dramatically over short periods, including changes of over 50% percent in a single day. An investment in our Common Stock is subject to such volatility and, consequently, is subject to significant risk.

ADDITIONAL BURDENS IMPOSED UPON BROKER-DEALERS BY THE APPLICATION OF THE "PENNY STOCK" RULES TO OUR COMMON STOCK MAY LIMIT THE MARKET FOR OUR COMMON STOCK.

          Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current prices and volume information with respect to transactions in such securities are provided by the exchange or system). If our Common Stock continues to be offered at a market price less than $5.00 per share, and does not qualify for any exemption from the penny stock regulations, our Common Stock will continue to be subject to these additional regulations relating to low-priced stocks.

          The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These requirements have historically resulted in reducing the level of trading activity in securities that become subject to the penny stock rules.

          The additional burdens imposed upon broker-dealers by these penny stock requirements may discourage broker-dealers from effecting transactions in the Common Stock, which could severely limit the market liquidity of our Common Stock and our shareholders' ability to sell our Common Stock in the secondary market.

                           FORWARD-LOOKING STATEMENTS

          This Prospectus contains certain financial information and statements regarding our operations and financial prospects of a forward-looking nature. Any statements contained in this prospectus, which are not statements of historical fact, may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as, "may", "will", "intend", "expect", "believe", "anticipate", "could", "estimate", "plan" or "continue" or the negative variations of those words or comparable terminology are intended to identify forward-looking statements. We make forward-looking statements in this prospectus, regarding, among other items:

     o statements regarding our overall strategy relating to the design, development, implementation and marketing of our proposed products;

     o statements regarding the plans and objectives of our management for future operations and the size and nature of the costs we expect to incur and the people and services we may employ;

     o statements regarding the future of broadband access solutions and opportunities therein, our competition or regulations that may affect us;

     o    statements regarding our ability to compete with third parties;

     o any statements using the words "anticipate," "believe," "estimate," "expect," "intend," "may," "will," "should," "expect," "plan," "predict," "potential," "continue" and similar words; and

     o    any statements other than historical fact.

There can be no assurance of any kind that such forward-looking information and statements will be reflective in any way of our actual future operations and/or financial results, and any of such information and statements should not be relied upon either in whole or in part in connection with any decision to invest in the shares. There are a number of important factors that could cause actual events or our actual results to differ materially from those indicated by such forward-looking statements. These factors include, without limitation, those set forth above under the caption "Risk Factors" included in this prospectus and other factors expressed from time to time in our filings with the Securities and Exchange Commission ("SEC"). We do not undertake to update any forward-looking statements.

                                 USE OF PROCEEDS

          The selling stockholders will receive the net proceeds from sales of the shares of the Common Stock included in this Prospectus. We will not receive any proceeds from the sale of Common Stock by the selling stockholders.

          Assuming all of the warrants and options for which the underlying shares of Common Stock that are covered by this Prospectus are exercised for cash, we will receive approximately $15.6 million in cash proceeds (before deducting fees and commission). The holders of warrants having an aggregate exercise price of approximately $15.4 million have cashless exercise provisions that become effective under certain conditions and if these warrants are exercised by the cashless exercise provision, then we will not receive any cash proceeds from the exercise of those warrants. See, also "DESCRIPTION OF AGREEMENTS WITH THE HOLDERS OF THE CONVERTIBLE PREFERRED STOCK."

   DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE CONVERTIBLE PREFERRED
                                      STOCK

          We are registering the shares offered hereby primarily in order to satisfy our obligations to the holders of our Convertible Preferred Stock.

          On August 9, 2004, under a Securities Purchase Agreement, dated as of July 30, 2004 (the

"Securities Purchase Agreement"), with each of the holders of the Convertible Preferred Stock we received gross proceeds of $5.25 million from the private placement of 52,500 shares of our Convertible Preferred Stock. In connection with the issuance of the Convertible Preferred Stock, we issued to the holders of the Convertible Preferred Stock five-year warrants to purchase up to 3.5 million shares of our Common Stock at an exercise price of $1.50 per share and up to 3.5 million shares of our Common Stock at an exercise price of $2.50 per share (collectively the "Warrants"). As of October 16, 2006 there were 11,928 shares of Convertible Preferred Stock and Warrants to purchase 7 million shares of Common Stock outstanding.

          Concurrently with the placement of our Convertible Preferred Stock, we secured from an institutional investor a $6 million equity line (the "Equity Line"). In connection therewith, we undertook to file a separate registration statement (the "Equity Line Registration Statement") covering the Common Stock issuable pursuant to the Equity Line by a date that is not earlier than the 90th day following the effective date of the registration statement covering the resale of the shares of Common Stock issuable upon conversion of the Convertible Preferred Stock nor later than the 120th day after such date. That registration statement became effective on February 11, 2005. The Equity Line investor subsequently suspended our obligation to file the Equity Line Registration Statement. In April 2006, we entered into an agreement with the Equity Line investor pursuant to which we agreed to file the Equity Line Registration Statement between 90 and 120 days after the effective date of any resale registration statement that we file in connection with a private placement of our long-term debt or equity securities resulting in aggregate proceeds to us of at least $6.0 million. The shares issuable under the Equity Line are not covered by this Prospectus.

          The rights and preferences of the Convertible Preferred Stock are set forth in a Certificate of Designations of Rights and Preferences that we filed with the Secretary of State of the State of Delaware on July 30, 2004. The following is a summary of its principal rights and preferences. Each share of Convertible Preferred Stock has a stated value of $100 and is convertible into shares of Common Stock at an initial conversion price of $0.75 per share, subject to adjustment in the event of certain capital adjustments or similar transactions, such as a stock split or merger. Dividends at the rate of 7% per annum are payable on a semi-annual basis and on conversion and may be paid, at our option, either in cash or in shares of Common Stock at a rate equal to the conversion price then in effect. The option to pay dividends in shares of our Common Stock, however, is subject to the condition that the issuance of such shares of Common Stock to the holder cannot result in such holder and its affiliates beneficially owning more than 4.99% of the shares of our Common Stock outstanding immediately after such issuance (this limitation is further discussed below in this section) and that at the time of payment there be in effect an effective registration statement covering these shares. The Convertible Preferred Stock is convertible at any time. If not converted earlier, the Convertible Preferred Stock will automatically convert on the fifth anniversary of issuance (subject to certain limitations which might defer the automatic conversion of some shares of such preferred stock to a later date) into shares of Common Stock at the conversion price then in effect.

          The Warrants are exercisable at any time through August 31, 2009. The exercise price of each Warrant is subject to adjustment if there are certain capital adjustments or similar transactions, such as a stock split or merger. Holders are entitled to exercise their Warrants on a "cashless" basis following the first anniversary of issuance if the Registration Statement is not in effect at the time of exercise. If the holder elects the cashless exercise option, it will receive a lesser number of shares and we will not receive any cash proceeds from that exercise. The lesser number of shares which the holder will receive is determined by a formula that takes into account the closing bid price of our Common Stock on the trading day immediately before the Warrant exercise. That closing price is multiplied by the full number of shares for which the Warrant is then being exercised. That result is reduced by the total exercise price the holder would have paid for those shares if it had not elected a cashless exercise. The number of shares actually issued under the cashless exercise option is equal to the balance amount divided by the closing price referred to above.

          The terms of the Convertible Preferred Stock and Warrants specify that the beneficial owner can convert such preferred stock or exercise such warrant in accordance with their respective terms by giving notice to us. However, the holder may not convert the Convertible Preferred Stock or exercise its Warrant to the extent that such conversion or exercise would result in such owner and its affiliates beneficially owning more than 4.99% of our stock then outstanding (after taking into account the shares of our Common Stock issuable upon such conversion or warrant exercise). If the holder then disposes of some or all of its holdings, it can again convert its preferred stock or exercise its warrant, subject to the same limitation.

          Pursuant to the Securities Purchase Agreement and a Registration Rights Agreement executed and delivered at the same time, we were obligated initially to register under the Act the number of shares issuable on conversion in full of the Convertible Preferred Stock outstanding plus dividends thereon accrued through the third anniversary of the issuance thereof and the number of shares of Common Stock issuable upon exercise of the Warrants, as well as our good faith estimate of certain additional shares we might have to issue to certain selling shareholders if, after the effective date, the shareholder's right to sell under the registration statement is suspended for periods in excess of those specified in the Registration Rights Agreement. We are also obligated to keep the Registration Statement of which this Prospectus forms a part effective until the earlier of the date on which the holders may sell without restriction all shares registered on their behalf under this Prospectus under Rule 144 promulgated under the Act, or the date on which such holders no longer own any of those shares.

          Pursuant to agreements with certain placement agents, we are also registering 700,000 shares of Common Stock that may become issuable upon exercise of warrants, pursuant to which (i) 350,000 shares are issuable at a per share exercise price of $1.50 and (iii) 350,000 shares are issuable at a per share exercise price of $2.50. These warrants were issued as compensation in connection with the placement of our Convertible Preferred Stock. The holders have cashless exercise rights identical to those of the investors warrants' described above.

          All of the securities issued in the transactions described above were issued without registration under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act or under Regulation D thereunder. The recipients of securities in each such transaction represented to us that they were acquiring the securities for investment only and not with a view to or for sale in connection with any distribution thereof. In each case, we believe the recipients were all "accredited investors" within the meaning of Rule 501(a) of Regulation D under the Securities Act or had such knowledge and experience in financial and business matters as to be able to evaluate the merits and risks of an investment in our Common Stock. All recipients had adequate access to information about our company. None of the transactions described above involved general solicitation or advertising.

          Finally, we are also registering 264,406 shares issuable upon exercise of certain other warrants held by persons who are neither placement agents nor holders of Convertible Preferred Stock as well as 164,406 shares held by one of our non-employee directors.

          In the Securities Purchase Agreement, we have agreed that if we enter into any offer or sale of our Common Stock (or securities convertible into Common Stock) with any third party (a "New Transaction") without the prior consent of a majority in interest of the holders of the Convertible Preferred Stock on any date which is earlier than 180 days after the effective date of the Original Registration Statement in which the (i) lowest per share purchase price contemplated thereunder or the lowest conversion price which would be applicable under the terms of such New Transaction is below the initial conversion price and/or (ii) the lowest exercise price of any warrants issued thereunder is lower than the initial exercise prices of the Warrants (such transaction being a "Lower Price Transaction"), then the terms of any unconverted share of Convertible Preferred Stock or any unexercised Warrants shall be modified to adjust the relevant conversion price in such convertible preferred stock, the warrant exercise price or the number of warrant shares to be equal to that provided in the transaction as so consummated. This period ended on August 10, 2005. However, in connection with our efforts to raise working capital, in October 2006 we offered to the purchasers of the Convertible Preferred Stock to reinstate this protection in consideration of new loans (each a "Loan"; collectively the "Loans") that these persons would make to us. Under our offer (hereinafter, the "Offer"), each investor who advances a Loan to us will have the benefit of this protection with respect to three times the amount advanced to us in connection with a Loan. Under the terms of the Offer, the price protection provisions will be operative with respect to Convertible Preferred Stock and the Warrants held by such investor on the day on which the Loan is advanced to us from that closing date through August 31, 2007. The Offer was also made to the purchasers of our Series B Preferred Stock. We raised on October 23, 2006 (the "Initial Closing Date") $600,000 from two of these investors. Our Offer is being made to obtain Loans for up to a maximum of $2 million in advances. Additional loans, if any, will be advanced to us in separate closings subsequent to the Initial Closing Date. The extended protection hereunder is available only to the investors who participate in our Offer.

          Under the Registration Rights Agreement, we will be obligated to pay liquidated damages to the holders of the Convertible Preferred Stock if the effectiveness of the Registration Statement is suspended for more than certain permitted periods. The permitted suspension periods are any one or more periods during any consecutive 12-month period aggregating not more than 50 days, but each period shall neither be for more than 20 days nor begin less than ten days after the preceding suspension period ended (the date any such suspension commences, beyond such permitted restrictions, is referred to as a "Restricted Sale Date"). The amount that we must pay to the holders of the Convertible Preferred Stock in payment of the liquidated damages incurred during any 30-day period after a Restricted Sale Date (and pro rata for any such period which is less than 30 days) will be 1% of the sum of (X) the stated value of all preferred stock not yet converted and (Y) the stated value of such preferred stock converted within the preceding 30 days but not yet sold. Both the Company and the Convertible Preferred Stock holders have the right to have these liquidated damages paid in shares of Common Stock (valued at the conversion price). The registration statement was originally declared effective on February 11, 2005. Accordingly, approximately $115,000 in penalties have accrued in respect of the suspension of effectiveness of the registration statement in November 2005 as of August 10, 2006 (the date on which the liquidated damages cease accruing). In addition, prior to effectiveness of the Original Registration Statement, approximately $199,500 in liquidated damages have accrued in respect of the late filing/effectiveness of such registration statement. At their option, the holders are entitled to have these liquidated damages paid in registered shares at the effective conversion rate.

          Reference is made to the Certificate of Designations of Convertible Preferred Stock, the form of Warrant, the Securities Purchase Agreement, the Registration Rights Agreement and the form of Principal's Agreement filed as exhibits to our Current Report on Form 8-K that was filed on August 12, 2004 for more complete description of the complex provisions that are summarized under this caption.

                                 DIVIDEND POLICY

          We have not declared or paid dividends on our Common Stock since our formation, and we do not anticipate paying dividends in the foreseeable future. Declaration or payment of dividends, if any, in the future, will be at the discretion of our Board of Directors and will depend on our then current financial condition, results of operations, capital requirements and other factors deemed relevant by the board of directors.

                         PRICE RANGE OF OUR COMMON STOCK

          Our Common Stock is traded on the OTC Bulletin Board of the National Association of Securities Dealers, Inc., Automated Quotation System under the symbol "AANI". Prior to May 28, 2004, our Common Stock was quoted under the symbol "TTRE". Although trading in our Common Stock has occurred on a relatively consistent basis, the volume of shares traded has been limited. There can be no assurance the current market will be maintained or that a liquid market for our Common Stock will be available in the future. Investors should not rely on historical stock price performance as an indication of future price performance.

          The following table shows the quarterly high and low bid prices for our Common Stock over the last two completed fiscal years and over the first three quarters of the current fiscal year, as reported on the OTC Bulletin Board. The prices represent quotations by dealers without adjustments for retail mark-ups, mark-downs or commission and may not represent actual transactions. The closing price of our Common Stock on October 19, 2006 was $0.81 per share.

                                                  LOW      HIGH
                                                 ------   -----
                 Year Ending December 31, 2006
                    First Quarter                $ 0.52   $1.01
                    Second Quarter               $ 0.71   $1.25
                    Third Quarter                $ 0.52   $0.77

                 Year Ended December 31, 2005
                    First Quarter                $ 0.82   $1.36
                    Second Quarter               $ 0.82   $1.26
                    Third Quarter                $ 0.75   $1.09
                    Fourth Quarter               $ 0.75   $1.00

                 Year Ended December 31, 2004
                    First Quarter                $ 0.25   $1.00
                    Second Quarter               $ 0.52   $1.05
                    Third Quarter                $ 0.76   $1.15
                    Fourth Quarter               $ 0.85   $2.00

          As of October 16, 2006, there were approximately 172 holders of record of our Common Stock. We believe that a significant number of shares of our Common Stock are held in either nominee name or street name brokerage accounts and, consequently, we are unable to determine the number of beneficial owners of our stock.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

          The following discussion should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this Prospectus.

OVERVIEW

          We are engaged in the design, development and marketing of next-generation technology-based broadband access solutions for voice, video and data services. Our initial products are designed to deliver "triple play" (voice, video and data) broadband communication. These products are designed for placement at various points in the network infrastructure layout. We are marketing our initial products to communications carriers, municipal authorities and communication equipment companies.

          Our initial QoStream product line is comprised of premises gateways, aggregation switches and a network management systems. Our initial QoStream products include technologies licensed from Lucent Technologies, Inc. ("Lucent") as well as technologies developed jointly with Lucent. Lucent has granted us a worldwide and perpetual non-exclusive license to manufacture, develop and sell products designed to deliver broadband access solutions that use Lucent's technologies and related patents. Recently, we developed a stand-alone triple play home gateway product that is designed to inter-operate with other standards-based devices deployed in the central offices of carriers or in the field.

          We continue to upgrade and improve our Qostream product line to encompass sophisticated network interfaces, expanded feature sets and increased inter-operability with in-house wiring, including copper based facilities. For example, in December 2005, we unveiled new features on our QoStream AS5000 Aggregator Switch and QoStream PG1000 Premises Gateway products that are designed to enable a network operator to connect to a home or office and provide sufficient bandwidth to enable voice, data, and video services over the existing copper wires already in the ground. Additional feature upgrades that we are working on include the ability for our gateways to distribute services within a served premise over existing copper coaxial cables and possibly over telephone wires.

INITIAL COMMERCIALIZATION OF QOSTREAM PRODUCT LINE

          Our business involves the development of new broadband access products with no significant market penetration. We cannot predict when or to what extent our QoStream product line or future extended applications will begin to produce significant revenues, or whether we will ever reach profitability.

          In December 2005, Salsgiver Inc., an ISP, agreed to purchase our PG1000 Premises Gateways and AS5000 Aggregation Switches to support their service build-out in the Allegheny Valley Region of Western Pennsylvania. We shipped our first units under this purchase order in March 2006. This was our first significant sale in the U.S. market.

          In April 2006, we entered into an agreement with Motorola Wireline Networks, Inc. ("Motorola"), a subsidiary of Motorola, Inc., pursuant to which Motorola will distribute under the Motorola brand a family of up to three IP Home Gateway products to be jointly developed by us and Motorola. Additionally, we have granted Motorola the exclusive right to distribute our PG 1000 and HG-V100 products to certain specified major telecommunications carriers in the United States and Canada.

RESULTS OF OPERATIONS

COMPARISON OF THE SIX AND THREE MONTHS ENDED JUNE 30, 2006 AND THE SIX AND THREE MONTHS ENDED JUNE 30, 2005

          SALES AND COSTS OF GOODS SOLD. Revenues for the six months and three months ended June 30, 2006 were $25,379 and $0, respectively. Revenues for the six and three months ended June 30, 2005 were $5,248and $2,598, respectively We recorded unit sales from our QoStream product line for the first time during the three month period ended March 31, 2005. Cost of goods sold were $19,747 and $0 during the six and three months ended June 30, 2006, respectively, and $5,846 and $2,705 during the corresponding periods in 2005.

          RESEARCH AND DEVELOPMENT EXPENSE. Research and development expenses consist of expenses incurred primarily in product designing, developing and testing. These expenses consist primarily of salaries and related expenses for personnel, contract design and testing services and supplies used and consulting and license fees paid to third parties. Research and development expenses for the six and three months ended June 30, 2006 were $2,419,017 and $1,151,903, respectively and $2,063,462 and
$1,001,085 for the comparable periods in 2005. The increase in research and development expenses during the 2006 periods is primarily attributable to additional stock based compensation recorded in respect of stock options granted to employees and the implementation of SFAS 123R effective January 1, 2006 as well as increased development costs of our products.

          SALES AND MARKETING. Sales and marketing expenses consist primarily of salaries and related expenses for personnel, consulting fees, and trade show expenses incurred in product distribution. Sales and marketing expenses for the six and three months ended June 30, 2006 were $839,495 and $412,016, respectively, and $1,078,540 and $637,060 for the corresponding periods in 2005. The decrease is primarily attributable to a shift in personnel costs from marketing to research and development of our products.

          GENERAL AND ADMINISTRATIVE EXPENSE. General and administrative expenses consist primarily of salaries and other related costs for personnel in executive and other functions. Other significant costs include professional fees for legal, accounting, investor relations and other services. General and administrative expenses for the six and three months ended June 30, 2006 were $1,955,973 and $710,015, respectively, and $935,575 and $496,506 for the corresponding periods in 2005. The increase in general and administrative expenses during the 2006 periods is attributable to stock based compensation recorded for stock options granted to employees and the implementation of SFAS 123R effective January 1, 2006 and, an increase in personnel costs and outside services.

COMPARISON OF THE YEARS ENDED DECEMBER 31, 2005 AND DECEMBER 31, 2004.

          SALES AND COSTS OF GOODS SOLD. Revenues for the year ended December 31, 2005 were $5,548 and were derived from unit sales of the QoStream product line and related hardware. We recorded revenues for the first time during the quarter ended March 31, 2005. Cost of goods sold in the amount of $6,078 for the year ended December 31, 2005 exceeded sales resulting in negative gross profit. Certain of the units were sold to a customer at a discount to the anticipated market price due to the necessity of further testing and evaluation. No revenues or cost of goods were recorded for the year ended December 31, 2004.

          RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses consist of expenses incurred primarily in product designing, developing and testing. These expenses consist primarily of salaries and related expenses for personnel, contract design and testing services and supplies used and consulting and license fees paid to third parties.

          For the years ended December 31, 2005 and 2004, our research and development expenses were $3,975,852 and $3,222,695, respectively. The increase in research and development expenses during 2005 as compared to 2004 is primarily attributable to the increase in amounts incurred for personnel, contracted labor and certain materials and supplies used in product development and enhancement.

          SALES AND MARKETING. Sales and marketing expenses consist primarily of salaries and related expenses for personnel, consulting fees, and trade show expenses incurred in product distribution.

          Sales and marketing expenses for the years ended December 31, 2005 and 2004 were $2,422,999 and $505,313, respectively. The increase in sales and marketing expenses during 2005 as compared to 2004 is primarily attributable to the hiring of additional marketing and sales personnel during 2005 and other marketing costs, such as trade shows.

          GENERAL AND ADMINISTRATIVE EXPENSE. General and administrative expenses consist primarily of salaries and other related costs for personnel in executive and other functions. Other significant components of general and administrative costs include professional fees for legal, accounting and other services. General and administrative expenses for the years ended December 31, 2005 and 2004 were $2,209,171 and $1,860,959, respectively. The increase in general and administrative expenses during the 2005 period compared to the 2004 period is primarily attributable to the hiring of additional executive and staff positions.

CRITICAL ACCOUNTING POLICIES

          Our consolidated financial statements and accompanying notes have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires we make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Management continually evaluates the accounting policies and estimates it uses to prepare the consolidated financial statements. We base our estimates on historical experience and assumptions believed to be reasonable under current facts and circumstances. Actual amounts and results could differ from these estimates made by management.

          We do not participate in, nor have we created, any off-balance sheet special purpose entities or other off-balance sheet financing. In addition, we do not enter into any derivative financial instruments for speculative purposes and uses derivative financial instruments primarily for managing its exposure to changes in interest rates.

Stock-based Compensation

          In December 2004, the FASB issued FAS No. 123R, "Share-Based Payment" (FAS 123R) that amends FAS 123, and FAS No. 95, "Statement of Cash Flows" and supersedes Accounting Principles Board (APB) Opinion No. 25, " Accounting for Stock Issued to Employees," and related interpretations (APB 25). As of January 1, 2006, FAS 123R requires us to measure the cost of employee services received in exchange for an award of equity instruments, such as stock options, based on the grant-date fair value of the award and to recognize such cost over the requisite period during which an employee provides service. The grant-date fair value will be determined using option-pricing models adjusted for unique characteristics of the equity instruments. FAS 123R also addresses the accounting for transactions in which a company incurs liabilities in exchange for goods or services that are based on the fair value of our equity instruments or that may be settled through the issuance of such equity instruments. The statement does not change the accounting for transactions in which we issue equity instruments for services to non-employees. The pro forma disclosures previously permitted under FAS 123 no longer will be an alternative to financial statement recognition.

          We adopted FAS 123R on January 1, 2006 and use the modified prospective method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of FAS 123R for all share-based payments granted after the effective date and (b) based on the requirements of FAS 123R for all awards granted to employees prior to the effective date of FAS 123R that remain unvested on the effective date. As a result, our net loss for the six months ended June 30, 2006 is $673,694 higher than if we had continued to account for the share based payment under APB 25. In addition, there was $990,558 of unvested employee options as of January 1, 2006 that was recorded as deferred compensation and additional paid in capital.

          Prior to January 1, 2006, we accounted for awards granted under those plans following the recognition and measurement principles of APB 25.

Capitalized Software Development Costs

          Capitalization of software development costs in accordance with SFAS No. 86 begins upon the establishment of technological feasibility. Technological feasibility for the Company's computer software is generally based upon achievement of a detail program design free of high risk development issues and the completion of research and development on the product hardware in which it is to be used. The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized computer software development costs requires considerable judgment by management with respect to certain external factors, including, but not limited to, technological feasibility, anticipated future gross revenue, estimated economic life and changes in software and hardware technology. Amortization of capitalized software development costs commences when the related products become available for general release to customers.

LIQUIDITY AND CAPITAL RESOURCES

          Cash balances were approximately $3 million at June 30, 2006 and $333,787 at December 31, 2005. The increase in cash balances at June 30, 2006 is primarily attributable to the placement of the May 2006 Debentures discussed below. As of October 24, 2006, following the initial closing of the bridge loan, cash balances were approximately $550,000.

          Net cash used during the six months ended June 30, 2006 consisted of operating activities of approximately $4.3 million, the purchase of property and equipment and the costs associated with internally developed software of approximately $600,000. Net cash used during the corresponding period in 2005 consisted of operating activities of approximately $4.1 million, the purchase of property and equipment and the costs associated with internally developed software of approximately $900,000.

          Net cash provided by financing activities during the six months ended June 30, 2006 was approximately $7.7 million compared to approximately $7.1 million in the corresponding period in 2005. Net cash provided by financing activities during the 2006 period was the result of proceeds from the issuance of (i) short-term notes in the aggregate principal amount of $2,581,500 offset by financing costs of $166,620 and original issue discount of $131,500 and (ii) the issuance of our two year 8% secured convertible debenture in May 2006 in connection with the private placement discussed below. Net cash provided by financing activities during the corresponding period in 2005 was the result of the exercise of stock warrants and proceeds from the placement in April and May 2006 of our Series B Preferred Stock.

          From our inception in August 1994, we have financed our operations through the sale of our securities. Set forth below is a summary of our recent financings.

          In October 2006, we entered into a bridge loan agreement with one of the purchasers of the Series B Preferred Stock pursuant to which we borrowed as of October 23, 2006 (the "Initial Closing Date") the gross amount of $600,000 (prior to the payment of offering related fees and expenses). The funds were raised in response to an offer we made to the holders of the purchasers of the Convertible Preferred Stock and the purchasers of our Series B Preferred Stock to reinstate for a specified period certain price protection provisions that were contained in the purchase agreements relating to these securities. See "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE CONVERTIBLE PREFERRED STOCK." Under the terms of our offer, we are seeking to raise up to $2 million from these investors. Additional loans, if any, will be advanced to us in separate closings. The loans will be evidenced by our promissory notes (each, a "Note" and collectively, "Notes") in the principal amount equal to the amount advanced by investor multiplied by the Applicable Percentage. The "Applicable Percentage" is the percentage which is equal to (x) one hundred percent (100%), plus (y) (1) the percent equal to twenty-four percent (24%), multiplied by (2) the fraction, of which the numerator is the number of days from the closing date of the Loan for the relevant investor until February 20, 2007 ("the Stated Maturity Date"), which is 120 days from the Initial Closing Date, and the denominator is 360. Each of the notes, whether issued on the Initial Closing Date or a subsequent closing date, are scheduled to mature on the date (the "Maturity Date") which is the earliest of (i) the Stated Maturity Date or (ii) the date on which we consummate a subsequent financing that generates, on a cumulative basis with all other financings (except for the proceeds of these loans and other limited exceptions specified in the promissory notes evidencing the loans), gross proceeds to us of at least $2 million (the "Subsequent Capital Financing") or (iii) the date on which an investor accelerates payment on the note evidencing a loan while there is existing an Event of Default under that note.

          On May 5, 2006, we raised gross proceeds of $10 million from the private placement to certain institutional and individual investors of our two-year 8% Senior Secured Convertible Debentures (the "May 2006 Debentures"). At closing, we received net proceeds of approximately $5.2 million, after payment of offering related fees and expenses and after the repayment of bridge loans made between December 2005 and April 2006 in the aggregate amount of $3,691,500 (inclusive of $30,000 in related fees). Certain of the investors in these bridge loans elected to participate in the Convertible Debenture transaction and, accordingly, approximately $850,000 in principal amount of bridge loans was offset against these investors' purchases of the Convertible Debentures. The investors in this private placement have a lien on all of our assets, including our intellectual property.

          On April 26, 2005, we completed a private placement to certain individual and institutional investors of 60,000 shares of our newly designated Series B 8% Convertible Preferred Stock, par value $0.001 per share (the "Series B Preferred Stock") for gross proceeds of $6 million. Thereafter, on May 9, 2005, we sold to institutional investors an additional 17,650 shares of Series B Preferred Stock for aggregate gross proceeds of $1,765,000 (together with the private placement completed in April 2005, the "2005 Private Placement"). We received aggregate net proceeds of approximately $5,590,000 from the closings of the 2005 Private Placement, following repayment of the outstanding principal and accrued interest on the bridge loans and payment of offering related expenses. We issued to the purchasers of the Series B Preferred Stock five-year warrants to purchase, in the aggregate, up to 3,844,062 shares of Common Stock at a per share exercise price of $1.50, subject to adjustment in certain circumstances.

          On December 22, 2005, we entered into a bridge loan agreement with two institutional investors pursuant to which we borrowed $1.0 million from these investors. On January 20, 2006, we entered into a bridge loan agreement on identical terms with three private investors pursuant to which we borrowed an additional $500,000. In February and March 2006, we entered into bridge loan agreements with one of the institutional investors who participated in the December 2005 bridge loan pursuant to which we borrowed $1.5 million. Additionally, in April 2006, we entered into a bridge loan agreement with two institutional investors pursuant to which we borrowed $450,000. On May 5, 2006, we repaid all of the amounts owed on these short-term loans from the proceeds of the May 2006 Debentures.

          On April 5, 2006, we entered into a Strategic Alliance Agreement with Motorola pursuant to which we and Motorola will jointly develop a family of three IP Home gateways that will provide expanded support for data, IPTV, High Definition TV, and Digital Video Recorders using Motorola's existing Multi-Service Access Platform for exclusive distribution by Motorola under the Motorola brand. The Agreement with Motorola provides, among other things, that Motorola will pay to us $1.9 million for engineering costs associated with the development of these products, of which amount we have received as of October 10, 2006 approximately $900,000 with the remainder to be paid in installments upon the achievement of certain agreed upon project milestones. Motorola is entitled to terminate the development program at any time prior to the completion of the development of the gateway products and, in the event that it does so, we will be entitled to retain any of the engineering costs paid or due and owing by Motorola as of the date of termination.

          We need to raise additional funds on an immediate basis in order to meet our operating requirements and to fulfill our business plan as well as satisfy the working capital loans that are scheduled to mature in February 2007. We may not be successful in our efforts to raise additional funds. Even if we raise cash to meet our immediate working capital needs, our future cash needs could be heavier than anticipated in which case we could be forced to raise additional capital. Even after we begin to sell our products, we do not yet know what payment terms will be required by our customers or if our products will be successful. At the present time, we have no commitments for any additional financing, and there can be no assurance that, if needed, additional capital will be available to us on commercially acceptable terms or at all. If we are unable to raise funds as needed, we may need to curtail expenses, further reduce planned research and development and sales and marketing efforts, forego business opportunities and cease operations. These conditions raise substantial doubts as to our ability to continue as a going concern, which may make it more difficult for us to raise additional capital when needed. However, if the warrants issued to the purchasers of the Convertible Preferred Stock, which have a per share exercise prices $1.50 and $2.50 and which are included in this Registration Statement, are exercised by these holders for cash in a net amount sufficient for our needs, we may be able to satisfy part or all of our immediate working capital requirements. No assurance can be provided, though, that these warrants will in fact be exercised in amounts sufficient for our needs. If these warrants are not so exercised, we will need to raise additional funds through public or private sales of equity securities or borrowings.

          Additional equity financings are likely to be dilutive to holders of our Common Stock and debt financing, if available, may involve significant payment obligations and covenants that restrict how we operate our business.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

          In February 2006, the FASB issued SFAS Statement No. 155, "Accounting for Certain Hybrid Financial Instruments"(SFAS 155), which amends SFAS Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS
133) and SFAS Statement No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" (SFAS 140). SFAS 155 amends SFAS 133 to narrow the scope exception for interest-only and principal-only strips on debt instruments to include only such strips representing rights to receive a specified portion of the contractual interest or principle cash flows. SFAS 155 also amends SFAS 140 to allow qualifying special-purpose entities to hold a passive derivative financial instrument pertaining to beneficial interests that itself is a derivative instruments. We are currently assessing the impact that the adoption of SFAS 155 will have on our financial position or results of operations.

          In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets" ("SFAS 156"), which amends SFAS 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," with respect to the accounting for separately recognized servicing assets and servicing liabilities. SFAS 156 permits the choice of the amortization method or the fair value measurement method, with changes in fair value recorded in income, for the subsequent measurement for each class of separately recognized servicing assets and servicing liabilities. The statement is effective for years beginning after September 15, 2006, with earlier adoption permitted. The Company does not expect SFAS 156 to have a material impact on the Company's financial position or results of operations.

          In July 2006, the FASB issued FASB Interpretation 48, "Accounting for Uncertainty in Income Taxes--an interpretation of FASB Statement No. 109" ("FIN 48"), which prescribes a recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in a tax return. Additionally, FIN 48 provides guidance on the recognition, classification, accounting in interim periods and disclosure requirements for uncertain tax positions. The accounting provisions of FIN 48 will be effective for the Company beginning January 1, 2007. The Company is in the process of determining the effect, if any, that the adoption of FIN 48 will have on its financial statements.

                             DESCRIPTION OF BUSINESS

GENERAL

          Amedia Networks, Inc. is a development stage company that designs, develops and markets Ethernet-based solutions that can be deployed with optical fibers or copper wires to offer voice, video and data broadband services. Our products enable service providers to offer voice, video and high-speed Internet access, or "triple-play" services, to their subscribers. In recent years, the volume, variety and complexity of communications traffic have increased significantly. An increasing proportion of today's communications traffic consists of digital media, including voice, video and data content, placing new demands on communications networks. A variety of service providers now seek to offer subscribers a broadband connection through which they can deliver triple-play services. Traditional telephone service providers, in particular, have faced significant challenges in delivering triple-play services over their traditional copper-based access networks.

          Our initial QoStream(TM) product line solution comprised of premises gateways, aggregation switches and a network management systems are designed to implement Fiber to the Premises (FTTP), Fiber to the Node (FTTN) and other broadband access solutions that many networking companies are currently undertaking in order to offer triple play services to their subscribers. Our initial QoStream FTTP products include technologies licensed from Lucent as well as technologies developed jointly with Lucent. Under our Development and Licensing Agreement with Lucent (the "Development and Licensing Agreement"), Lucent provided a significant amount of the development required to commercialize those initial products. Under the Development and Licensing Agreement, Lucent granted us a worldwide and perpetual non-exclusive license to manufacture, develop and sell products designed to deliver broadband access solutions that use Lucent's technologies and related patents. Recently, we developed a stand-alone triple play home gateway product that is designed to inter-operate with other standards-based devices deployed in the central offices of carriers or in the field.

          We have been engaged in the broadband access solutions business only since March 2004. From our inception in August 1994 through October 2002, we were engaged solely in the business of designing and developing digital security technologies that provide copyright protection for electronic content distributed on optical media and the Internet (the "Copy Protection Business") under the name of "TTR Technologies, Inc." We sold the Copy Protection Business in May 2003. In May 2004, we changed our name to "Amedia Networks, Inc."

          We currently market our broadband access products directly and indirectly to telecommunications carriers, cable and video providers, governments, public utilities, and municipalities around the globe. In April 2006, we entered into an agreement with Motorola Wireline Networks, Inc., a subsidiary of Motorola Inc., pursuant to which, among other things, we granted Motorola the exclusive right to distribute certain of our products to certain specified major telecommunications carriers in the United States and Canada. See "Recent Developments". Our products enable our customers to economically provision bundles of voice, data, and video related services to their subscribers by providing and managing the quantities and quality of necessary associated bandwidth. They also accommodate the multiple network architecture and deployment alternatives to which our customers may adhere.

INDUSTRY BACKGROUND

DEMAND FOR TRIPLE PLAY SERVICES

          In recent years, the volume, variety and complexity of communications traffic have increased significantly. In the past, the traffic of telephone companies consisted primarily of traditional voice communications and simple data traffic, such as facsimile and Internet email. An increasing proportion of today's communications traffic consists of digital media, including voice, video and data content. The continued growth of digital media traffic has placed new demands on communications networks, including the need for higher bandwidth capacity and increased quality of service.

          A variety of service providers, including telephone, cable and, increasingly, wireless operators, now seek to offer a broadband connection that permits end users to receive diverse digital media applications simultaneously within their homes, including voice, video and high-speed Internet access. This bundle of services is commonly referred to as "triple-play" services, and the ability of service providers to offer triple-play services to customers has become an increasingly important competitive factor. Service providers can achieve competitive and financial benefits by offering triple-play services, including retaining existing customers, acquiring new customers and maximizing revenue per customer.

          In order to deliver triple-play services to subscribers, service providers are required to make investments in their communications infrastructure and must weigh the cost of these investments against the potential loss of customers if they are unable to offer triple-play services, as well as the potential new service revenues they may gain from their existing and new customers. In addition, service providers need to carefully consider whether any new infrastructure they implement is scalable, or capable of meeting future bandwidth requirements for emerging applications, cost-effectively. As the deployment costs of new and advanced broadband technologies decline, service providers can invest in new infrastructure cost-effectively to offer triple-play services to a broader customer base today and to provide more advanced digital media applications to end users in the future.

          Traditional telephone service providers, in particular, have faced significant challenges in delivering triple-play services because the copper-based networks infrastructure is inherently bandwidth constrained and thus may not be fully capable of supporting next-generation digital media applications. In addition, telephone service providers have lost revenue from their traditional voice business as consumers are increasingly relying on mobile phone and Voice over Internet Protocol (VoIP) services instead of fixed line services. The continued loss of fixed line voice revenue is driving telephone service providers to focus on making investments necessary to provide triple-play services.

BANDWIDTH BOTTLENECK

          The current communications infrastructure consists of a variety of networks, including principally (i) core networks that include international and, inter-city, (ii) metro networks that include major intra-city links and
(ii) access networks, also known as the "first mile."

          The "first mile" is the neighborhood communications infrastructure that connects subscribers to a telephone service provider's central office or a remote node. The central office (as well as the node) is where concentrations of communications equipment are located. Access nodes are sometimes used for more economical operations when the distance between a central office and subscribers exceed certain distances. Subscribers are located at the other end of the first mile, where they use devices (including VoIP phones, personal computers with Internet access, residential gateways and HDTVs) that connect to the access network.

          The first mile continues to be the key bandwidth bottleneck in today's communications infrastructure. Currently, the bandwidth available to subscribers in the first mile is significantly less than the bandwidth available in the core networks. Core networks are capable of supporting gigabits-per-second(Gbps) of bandwidth. However, in the first mile existing broadband access technologies only deliver speeds ranging from 128 kilobits-per-second (Kbps) to a few megabits-per-second (Mbps). These speeds are insufficient for next-generation digital media applications. Several individuals in a single home accessing a variety of applications, including web surfing, video on demand, video conferencing, interactive gaming and HDTV, may in the aggregate require somewhere between 20Mbps to 100Mbps of bandwidth.

          A variety of broadband access technologies using copper based wire systems exist in the first mile today, most of which use the traditional telephone infrastructure. The most common of these are digital subscriber line
(DSL) technologies, the most advanced of which are approaching the physical limits of copper-based networks that extend over the typical range of distances found in access networks.

          To overcome the inherent limitations of existing copper-based networks within the first mile, service providers are increasingly turning to optical fiber to deliver triple-play services and enhanced performance. In some cases, the fibers will be connected directly to the premises, while in other cases, they will be connected to a node that in turn, will connect to the premises over existing copper wires using more advanced DSL protocols such as very high rate DSL or VDSL. Today's VDSL, called VDSL2, can transmit 24Mbps of bandwidth to premises located 5,000 feet from a node and up to 100Mbps of bandwidth when the node is 500 feet from the premises. A connection that is all optical, will deliver 100Mbps of bandwidth or more for far greater distances.

          Optical technology involves the transmission of data over fiber optic cables via digital pulses of light. Communication by means of light waves guided through glass fibers offers a number of advantages over conventional means of transmitting information through metallic conductors. Glass fibers carry significantly more information (bandwidth) over longer distances than metallic conductors but, unlike metallic conductors, they are not subject to electromagnetic or radio frequency interference.

          Fiber optics are well-suited to accommodate the transmission signal requirements of triple play services. These requirements refer to signal attributes such as the amount of bandwidth that can be delivered to each network endpoint, the level of delay in delivering that bandwidth (latency), the variation in the occurrences of those delays (jitter), and the service guarantees (Quality of Service) that apply differentially to each type of service.

          These and other characteristics of fiber optical strands render it an excellent match for transporting large amounts of data, and they have long been used in the core of a network. In this use, a single fiber cable would carry signals from thousands and thousands of individuals, operating at data transmission rates up to 40 gigabits per second (Gbps), and has generally been used rather than other media based on copper cables or microwave radio frequencies for both technological and economical reasons. There has also been an increased use of fiber in metro networks, where transmission rates range from 155Mbps to 10Gbps. However, the use of fiber optics in the infrastructure closer to a single subscriber at the first mile has not been economically viable until recently.

          As a result, most telephone carriers have deployed Digital Subscriber Loop Access Multiplexers (DSLAM) in their access networks to address near-term service requirements that often include both voice and data services. These devices manage traffic emanating from a subscriber traditionally using a Digital Subscriber Line (DSL) modem which has combined voice and data traffic together. The DSLAM interfaces the voice traffic to the existing "voice" network, and the data traffic to a separate "data" network. Since the data bandwidth available from a DSL service is significantly affected by the lengths of the copper cables over which it is transmitted, DSLAMs are often deployed at a node between the central office and the subscriber. In this case, fiber is extended from the Central Office deeper into the access network to the site or node where the DSLAM is located.

          Cable companies have implemented fiber in a similar manner. Generally, they have deployed fiber in the core of their networks, but have not yet been able to justify deploying fiber at the very edge of their networks closest to their subscribers. Cable networks, which were deployed far more recently than most telephone company networks, and which were designed to accommodate video services that are far more demanding in the kinds of signal attributes they require, were implemented with a different medium in the access plant: coaxial cables. This copper medium is designed to accommodate significantly more bandwidth over longer distances than the kind of copper wire used by telephone companies, although their capabilities fall far short of fiber optical strands.

          In addition to the medium of transport, networks are changing in terms of architecture and protocols that are used. Traditionally, carriers that provided voice and data services deployed them over separate networks, an approach called "overlay networks." Data traffic could be separated from voice traffic soon after it left a subscriber's interface with the network, and they were each transported and managed very differently from each other. Different provisioning software, maintenance procedures, and craft skills would be used for each of these networks. However, in response to the increased consumer demand for higher speed, less expensive, and more advanced services, some carriers, in addition to adding greater capacities for faster access networking, are starting to converge their separate voice and data services onto single integrated networks. This convergence of voice and broadband services onto a single network allows carriers to lower operating costs by eliminating much of the duplication. These developments impact both operating expenses as well as capital requirements. Today, many carriers are considering or beginning to deploy Voice over Internet protocol VoIP systems, which transmits voice services on networks designed for data.

EVOLUTION OF THE NETWORK INFRASTRUCTURE

          The movement of all voice and data traffic throughout the telecommunications network requires the use of software communications protocols that govern how information is passed within the network infrastructure. These protocols generally fall into two different categories. In one, the traffic between two points is treated as a "whole" and allocated to a dedicated circuit. In the other, the information is broken into packets and those packets travel multiple paths to get to the same destination. Circuit switching, the most common technique for transporting and switching ordinary telephone calls through telecommunications networks, was used because of its reliability; packet data in past decades was unable to offer the same assurances for delivering traffic when it was needed. The appeal of packet data - its efficient use of a network's capacity - was not able to compensate for its uncertain performance levels for voice, video, and certain data applications, especially under oversubscribed congestion situations. But that has been ameliorated in recent years with advances in many of the packet-oriented protocols.

          The first of these improved protocols adopted by telephone carriers was called Asynchronous Transport Mode Protocol (ATM). ATM provided a means of associating different levels of priorities to different kinds of cells associated with different kinds of services. While this technology paved the way for using cells to deliver services, it had associated costs - both the costs of the additional equipment required as well as the costs associated with transmitting the additional data (packet header overhead) that had to be added to the original content data in order to implement ATM. Another packet oriented protocol, Ethernet, had been widely used for data networks, but was considered lacking in terms of its ability to assure that packets would be appropriately prioritized and transmitted in a way required by a particular service. Recently, however, Ethernet has evolved from its original design so that it could now also provide a superior level of quality and performance assurance as ATM. Since Ethernet was already widely used in business and (increasingly) home networks, and would be less costly to implement, it has been embraced by many carriers as a means to further reduce the costs associated with providing their services.

          As voice traffic could be appropriately managed on packet networks, the cost advantages of deploying VoIP services become very compelling when compared to traditional circuit-based implementations and the need to maintain overlay networks. Most cable companies have adopted VoIP for their voice services. Telephone companies are migrating to VoIP as well, given its far lower cost to maintain and operate, although their timing in adopting VoIP will be determined by their strategy for dealing with their very large embedded base of voice circuit infrastructure.

          The emergence of systems to provision Ethernet networks with sufficient bandwidth and high levels of quality and performance assurance also enables an option to deliver video services in packets - or IPTV. This evolving trend holds significant promise, particularly for telephone companies seeking to deploy video services over their networks to compete with cable companies and/or to capture more revenue. Most video subscribers today receive their video from a coaxial cable that simultaneously carries all possible TV channels from which a subscriber may select one for viewing (assuming they have subscribed to those channels). When video streams are packetized, only those TV channels that are being consumed are transported from the carrier. The practical implication of this is that the total set of TV channels available for consumption are no longer limited by the capacity of the cable passing each subscriber. For services such as Video-on-Demand (VOD) and high definition (HDTV), this is a very significant factor.

          Recently, the economics associated with optical transport have improved to a point sufficient to enable their increased use in access networks. Telephony carriers are finding it increasingly advantageous to either transport signals to a node in the access plant over fiber (to obtain the benefits discussed above) and then use copper wires to finally reach the home or small office, or to use fiber all the way to the premises. In the case of newly constructed residential or business structures, most carriers find that they can economically justify deploying fiber all the way to the premises. However, for existing buildings, the expense for carriers becomes far more pronounced in the final segment - the so-called "last mile" where digging up the flower beds and cement pavements of existing homes can become very costly. But this is also beginning to change. Fiber-based systems are continuing to decline in price, and the advantages that they offer in both reduced operating expenses and new revenue opportunities is significant. In 2006, most carriers that have not yet done so will seriously consider or actually adopt one of these two different last mile (sometimes called "deep fiber") strategies.

FTTP-BASED ACCESS NETWORKS

          One deep fiber strategy is to implement a full fiber to the premises
(FTTP) system. Initial deployments of FTTP systems have occurred in rural communities, which have typically been frustrated by being under-served by their incumbent telephone and cable carriers. Several U.S. municipalities and public utility authorities in states that do not prohibit such actions, have established access services through which they sell voice, data, and / or video based services to their community constitutes. This same trend has occurred in communities in the Scandinavian region of Europe. In several Asian countries, FTTP deployments have been more "main stream" owing to a more activist position by their governments who see the resulting benefits as directly related to economic policy.

          Two general approaches are generally being used to provide FTTP access-based solutions. The first approach uses a passive optical network or PON architecture. In a PON system, digital signals are converted into light pulses and sent down a fiber which is then split into as many as 32 fibers - each carrying the same signals, and terminating at different premises. Traffic from each premises can then be sent back up those fibers onto the common fiber and back into the network. The second approach uses Ethernet, the most common protocol for managing digital packets over a network, and employs a direct oversight role as to who gets what information. In an Ethernet switched optical networking, or ESON, traffic is sent via light pulses to an Ethernet switch that can be located either in a communications office, outside in an enclosure, or in a building where the subscribers reside or work. At the Ethernet switch, subscriber-specific traffic travels down a dedicated fiber as light pulses to a specific home, apartment, or office. The standard for ESON-like networks was recently approved, although Ethernet itself has been a standard for network transport for over two decades.

          The initial deployments of PON were called APON, followed by BPON, and more recently, EPON and GPON. These newer versions of PON provide increased bandwidth and other improvements over the earlier varieties, although their basic architecture remains the same. The original APON and BPON systems were relatively more compelling than ESON since they adhered to an existing standard and used less fiber and less of what were then relatively more expensive optical components. This resulted in most of the earlier FTTP deployments being BPON-based. Several of the largest United States carriers issued requirements for their FTTP deployments that specified a PON architecture. However, optical components have since become far less expensive - particularly the lasers and receivers of the kind used in ESON networks. More important, optical fiber has undergone orders of magnitude reductions in costs. (Actually, both PON systems and ESON use about the same amount of cabling - but PON systems have fewer fibers within each cable.) PON-based systems share all of the capacity of the fiber with multiple users. A one gigabit per second link shared among 32 subscribers can yield as little as 31Mbps per subscriber. While GPON has increased the overall bandwidth available to each subscriber, it remains a shared medium which can constrain the total 1.2Gbps or 2.4Gbps of available bandwidth to 38Mbps or 75Mbps for each of 32 users. While a deployment based on fewer subscribers can drive-up the available bandwidth for each, the resulting increased costs to provision that bandwidth to all subscribers will generally preclude that option. As a reference point, ESONs can provide 100Mbps of bandwidth per subscriber in either the upstream or downstream direction.

          PON systems have greater restrictions with regards to reach. Current PON systems typically advertise that they can economically extend up to 25 km from the central office, although the actual experiences of carriers that have implemented such systems suggest that the distance is far shorter. (This is principally the result of economics: to achieve the longer reach, optics that are far more costly must be used to compensate for all of the optical power lost due to the greater distances covered and the multiple splits to distribute the common signal out to multiple fibers.) With PON systems, carriers cannot precisely isolate information related to users or faults. This means that when there is a problem with the PON network, the operator may not be able to identify the location and will need to send a technician out into the field (called a "truck roll") to search for the problem. This can drive up maintenance costs.

          ESON systems can economically extend up to 90 km from the central office, can completely isolate information streams, and remotely isolate and locate faults. Its basic architecture never allows "contact" with the content that was not intended for a given subscriber. In addition, ESON systems are inherently less complex to install and manage. They contain none of the complex engineering restrictions that PON systems have as to tolerable distances between subscribers on a PON cluster, or the distances between nearest and furthest subscribers from a Central Office of a telephone company.

          In general, carriers will increasingly find the decision to deploy ESON or PON to be less clear-cut than in past years, and will need to consider several factors, the principal one being the density of their subscriber base.

FTTN-BASED ACCESS NETWORKS

          The second "deep fiber" strategy is the deployment of fiber to a node in the access network, and then use of the existing copper telephone cables to complete the transmission link to the subscriber. The node can be as close to a few hundred feet from the subscriber (generally called Fiber to the Curb, or FTTC) to five or ten thousand feet or more. The difference between this network design and the use of a traditional remote DSLAM (see above) is the availability of new DSL technologies that can provide sufficient bandwidth to offer high bandwidth data services as well as IPTV service.

          Most recent DSL services have been implemented using a technology called Asymmetric Digital Subscriber Line (ADSL) providing a total bandwidth of roughly 1.5Mbps to 7Mbps downstream, and between 16Kbps to 800Kbps upstream over several thousand feet of copper cable. Recently, there has been considerable improvement with respect to increasing that bandwidth, and new versions of DSL, such as ADSL2+, can offer 2 Mb/s (long loops) to 24Mbps downstream (very short loops) and 1Mbps upstream.

          Currently, the most promising DSL technology is VDSL2 (Very High Speed
DSL) which can transmit at 100Mbps in both downstream and upstream directions over 600 feet, and up to 24Mbps downstream over 5,000 feet. In addition, VDSL2 is ideally designed to accommodate Ethernet traffic. (ADSL has generally been optimized for ATM traffic.) The term IP-DSLAM has recently been introduced to describe a DSLAM that terminates Ethernet-based DSL traffic.

          FTTN networks can be positioned as an interim deployment, ultimately leading to FTTP as the fiber lengths grow and the node progresses closer and closer to the subscriber - evolving into a FTTC implementation, and finally, to a direct fiber connection to the subscriber. FTTN access networks are less expensive to deploy than FTTP networks, and can offer a similar set of services for many subscribers. However, it is generally agreed that FTTN networks will not offer the same efficiencies with respect to operating expenses as FTTP networks. In addition, FTTN networks may not provide sufficient bandwidth for all services that could be offered to subscribers, and may not be able to reach some subscribers with the same services that are offered to other subscribers residing in closer proximity to the Node. Nevertheless, three of the four largest domestic telephone carriers, AT&T Corporation (formerly SBC Communications), BellSouth Corporation, and Qwest Communications have all announced their intention to implement services based on variations of FTTN.

          In addition to deploying FTTN systems based on the new DSL protocols to support higher performance for Triple Play services, some carriers are evaluating another approach called pair bonding.

          Traditional voice service requires only two insulated copper wires twisted around each other (a "twisted pair"), but most subscribers have access to multiple pairs passing by their premises. These additional pairs can be used for second or third telephone lines, fax lines, etc to which the consumer may subscribe. Pair bonding is a technology that allows transmission of more data over longer distances by dividing the DSL signal over multiple unused pairs with a lower bit rate on any of them. While this technology has promise, there are several barriers that prevent its more widespread implementation. First, pair bonding assumes that those extra pairs are in place, available, and with similar characteristics (gauge, length, unterminated stubs, condition, etc). Second, telephone companies often have extremely deficient records of their copper access plant, and so locating any candidate pairs for Pair Bonding is often difficult. Thirdly, provisioning systems must be modified to permit more than one pair to be associated with the same telephone number. Because of these factors, several vendors that offer Pair Bonding solutions often position them for business applications in areas where, due to zoning and other considerations, the carriers will have likely deployed far more pairs than they would have in more residential areas.

          Generally, the provisioning of services over VDSL2-based FTTN networks is far simpler than other FTTN options. VDSL2 has the ability to train itself on the condition and characteristics of the loop such that it optimizes the performance of transmission (bit rate, error performance, etc.) given any impacts from impairments in the existing copper plant.

MARKET FACTORS

          Given the current nature of the information networking market, we believe that it is likely that almost all carriers will adopt at least one of the two strategies for deeper fiber penetration. Specifically, service carriers must be able to provide a competitive service package which in turn requires that their access infrastructure can accommodate the associated higher bandwidth and other signal attributes in the manner previously discussed. The urgency in providing these services is the result of the intense competition between what had historically been the relatively separate operational spheres of cable, satellite, telephone, and wireless carriers. Over the last several years, satellite companies providing digital video services were able to aggressively compete against cable companies by offering a larger choice of TV channels and often higher quality products. Cable companies responded by not only introducing digital services themselves, but also by seeking new revenue sources by providing cable modem data service, and then voice services. Telephone companies, who have seen their access lines in service decline in recent years due to the impact of cellular service replacing second or even primary access lines, now experienced an additional source of market erosion from cable companies offering voice, video and data services. Service bundling by cable companies also provided a one-stop shopping appeal to consumers, introducing additional revenue erosion to telephone companies.

          Telephone companies have pursued several different approaches to launch triple play services. Some have continued to provide voice and data over their existing DSL networks, and have contracted with a satellite video provider to resell their video - often on a co-branded basis. Others have deployed a FTTP access network, and have allocated some of the downstream capacity for delivering the same kind of RF video that a cable company would deliver - broadcasting all TV channels to every subscriber. These are generally near-term measures that will likely be replaced for reasons that will soon be discussed.

          Meanwhile, cable companies, seeking additional revenue sources, have begun focusing on small and medium size business customers - a market primarily addressed by telephone companies and resellers. Their first initiative in the business market was based on a cable modem service. However, given the nature of business data and information technology requirements, cable companies have begun to implement point-to-point Ethernet services for businesses - a service that requires a network design very different from the existing cable networks.

          As carriers weigh their options for network strategies in this more competitive market, they must also accommodate several emerging trends related to how subscribers view video. HDTV sets have recently achieved a cost level that has ignited a surge of consumer demand. As such, there is an increased demand for video in HD format to be viewed on newly purchased HDTV sets. However, HD video consumes three to four times the bandwidth than Standard Definition (SD) video. Consequently, for cable companies, there is less capacity for more channels, and for telephone companies implementing Internet protocol TV
(IPTV) over certain FTTN network architectures, there may be inadequate bandwidth on the copper loop.

          The market demand for upstream bandwidth is also beginning to increase, and will likely continue to do so. File sharing, exchange of large sized digital photographs, and gaming applications are often touted as reasons. However, the availability of consumer targeted HD video cameras, currently selling for close to $1,000, hold the prospect of increasing that demand to a far larger extent than previously thought. The level of detail, the enhanced viewing experience, and the increased sense of presence enabled by the wider aspect ratio of HDTV all have the potential to make video conferencing a far more compelling option than did earlier more limited video conferencing technologies.

OUR ULTRA-BROADBAND ACCESS SOLUTIONS AND PRODUCTS

          The term "ultra-broadband" is used to characterize the amount of bandwidth required to provide a full-featured triple play service bundle consisting of voice, data, and video applications. Generally, this would be an access network capable of delivering greater than 50Mbps downstream to, and at least 25Mbps upstream from a subscriber at any given time, assuming that video is delivered by means of IP-TV.

          We have introduced two product families for providing ultra-broadband access. The first of these consists of hardware and software products that are designed to be deployed together to offer a comprehensive access solution for a particular application. For example, customers seeking to provide a FTTN access network could purchase our solution that consists of equipment that would reside at a Central Office or node, equipment that would reside at each premises, as well as a comprehensive access network management system. These products have been designed to interoperate with each other so as to optimize their total resources. This is our QoStream(TM) family of products which can be configured for use to support the following applications:

ESON FIBER TO THE PREMISES (FTTP)

          Our solution provides 100Mbps of bandwidth both downstream and upstream (symmetrically) to support full triple play services over up to 40Km of fiber from a central office with no intervening electronics ("actives.") With an intervening node, it can support full triple play services over up to 90Km of fiber from a central office. In this point-to-point switched Ethernet solution, each subscriber accesses its own dedicated (unshared) fiber. Sophisticated algorithms provide the quality of service (QoS) performance for each of the triple play services, and allow service providers to market a wide set of different service combinations based on performance and bandwidth.

VDSL2-BASED FIBER TO THE NODE (FTTN)

          The Amedia AS5000 layer 2 Ethernet aggregation switch can serve up to 48 subscribers per chassis located over 5,000 feet away from a node over copper twisted pairs through the use of VDSL2. At that distance, subscribers can receive approximately 24Mbps of bandwidth. Multiple AS5000s can also be "daisy chained" at that node to serve far more than 48 subscribers. The QoStream AS5000 aggregation switch can also simultaneously support connections via CAT5 cables, as well as fiber-based connections using ESON. Thus, the same equipment can be reused as subscribers require more bandwidth over longer distances than is achievable with VDSL2 - just by replacing a line card and deploying the fiber subscriber connection. The QoStream PG1000 Premises Gateway terminates the copper twisted-pair VDSL2 link, and enables a wide array of triple play services, wireless routing, and support for analog phones.

FIBER TO THE BUILDING (FTTB)

          Approximately 25% of U.S. Households reside in Multiple Dwelling Units
(MDUs), most of which do not have fiber in the internal risers and lateral conduits. Telephone companies seeking to provide triple play services with a FTTP solution find that they often cannot gain access to buildings to install fiber, or that those undertakings would be too costly or disruptive to tenants. And while some FTTP systems can distribute video over coaxial cables that may be in these buildings, telephone companies find they often cannot access or use that infrastructure. However, by terminating a fiber from the central office onto an AS5000 located in the building basement or rooftop, 100Mbps can be economically made available for triple play services to each apartment, with VDSL2 running over the internal copper wires to a VDSL2 Premises Gateway located in each unit.

METRO ETHERNET SMALL BUSINESS NODES

          Many of the larger telephone companies have deployed a separate network for delivering

Ethernet services over fiber to businesses. These Metro Ethernet services require high bandwidth rates as well as performance that can be guaranteed by means of service level agreements with subscribers. Many smaller businesses could be served from this same network, but are not currently connected by fiber. An Aggregation Switch with VDSL2 line cards located at the central office where the serving Ethernet Core Switch resides could serve those smaller businesses with the performance and bandwidth necessary for a business service. A variation on this application is the use of the Aggregation Switch to serve shopping malls and small office buildings (Multiple Tenant Units or MTUs) by locating that switch on-site and transmitting over the existing telephone cables to the individual tenants. Services would be terminated on a VDSL2 Premises Gateway configured for business needs in terms of the number and types of ports.

          The following are our QoStream family of products that are used to build our solutions for each of the above applications:

          QOSTREAM(TM) PG1000: a Premises Gateway product that resides at the subscriber premises and that performs data, telephony, gaming, video and local Ethernet switching functions. The PG1000 is designed to connect to the line cards of a QoStream AS5000 (below) via a fiber ESON interface, a copper twisted pair VDSL2 interface, or CAT5 cables. Subscribers connect their devices (standard analog telephones, IP telephones, HDTVs, SDTVs, computers, gaming consoles, video cameras, etc.) to the Premises Gateway via simple telephone (RJ-12) or data (RJ-45) cables, or via an optional wireless 802.11b/g (WiFi) access point and router.

          A Premises Gateway should not be confused with a modem. Gateways must manage each service independently using different bandwidth parameters, offer substantial remote monitoring, fully support IPTV, include advanced security capabilities, and integrate several functions including routing, support of VoIP, Network Interface, as well as those functions associated with a traditional modem, and often in a single integrated unit. Gateways also directly connect to primary home communication appliances, such as computers, telephones, and TV set top boxes without requiring intervening boxes that modems require, such as routers, splitters, hubs, and devices to introduce service guarantees for required triple play quality of service.

          QOSTREAM(TM) PG1000H: a Premises Gateway with the same capabilities as the PG1000, but designed for outside deployment. It can operate within more extreme temperature (-40(degree)C to +65(degree)C) and humidity ranges and other outside plant conditions, has more secure and separate physical access for the subscriber as well as for telephone company craft, and is equipped with alarms that trigger various temperature or access conditions to a remote monitoring station.

          QOSTREAM(TM) AS5000: a distributed Ethernet aggregation switch designed to route data to and from the premises gateways. Each chassis can accommodate up to six line cards - each with eight ports, for a total of 48 ports. Multiple AS5000 chasses can be linked together. This switch is very compact, and can be located inside a central office or data network center, an MDU, or outside in a cabinet or on a telephone pole in a hardened configuration without the need for expensive air conditioning to compensate for external or temperature or internally generated heat. (Not only are operational costs reduced due to less power consumption and no power backup for air-conditioning, but the probability of system failure (due to failure in the air conditioning unit) is significantly decreased.) The product is highly modular, and can accommodate multiple types of connections to the subscriber, while also providing connectivity and it connects those subscribers to a Core Ethernet Switch via from one to five 1GbE fiber connections, depending on bandwidth needs and degree of desired over subscription.

          QOSTREAM(TM) DIRECTOR: a graphical and point-and-click network management system that provides complete capability for remotely managing and operating the QoStream product line from a remote Network Operations Center
(NOC). The QoStream Director employs the industry standard Simple

Network Management Protocol (SNMPv3) for communicating with the PG1000 and the AS5000 network elements and uses standard Management Information Base (MIBs) as well as enterprise-specific MIBs for managing the various capabilities of the system. The QoStream Director provides a complete suite of management capabilities that consists of Fault, Configuration, Accounting, Performance and Security (FCAPS) management as well as topology and resource management. The Director features a Graphical User Interface (GUI) with equipment front panel views, topology views and alarm summaries. The GUI enables NOC personnel to provision bandwidth and Virtual Local Area Network (VLAN) circuits for service providers as well as individual customers with simple point-and-click mechanisms. The QoStream Director is supported in both a small network platform that can manage thousands of network elements, for larger as well as in a large network deployments, in a distributed platform that can support tens of thousands of network elements. The Director also features a northbound interface that supports industry standards for interoperating with higher level network management systems as well as service management systems for service provisioning and billing functions.

          Our other product family consists of stand-alone products that are intended to interface with equipment from other vendors rather than other QoStream devices. These products are administered from an external network management system, are fully standards-compliant, and are designed to be more self-contained. As of December 2005, we announced one product in this family: the HG-V100 Home Gateway.

          HG-V100: A Home Gateway designed to interface with a VDSL2 IPDSLAM. It is similar to the PG1000, but managed via the TR-069 industry standard for DSL device management. As is the case with the PG1000, the HG-V100 supports voice, video, wired data and wireless data. Subscribers connect their devices (standard analog telephones, VoIP telephones, HDTVs, SDTVs, computers, gaming consoles, video cameras, etc.) to the HG-V100 via simple telephone (RJ-12) or data (RJ-45) cables, or via an optional wireless 802.11b/g (WiFi) access point and router. We believe that most of the world's traditional DSL Modems, of which there are about 140 million (according to the market research firm Point Topic) will be replaced with Home Gateways similar to the HG-V100 as subscribers transition to or newly adopt Ultra-broadband services. Furthermore, the transition towards VDSL2 as the interface of choice will continue, according to market research firm Infonetics, growing to 41% of all deployments of DSL infrastructure by 2008.

          HG-V100 (OUTDOOR): The HG-V100 is also available with the same extended range capabilities as the Outdoor QoStream PG1000, and enables a carrier to mount the unit on the exterior of a building in order to more easily gain maintenance access to it.

DEMONSTRATIONS AND FIELD TESTING / COMMERCIAL AVAILABILITY

          Our initial QoStream products were first introduced to the public in their pre-release configurations in June 2004 at the industry's leading trade show and exposition event. The QoStream PG1000, QoStream AS5000, and the QoStream Director were configured so as to interconnect two virtual homes with HDTV, live video, online interactive gaming, Voice over IP, and broadband data via both wired and wireless means. The demonstration successfully showed the capabilities of these systems, including the ability to manage the bandwidth according to the parameters required for each of these applications. Hardened versions of these products for outdoor deployments were demonstrated in October 2004 at another major industry event. On the anniversary of the first demonstration, we introduced our initial VDSL capabilities at the same industry show in June of 2005, and our VDSL2 products in October 2005. In the latter event, we demonstrated three HDTVs, one SDTV, four analog phone lines, and a broadband data service all being transported over 500 feet of copper twisted pair via our PG1000 and AS5000 configured for a FTTB (MDU) application.

          We began to implement plans for the outsourced manufacturing of our products at the close of 2004 with contract manufacturers with operations in the U.S., and had some limited production capabilities by the middle of the second quarter of 2005 for selected products for international field trials. By the beginning of the third quarter of 2005, we had sufficient production capabilities to support additional customer laboratory and field trials in the U.S.

          With production of products underway, we were able to initiate 10 product pilots in 2005 with prospective customers operating in the United States and internationally. Laboratory and field trials such as these are vital for the commercialization process, not only as a prelude to revenue, but also as a means of validating our solutions that can be referenced to other prospective customers.

          Commencing June 2005, we entered into our first sales agreement for our QoStream product line with Tai Long Communications in China. Tai Long is licensed by the Chinese Government to operate broadband customer premise networks (CPN) and ISP networks. In addition, it is licensed as an Internet content provider. Ongoing field trials of our equipment have thus far been successful, and Tai Long is evaluating how to best market these services.

          In October 2005, the Company received an order from CSM Telecom, a Brazilian Telecommunications Service Provider, for QoStream PG1000 Premises Gateways, QoStream AS5000 Aggregation Switches, and the QoStream Director Network Management System, to be deployed in 100 buildings in Florianopolis, Brazil.

          Additionally in October 2005, Hans Communications, a Korean-based CATV and High-Speed Internet Service Provider operating in Mongolia, and Sejong Network Technologies, a Korean distributor and systems integrator of the Company's products announced plans to initially install 100 QoStream PG1000 Premises Gateways in Mongolia.

          In December 2005, Salsgiver Inc., an ISP, agreed to purchase our PG1000 Premises Gateways and AS5000 Aggregation Switches to support their service build-out in the Allegheny Valley Region of Western Pennsylvania. We shipped our first units under this purchase order in March 2006. This was our first sale in the U.S. market.

OUR STRATEGY

          Our goal is to become a leading designer, developer and distributor of ultra-broadband access equipment and solutions for the provisioning of triple play services. Key elements of our strategy include the following initiatives:

          INTER-OPERABILITY AND VALIDATION WITH KEY VENDOR PARTNERS: Our products do not by themselves provide the complete capability for our customers to implement a revenue generating service. For example, our QoStream AS5000 Aggregation Switch is designed to connect to a large Ethernet Core Switch, which in turn connects to network elements that provide video content, access to the internet, and access to the existing voice network. Our QoStream PG1000 Premises Gateway connects to set top boxes (STBs), telephones, computers and other devices in a home or business. In order to confirm that our products will interoperate with these other products to enable our customer to deploy a revenue generating service, we create small versions of these end-to-end configurations and confirm that services will perform as intended. In some cases where these other products are themselves undergoing considerable changes, we initiate a more encompassing relationship with the leading vendors of these products and directly engage their development teams. We also initiate such relationships when a prospective customer has indicated intent to deploy a particular vendor's products.

          In November 2004, we entered into a formal agreement with Riverstone Networks in which we each committed to undertake interoperability tests to assure that each other's products work together to provide integrated, end-to-end service capabilities. We have also extensively tested our products with equipment from companies such as Adtec Digital, TUT Systems, Verso Technologies, Amino Communications, RCA/Thompson, Cisco Networks, Extreme Networks, Infogate, and Alcatel.

          In April 2006, we entered into an agreement with Motorola Wireline Networks, Inc. (a subsidiary of Motorola, Inc.) pursuant to which we granted Motorola the exclusive right to distribute our PG 1000 and HG-V100 products to certain specified major telecommunications carriers in the United States and Canada. See "Recent Developments".

          TIME TO MARKET: A founding principal of our company has been to optimize operations for the rapid market evaluation of our products. For reasons that can be discerned from the above characterization of the market there is a strong advantage in being "first-to-market" with a commercial product. In addition, given the highly dynamic nature of this market, it is essential that development directions be acquired from "real-time" market interactions rather than from more insular secondary market research. Accordingly, we have elected to employ significant out-sourcing of non-core functions instead of relying on organic development in order to expedite our ability to get products into the market.

          For most of 2004 and part of 2005, we relied extensively on our initial contract developer, Lucent, to commercialize our prototypes. This allowed us to build our own research and development capacity while simultaneously having product in the market. We also contracted with Wipro Limited in 2004 and 2005 to develop the network management system that we had internally specified and architected. Currently, we continue to outsource non-core development projects or purchase third party hardware or software in order to optimize the use of our own resources and to speed time to market.

          COST REDUCTION INITIATIVES: Our initiative for reducing our variable costs associated with our products has several components. We have modified our engagements with contract manufacturers in order to reduce unit costs while preserving responsiveness and quality. Feedback from customers and prospective customers has allowed us to revise the desired features set and options for our products which can help us, in some cases, to eliminate non-required elements that would otherwise contribute to costs.

          In some cases, we have outsourced development projects to less costly resources in China and India. These options are invoked in only those cases not involving our core technologies and under the assurance that current or prospective critical intellectual property of Amedia is protected.

          VDSL2 INITIATIVES: In 2004, the direction of our company was primarily focused on products that could enable carriers to deploy an Ethernet-based FTTP network. Our belief was that alternatives with more limited bandwidth would not adequately allow carriers to provision triple play services, which we viewed as critical to their future. However, as the VDSL standard evolved towards VDSL2, we reassessed our initial assumptions and recognized that a VDSL2-based Ethernet network using copper twisted pair could be viable for many carriers. Accordingly, we initiated a rapid development effort aimed at being first-to-market with VDSL2-based products.

     o    In February 2005, we announced our initial VDSL-based
          Fiber-to-the-Node / Curb solution that was also designed for use in MDUs - the first of its kind in the market.

     o In October 2005, we announced a VDSL2-based Home Gateway, the HG-V100, that was the first of its kind to be available in the market.

     o In October 2005, we also announced that the HG-V100 would be available in a carrier-grade / hardened version that could be mounted outdoors and reliably operate in temperatures ranging from -40(degree)C to +60(degree)C. This was the first such product announced and available to customers.

          LEVERAGE LEADERSHIP ASSETS: The Amedia leadership team has a rich and lengthy background in telecommunications. Each member of our management team has a long record of interactions with senior executives of many of the major telecommunications firms in the world. Our Board of Directors also has members with considerable industry experience, including a former Chief Technology Officer (CTO) of Bell Laboratories, and a former President of both Lucent's and Nortel's North America Divisions. In addition, in November 2005, we created a Corporate Advisory Board to advise the senior management team on strategic and overall business development. The Advisory Board initially includes individuals who have led major telecommunications companies as the CEO or as a key senior executive, have authored ground-breaking papers and books related to the evolving networking landscape, and have been at the forefront of the implementation of pioneering technologies.

          This level of experience enables us to more aggressively pursue international opportunities, more effectively prepare for commercial deployments, gain insights from senior level executives of major carriers, and implement carrier-grade features at a level uncharacteristic of an enterprise that has only been in operations for fewer than two years.

          LEVERAGE COMPETITIVE ADVANTAGES RELATED TO SERVICE QUALITY: A key factor in the success of any vendor in the ultra-broadband solutions market is their products' ability to independently manage and maintain performance levels of each of the services within a triple play offering. Many early VoIP services were plagued by deteriorating data performance when a telephone was in use. Carriers will not deploy products that result in their subscriber experiencing pixilation or frozen frames on a newly-acquired HDTV every time a phone call is made or a large download of data occurs - they will require more service guarantees for all services. And while a high level of bandwidth and a standards-based implementation are required, they are in and of themselves, not sufficient to insure a satisfactory level of performance.

          Our products have been designed with highly innovative approaches to insure that the performance of each service can be uniquely managed based on service priority and that optimal use of resources is obtained to eliminate dropped packets for high priority services such as video and voice and to minimize overall dropped packets and other factors impacting the quality of those services. We believe our products have a leading position in the market in this respect.

THE LUCENT LICENSE

          In January 2004, we entered our Development and Licensing Agreement with Lucent pursuant to which Lucent developed and is licensing to us the first generation versions of our premises gateway and our aggregation switch. In the course of the development of these components, we concluded that in order for us to compete more effectively in the broadband access market, these components required significant upgrade. Accordingly, since April 2004, we entered into supplementary development agreements with Lucent to upgrade the feature sets on these initial products. Under the Development and Licensing Agreement, we have a worldwide, perpetual and non-exclusive license to use certain specified related Lucent technologies and solutions to develop, market and sell broadband access products. Our initial QoStream products contain Lucent technologies, as well as technologies jointly developed by us and Lucent in the course of the development projects. Subject to certain standard restrictions, we are entitled to sublicense to third parties the rights to manufacture and sell these products. Lucent is not restricted from using pre-existing Lucent technologies or information that is incorporated in these products.

          All technologies and information, including the object or source code, that are developed as direct result of the development efforts taken under the development projects with Lucent are jointly owned by us and Lucent (each, a "Joint Invention"). Lucent, however, is the sole owner of all pre-existing Lucent technologies incorporated in the licensed products. Lucent has agreed not to use, through January 2014, any new Joint Inventions for the purpose of developing and selling any products that may directly compete with the QoStream PG1000 or the QoStream AS5000.

          Under the Development and Licensing Agreement, Lucent is entitled to 1.5% of revenue sources from our Gateway and Switch products that include Lucent owned technologies, provided that no royalties accrue or become payable until July 10, 2008.

          Subject to timely payment of all amounts due under the Development and Licensing Agreement (including the royalties and revenue fees), the licenses granted us under the Development and Licensing Agreement continue in perpetuity notwithstanding any termination of that agreement.

MARKETING PLAN

          Our business plan calls for the leadership team to engage in executive level selling with the top-tier global customers; a small direct domestic sales force to address other strategic accounts; and the use of distributors, resellers, sales agents, and other third parties to represent our products with most other prospective customers.

          Market communications programs were implemented to support the Company's brand and value including our participation in key domestic and global trade shows and expositions, event sponsorships, print advertisements, outbound e-mails programs, and web-based initiatives. Thought leadership programs included the authoring of multiple articles by management in industry publications, webinars, speaking engagements at several of leading conferences, and engagements with industry analysts.

          Co-marketing programs have been instituted with several other equipment vendors with whom we interoperate. For example, Riverstone Networks and TUT Systems have both represented our products with their customers, and we have reciprocated.

          In April 2006, we entered into an agreement with Motorola Wireline Networks, Inc. (a subsidiary of Motorola, Inc.) pursuant to which Motorola will distribute under the Motorola brand a family of up to three IP Home Gateway products to be jointly developed by us and Motorola. Additionally, we have granted Motorola the exclusive right to distribute our PG 1000 and HG-V100 products to certain specified major telecommunications carriers in the United States and Canada. See "Recent Developments".

RESEARCH AND DEVELOPMENT

          The market in which we compete is characterized by the rapid introduction of new technology which in turn has precipitated rapidly changing customer interests. As such, we have built a highly responsive technical and research and development group which, as of February 13, 2006, numbers 23 employees. These teams performs hardware and software engineering, systems architecture design, quality assurance, and systems testing.

          As of February 2006, our QoStream products are commercially deployable. Current development efforts are primarily focused toward feature enhancements of our products.

          However, our current and future research and development efforts are subject to our raising funds needed to meet our liquidity needs and realize our business plans.

COMPLIANCE WITH REGULATORY AND INDUSTRY STANDARDS

          The market for Ultra-broadband access solutions and technologies is characterized by a significant number of laws, regulations, and standards, both domestic and international, some of which are evolving as new technologies are deployed. As our intent is to insure that all of our products are standards based, we seek to and for the most part do conform with all industry wide standardization organizations, which include the DSL Forum, the Institute of Electrical and Electronics Engineers (IEEE,) the American National Standards Institute (ANSI), Telcordia, and the European Telecommunications Standards Institute (ETSI). In addition, our products must meet product safety and electromagnetic compatibility requirements specified by several regulatory agencies, including the Federal Communications Commission (FCC), the Underwriters Laboratories (UL)) safety standards, and the European Union Directive (Community CE mark). Any additional compliance testing, as required by new customers, will take place in a timely fashion.

MANUFACTURING

          Like many other system vendors in our industry, our business plan contemplates the outsourcing of our primary manufacturing operations. Our contract manufacturers utilize processes and procedures that are generally ISO 9000 certified, and so are those of our component vendors. However, the outsourcing of these operations means that some degree of risks related to delivery schedules, yields, and other factors are external to our immediate control.

          In the fourth quarter of 2004, we entered into an agreement with a leading contract manufactures with facilities in the United States. In addition, we have been evaluating lower cost alternatives and have entered into contract manufacturing agreements with a high quality / lower cost manufacturer with production facilities in China. Going forward, our sourcing strategy will include a combination of manufacturing in the US as well as China depending on volume and manufacturing technology needs.

COMPETITION

          The market for ultra-broadband systems is highly competitive and relatively young, and as such, there is as of yet no clear dominant set of players.

          Our competitors fall into several categories. Among those that offer a similar FTTP ESON-like solution are World Wide Packets, Telco Systems, PacketFront, and Allied Telesyn. Other FTTP competitors who provide a PON solutions include Alcatel, Wave7, Calix, Tellabs, AllOptic, and Motorola.

          The competition associated with FTTN products includes companies that offer an IP-DSLAM with VDSL2 such as Siemens and Alcatel, those with VDSL such as ECI Telecom, and others who have not yet introduced a VDSL or VDSL2 capability such as Adtran, Huawei, and Zhone. This market continues to evolve, and we anticipate that additional entrants - particularly those currently offering DSLAM products- will emerge.

          With respect to Home Gateways, we believe that 2Wire and Netopia are the primary competitors that we face in the market today. And while modems or home routers do not address the same market needs, and their vendors are not currently viewed as competitors, we anticipate that several of them will emerge in the future with a Home Gateway product.

          While it is generally believed that wireless-based systems will not provide the functions or performance required by customers for our QoStream(TM) products, there is a possibility that in the future, companies offering products based on technologies such as WiMAX (802.16) systems or one of several fixed wireless approaches could emerge as competitors.

          Many of our competitors have longer operating histories, greater name recognition and significantly greater financial, technical, sales and marketing resources than we have. As a result, these competitors are able to devote greater resources to the development, promotion, sale and support of their products. In addition, these entities have large market capitalization or cash reserves and are in a much better position to acquire other companies in order to gain new technologies or products. Many of our competitors also have much greater brand name recognition, more extensive customer bases, more developed distribution channels and broader product offerings than we do. These companies can use their broader customer bases and product offerings and adopt aggressive pricing policies to gain market share.

          We expect competitors to introduce new and improved products with lower prices, and we will need to do the same to remain competitive. We may not be able to compete successfully against either current or future competitors with respect to new products.

GOVERNMENT REGULATIONS

          The broadband communications industry in the United States is subject to extensive regulation by federal and state agencies, including the Federal Communications Commission (FCC), and various state and local public utility and service commissions. Furthermore, several influential members of the United States Congress have voiced their interest in revising the laws from which these regulations are based in a comprehensive re-write of the associated telecommunications law in the upcoming session of Congress. Meanwhile, regulators struggle with issues related to fair competition, the rights of public agencies to offer networking services, universal service, content, and a host of other issues. Absent clear direction from the Congress, business decisions on the part of carriers will continue to have higher risks associated with them related to court challenges, re-regulation, and a lack of harmonization among regulatory bodies. The overall impact of regulatory change on our business is not readily discernable, although increased clarity that removes some of the carriers' risks could be a net-positive.

PROPRIETARY RIGHTS

          We own jointly with Lucent all Joint Inventions. We currently rely on a combination of trade secret, patent, copyright and trademark laws, as well as non-disclosure agreements and invention-assignment agreements, to protect our products, the underlying technologies and other proprietary information. However, such methods may not afford complete protection and there can be no assurance that other competitors will not independently develop such processes, concepts, ideas and documentations. We are the licensee of those technologies of Lucent that are included in our QoStream Products. Lucent generally maintains, at its expense, U.S. and foreign patent rights with respect to both the licensed technology and its own technology and files and/or prosecutes the relevant patent applications in the U.S. and foreign countries. We also rely upon trade secrets, know-how, continuing technological innovations and licensing opportunities to develop our competitive position. We intend to file patent applications, when appropriate, and to take other actions necessary to protect our technology, improvements to our technology and any specific products we develop.

          Our policy is to require our employees, consultants, other advisors and software design collaborators to execute confidentiality agreements upon the commencement of employment, consulting or advisory relationships. These agreements generally provide that all confidential information developed or made known to the individual by us during the course of the individual's relationship with us is to be kept confidential and not to be disclosed to third parties except in specific circumstances. In the case of employees and consultants, the agreements provide that all inventions conceived by the individual in the course of their employment or consulting relationship shall be our exclusive property. There can be no assurance, however, that these agreements will provide meaningful protection or adequate remedies for trade secrets in the event of unauthorized use or disclosure of such information.

EMPLOYEES

          As of October 16, 2006, we employed on a full time basis 40 employees. Of these employees, 30 are engaged solely in research and development functions and another four employees are engaged in sales, marketing, and four have primarily administrative functions.

          Subject to our raising additional working capital, we anticipate that we will need to increase the number of our employees, primarily in the research and development as well as in the sales, marketing and operations areas. Our future performance will depend highly upon our ability to attract and retain experienced personnel. The hiring of such personnel is competitive and there can be no assurance that we will be able to attract and retain qualified personnel for the development of our business.

          In addition to full time employees, we also contract with several individuals for both short term and longer term projects.

RECENT DEVELOPMENTS

MOTOROLA STRATEGIC ALLIANCE AGREEMENT

          On April 5, 2006, we entered into a Strategic Alliance Agreement with Motorola, a subsidiary of Motorola, Inc., pursuant to which we and Motorola will jointly develop a family of three IP Home gateways (the "Gateway Products") that will provide expanded support for data, IPTV, High Definition TV, and Digital Video Recorders using Motorola's existing Multi-Service Access Platform for exclusive distribution by Motorola under the Motorola brand. Under the Strategic Alliance Agreement, we have also granted Motorola certain rights with respect to the resale of our products as described below.

          The Strategic Alliance Agreement provides that Motorola will pay to us $1.9 million for engineering costs associated with the development of the Gateway Products, of which as of October 16, 2006, approximately $900,000 has been received and the remainder of which is payable in installments on the achievement of certain agreed upon project milestones. Motorola is entitled to terminate the development program at any time prior to the completion of the development of the Gateway Products and, in the event that it does so, we will be entitled to retain any of the engineering costs paid or due and owing by Motorola as of the date of termination. Upon successful completion of all necessary testing, the Gateway Products will be manufactured by us for exclusive sale to Motorola.

          Under the Strategic Alliance Agreement, we have granted Motorola the exclusive right to resell the Company's PG1000 and the HG-V100 gateway products, and all derivative or substantially similar products (the "Exclusive Products") to certain specified leading telecommunications carriers and their affiliates (the "Exclusive Customers") for a period of 24 months from the effective date of the agreement as part of Motorola's portfolio of broadband wireline solutions. The exclusivity may be terminated by us unless, among other things, at least one of the Exclusive Customers shall have accepted one of the Exclusive Products for lab testing within one year of the effective date of the Strategic Alliance Agreement and signed a contract to purchase Exclusive Products (which is reasonably expected to result in revenue to us in a specified minimum amount) within 18 months of the effective date of the agreement; provided, however, that if these conditions are satisfied with respect to an Exclusive Customer, then Motorola's exclusivity period for such Exclusive Customer will be extended for an additional 24 months. At all times we retain the right to sell the Exclusive Products to customers other than the Exclusive Customers. In addition, we also granted Motorola the non-exclusive right to resell all of our other existing products worldwide.

          The Strategic Alliance Agreement also provides that we will not, during the term of the agreement and for a period of two years thereafter, directly or indirectly sell to or solicit or accept any order for any of its products from any customer to which Motorola has resold one of our products during the term of the agreement. These provisions will not apply to customers to whom we made sales of products in the twelve months preceding the effective date of the Strategic Alliance Agreement or in the event of termination of the agreement by us for cause or by Motorola for convenience. Notwithstanding the foregoing, if Motorola sources, manufactures or resells a gateway which has substantially the same functionality as our PG1000 or HG-V100 products, the exclusivity and the non-solicitation provisions contained in the Strategic Alliance Agreement shall immediately terminate. We have also agreed that the prices for our products that we charges Motorola will be no higher than the prices that we charge any other reseller, customer or entity.

          The Strategic Alliance Agreement has an initial term of three years which will automatically extend for successive additional one-year terms unless either party gives notice of termination no less than 30 days prior to the expiration date of the then-current term. The agreement may be terminated by Motorola at any time on 30 days notice and by either party if the other ceases to do business in the ordinary course or defaults on its material obligations, representations or warranties under or otherwise materially breaches the Agreement subject, except in the case of payment failures, to a 30-day cure period.

8% SENIOR SECURED CONVERTIBLE DEBENTURES

          In May 2006, we raised gross proceeds of $10 million from the private placement to certain accredited institutional and individual investors (the "Investors") of our two-year 8% Senior Secured Convertible Debentures (the "Convertible Debentures"). The transaction was effected pursuant to a Securities Purchase Agreement dated as of April 26, 2006 (the "Convertible Debenture Purchase Agreement"), among the Company and the Investors. In connection with the issuance of the Convertible Debentures, we issued to the Investors five-year warrants (the "Convertible Debenture Warrants") to purchase up to 6,666,675 shares of Common Stock at a per share exercise price of $1.50. At closing, we received net proceeds of approximately $5.2 million from the proceeds of the Convertible Debentures, after the payment of offering related fees and expenses and after the repayment in full of the bridge loans, made between December 2005 and April 2006 in the aggregate approximate amount of $3.7 million. Most of the bridge investors participated in the private placement and the gross proceeds raised include amounts we owed to these investors that were offset against their respective purchases of the Convertible Debentures. Remaining proceeds received from the private placement of the Convertible Debentures, will be used primarily for general corporate purposes.

          The Convertible Debentures, issued on May 5, 2006 (the "Closing Date"), are scheduled to mature on April 30, 2008 and are convertible into shares of Common Stock at an initial conversion price of $0.75 per share, subject to adjustment in the event of certain capital adjustments or similar transactions, such as a stock split or merger and as further described below. Interest on the Convertible Debentures accrues at the rate of 8% per annum, payable upon conversion or semi-annually (June 30 and December 31 of each year, commencing December 31, 2006) or upon maturity, whichever occurs first, and will continue to accrue until the Convertible Debentures are fully converted and/or paid in full. Interest is payable, at our option, either (i) in cash or (2) in shares of Common Stock at a rate equal to 90% of the volume weighted average price of the Common Stock for the five trading days ending on the trading day immediately preceding the relevant interest payment date; provided that interest payments may be made in shares of Common Stock only if on the relevant interest payment date the Convertible Debenture Registration Statement is then effective. In addition, provided the Convertible Debenture Registration Statement is effective, we may prepay the amounts outstanding on the Convertible Debentures by giving advance notice and paying an amount equal to 120% of the sum of (x) the principal being prepaid plus (y) the accrued interest thereon. Holders will continue to have the right to convert their Convertible Debentures prior to the actual prepayment.

          Holders of the Convertible Debentures may require us to redeem any or all of the outstanding Debentures upon the occurrence of any one or more of the following events of default: (i) our failure to pay principal and interest when due (subject to a 5 day grace period), (ii) our material breach of any of the representations or warranties made in the Convertible Debenture Purchase Agreement, (iii) our failure to have stock certificates delivered within a specified time period after delivery of a conversion notice if such failure continues for ten trading days after notice thereof, (iv) our failure to observe any undertaking contained in the Convertible Debentures or the other transaction documents in a material respect if such failure continues for 30 calendar days after notice, (v) our insolvency or liquidation or a bankruptcy event, (vi) the entry of a money judgment or similar process in excess of $750,000 if such judgment remains unvacated for 60 days, or (vii) the suspension of the Common Stock from trading on the OTC Bulletin Board if such suspension continues for fifteen consecutive trading days. The redemption amount is equal to (i) (x) the principal and accrued interest of the Convertible Debenture being redeemed, divided by (y) the applicable conversion price, multiplied by (ii) the highest closing sale price of the Common Stock from the date of the redemption notice through the payment date.

          The Convertible Debenture Warrants, issued as of the Closing Date, become first exercisable on the earlier of (i) the sixth month following the effective date of the Registration Statement or (ii) one year after issuance. The Convertible Debenture Warrants are exercisable at a per share exercise price of $1.50 through the last day of the month in which the fifth anniversary of the effective date of the Convertible Debenture Registration Statement occurs. Holders of the Convertible Debenture Warrants are entitled to exercise their warrants on a cashless basis following the first anniversary of issuance if the Convertible Debenture Registration Statement is not in effect at the time of exercise.

          The conversion price of the Convertible Debentures and the exercise price of the Convertible Debenture Warrants are subject to adjustment. Under the agreements with the holders of the Convertible Debentures, we agreed that if we made certain sales of our Common Stock (or securities convertible into Common Stock) to any third party during the period from the Closing Date through the date which is the earlier of (i) the first anniversary of the effective date of the Convertible Debenture Registration Statement (subject to extension if the effectiveness of the Convertible Debenture Registration Statement is suspended in the interim) or (ii) the date on which less than one-fourth of the aggregate principal amount of the Convertible Debentures issued on the Closing Date remain unconverted (the "Final Lockup Period"), adjustments would be made to the conversion price of the then unconverted Convertible Debentures and to the exercise price of the then unexercised Convertible Debenture Warrants. The above adjustments do not apply to certain specified transactions, such as the exercise of outstanding options, warrants, or convertible securities, the issuance of securities pursuant to our employee option plans or a non-employee director option plan, or the issuance of options to our directors, officers, and employees, and advisors or consultants, and transactions with strategic investors. The exercise price of the Convertible Debenture Warrants also is subject to adjustment in the event of certain capital adjustments or similar transactions, such as a stock split or merger. In addition, in certain cases, the investors may be entitled to receive additional warrants to purchase additional shares.

          We also agreed that during such period, without the prior written consent of the holders of at least 66.67% of the then outstanding Convertible Debentures, we will not enter into any new transaction for the offer or sale of our securities when such transaction provides for a variable conversion price or a variable exercise price. We also agreed that until the effective date of the Convertible Debenture Registration Statement we will not enter into any other transaction for the offer or sale of any of our securities and, commencing on the effective date and for six months thereafter, we will not enter into any transaction granting the investors in that new transaction registration rights.

          Holders of the Convertible Debentures are subject to certain limitations on their rights to convert the Convertible Debentures. The principal limitation is that the holder may not, with certain limited exceptions, convert into a number of shares that would, together with other shares held by the holder, exceed 4.99% of the then outstanding shares of Common Stock after such conversion. The exercise of the Convertible Debenture Warrants is subject to a similar limitation.

          To secure our obligations under the agreements with the holders of the Convertible Debentures, we granted a security interest in substantially all of our assets, including without limitation, our intellectual property, in favor of the investors under the terms and conditions of a Security Interest Agreement dated as of April 26, 2006. The security interest terminates upon the earlier of
(i) the date on which less than one-fourth of the original principal amount of the Convertible Debenture issued are outstanding or (ii) payment or satisfaction of all of our obligations under the agreements with the holders of the Convertible Debentures.

          Pursuant to a Registration Rights Agreement, dated as of April 26, 2006, between us and the Investors, we agreed to file, within 75 days after the Closing Date, a registration statement (the "Convertible Debenture Registration Statement") covering the Common Stock underlying the Convertible Debentures and the Convertible Debenture Warrants, as well as certain other securities agreed to by the parties, and to use reasonable best efforts to cause the Convertible Debenture Registration Statement to be declared effective within 120 days of the Closing Date. We have not filed the Convertible Debenture Registration Statement within the required time frame and the registration statement was not declared effective by the 120th day after the Closing Date and, as a result, we are obligated to pay liquidated damages to the holders of the Convertible Debentures. As of October 16, 2006, we are obligated to pay approximately $550,000 in liquidated damages, and such damages will continue to accrue at the rate of approximately $200,000 per 30 day period thereafter until such time as the Convertible Debenture Registration Statement is declared effective. Similar payments will be required if the registration is subsequently suspended beyond certain agreed upon periods.

          Each of our directors and officers (and their family members, companies or trusts beneficially owning any Common Stock) have agreed in writing that such person or entity will not, without the prior written consent of the holders of at least 66.67% of the then outstanding principal amount of the Convertible Debentures, sell any shares of Common Stock he or such entity holds during the period from the Closing Date through the date which is 180 days after the effective date of the Convertible Debenture Registration Statement (which period is extended if the registration statement is suspended in the interim). During each 30 day period thereafter, without such consent, such person or entity will not sell, on a cumulative basis, shares representing more than 10% of its aggregate holdings. This limitation will expire when the outstanding principal amount of the Convertible Debentures is less than 25% of the Convertible Debentures originally issued on the Closing Date.

          In connection with the placement of the Convertible Debentures, we paid to a registered broker dealer who acted as placement agent (the "Placement Agent") fee equal to (i) 10% of the aggregate purchase price, (ii) 10% of the proceeds realized in the future from exercise of the Convertible Debenture Warrants, and (iii) two warrants (the "Placement Agent's Warrants"). The Placement Agent's Warrants consist of (x) warrants to purchase an aggregate of 1,333,333 shares of Common Stock having an initial exercise price equal to $0.75 per share, and (y) warrants to purchase an aggregate of 666,667 shares of common stock having an initial exercise price equal to $1.50 per share. These warrants become first exercisable on the earlier of (i) the sixth month following the effective date of the Convertible Debenture Registration Statement or (ii) one year after issuance and continue to be exercisable through the last day of the month in which the fifth anniversary of the effective date of the Convertible Debenture Registration Statement occurs. The shares of Common Stock underlying the Placement Agent's Warrants will be included in the Convertible Debenture Registration Statement. In addition, subject to certain specified conditions, we granted to the Placement Agent a right of first refusal to manage any private offering of our equity or debt securities for a period of one year from the Closing Date where we retain or otherwise uses the services of an investment bank or similar financial advisor. These first refusal rights are contingent upon the Placement Agent participating in any such future offering on the same terms and conditions as we shall receive from a third party. The right of first refusal does not apply to transactions with strategic investors.

SHORT TERM WORKING CAPITAL LOANS

          On October 23, 2006 (the "Initial Closing Date"), pursuant to the terms of a Bridge Loan Agreement, dated as of October 10, 2006 (the "Loan Agreement"), we obtained a short-term working capital loan (hereinafter, the "Loan"; together with any subsequent Loan, the "Loans") in the gross amount of $600,000. The Loan was made in response to an offer (the "Offer") that we made to the purchasers of the Convertible Preferred Stock and the Series B Preferred Stock to reinstate elements of the anti-dilution price protection that was originally included in the agreements (such protection, respectively, the "Price Protection Provisions") with the purchasers of these securities in consideration of new Loans that these investors make to us. For a description of the Offer, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE CONVERTIBLE PREFERRED STOCK." By their terms, the relevant Price Protection Provisions expired in August 2005 with respect to the Convertible Preferred Stock and in August 2006 with respect to the Series B Preferred Stock. Under our offer, each investor who advances a Loan to us will have the benefit of the relevant Price Protection Provisions with respect to three times the amount that is advanced to us by that investor (hereinafter, the "Protected Amount") in connection with a Loan. Under the terms of the Offer, the Price Protection Provisions will be operative with respect to Convertible Preferred Stock and/or Series B Preferred Stock, as well as the warrants issued in connection therewith (the "Series A Warrants" or the "Series B Warrants", as the case may be), held by such investor on the day on which the Loan is advanced to us from that closing date through August 31, 2007 (the "Current Protection Period"). Our Offer is being made to obtain Loans for up to a maximum of $2 million in advances. Additional Loans, if any, will be advanced to us in separate closings subsequent to the Initial Closing Date.

          Pursuant to the Loan Agreement, the Loan from each investor will be evidenced by our promissory note (each, a "Note" and collectively, "Notes") in the principal amount equal to the amount advanced by such investor multiplied by the Applicable Percentage. The "Applicable Percentage" is the percentage which is equal to (x) one hundred percent (100%), plus (y) (1) the percent equal to twenty-four percent (24%), multiplied by (2) the fraction, of which the numerator is the number of days from the closing date of the Loan for the relevant investor until February 20, 2007 (the "Stated Maturity Date"), which is 120 days after the Initial Closing Date, and the denominator is 360. Each of the Notes, whether issued on the Initial Closing Date or on a subsequent closing date, is scheduled to mature on the date (the "Maturity Date") which is the earliest of (i) the Stated Maturity Date, (ii) the date on which we consummate a subsequent financing that generates, on a cumulative basis with all other financings after the Initial Closing Date (except for the proceeds of the Loans and certain limited exceptions specified in the Notes), gross proceeds to us of at least $2 million (the "Subsequent Capital Financing") or (iii) the date on which a holder of a Note accelerates payment of the Note while there is an Event of Default existing under such Note. Prior to the Maturity Date, we may, at our option, prepay the Notes in whole or in part. If not paid at maturity, interest on the Notes will accrue at 14% per annum from the Maturity Date until the actual date of payment. We currently anticipate that in order to complete a Subsequent Capital Financing we will need to obtain the consent of the holders of 66.67% of the aggregate principal amount of the Senior Secured 8% Convertible Debentures that we issued in May 2006 (the "May 2006 Private Placement").

          Under the terms of the Notes, the holder may declare a Note immediately due and payable upon the occurrence of any of the following events of default: (i) failure to pay principal or any other amount due under the Note when due, (ii) material breach of any of the representations or warranties made in the Loan Agreement, the Note or the other transaction documents, (iii) failure to observe any undertaking contained in the Note or the other transaction documents in a material respect if such failure continues for 30 calendar days after notice, (iv) our admission in writing as to our inability to pay our debts generally as they mature, makes an assignment for the benefit of creditors or commences proceedings for our dissolution, or apply for or consent to the appointment of a trustee, liquidator or receiver for our or for a substantial part of our property or business, (v) our insolvency or liquidation or a bankruptcy event, (vi) the entry of money judgment or similar process in excess of $750,000 if such judgment remains unvacated for 60 days, provided that, except for an event of default relating to the payment of principal and interest, the holders of 66.67% of the principal amount of the Loan can waive the defaults.

          In connection with the placement of the Notes, we paid or will pay to a registered broker dealer which acted as placement agent (the "Placement Agent") a cash fee equal to 10% of the aggregate amount advanced to us on account of the Notes. The Placement Agent also acted as placement agent in the May 2006 private placement of the Company's Senior Secured 8% Convertible Debentures as well as the placement in April-May 2005 of the Series B Shares. The Company will also be incurring additional related closing fees and expenses which will be paid out of the gross proceeds of the Loans.

PREVIOUS BUSINESS ACTIVITIES

          We were incorporated in Delaware in July 1994 under the name "TTR Technologies, Inc." From our inception through February 2002, we were engaged in the business of designing and developing digital security technologies that provide copy protection for electronic content distributed on optical media and over the Internet (the "Copy Protection Business"). On November 4, 2002, we entered into an Asset Purchase Agreement (the "Purchase Agreement") with Macrovision Corporation ("Macrovision"), then one of our largest stockholders, and Macrovision Europe, Ltd., an affiliate of Macrovision (collectively, the "Purchaser"), pursuant to which we agreed to sell to the Purchaser all of the assets used in the Copy Protection Business. On May 28, 2003, we consummated the sale of our Copy Protection Business for a cash payment of $5,050,000 and the return for cancellation of 1,880,937 shares of our common stock, par value $0.001 (the "Common Stock"), which Macrovision had purchased in January 2000 for $4.0 million.

          Following the sale of our Copy Protection Business, our then existing management considered several possible alternatives regarding our strategic direction, including the acquisition, development or investment in new lines of business. We announced on January 14, 2004 that we had entered into the Development and Licensing Agreement with Lucent, subject to the approval by our stockholders of the transactions contemplated thereby (the "Transaction"). Our stockholders approved the Transaction at a special meeting held on March 4, 2004.

AVAILABLE INFORMATION

          Our Internet website is located at http://www.amedia.com. This reference to our Internet website does not constitute incorporation by reference in this report of the information contained on or hyperlinked from our Internet website and such information should not be considered part of this report.

          The public may read and copy any materials we file with the Securities and Exchange Commission ("SEC") at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The SEC's Internet website is located at http://www.sec.gov.

                             DESCRIPTION OF PROPERTY

          We do not own any real property. Our corporate offices are located at 2 Corbett Way, Eatontown, New Jersey 07724 and are currently comprised of approximately 14,700 square feet. The term of the lease on our offices began in May 2005 and was for originally approximately 9,300 square feet. In November 2005, we modified the lease and let an additional 1,900 square feet of office premise. In December 2005, we further modified the lease to let an additional 3,500 feet. The lease is in effect through May 2010. From May through October 2005, our monthly lease payments were approximately $9,800. Beginning November 2005 and continuing through February 2006, total monthly payments under the modified lease are approximately $12,600. From March 2006 lease payments are as follows: for the first lease year, approximately $19,000 (after giving effect to agreed upon rent credits for such year); for the second lease year, monthly payments of approximately $24,500; for the third lease year, monthly payments of approximately $25,000; for the fourth lease year, monthly payments of approximately $25,500; and for the fifth lease year, monthly payments of approximately $25,700.

          We believe that our facilities are generally in good condition and suitable to carry on our business. We also believe that, if required, suitable alternative or additional space will be available to us on commercially reasonable terms.

                                LEGAL PROCEEDINGS

          We are not involved in any pending legal proceedings which we anticipate can result in a material adverse effect on our business or operations.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND CONTROL PERSONS

          The names, ages and positions of our directors, executive officers and key employees are as follows:

Name                Age   Position
-----------------   ---   -----------------------------------------------
Frank Galuppo        60   Chief Executive Officer, President and Director

James D. Gardner     54   Chief Financial Officer

John R. Colton       64   Chief Technology Officer

Juan Mendez          42   Chairman of the Board of Directors

Richard Rosenblum    47   Director

Gerald Butters       62   Director

Bob Martin           64   Director

          The business experience, principal occupations and employment, as well as the periods of service, of each of the Company's directors and executive officers during at least the last five years are set forth below.

          FRANK GALUPPO has been a director and our Chief Executive Officer since March 2004 and President since December 2004. Mr. Galuppo possesses nearly 40 years of experience in the Telecommunications Industry, serving in a number of senior management positions with Lucent Technologies and AT&T. From March 2003 until he began his employment with the Company, Mr. Galuppo had been assisting several companies with business development support in the U.S. Government market where he has extensive sales experience. Mr. Galuppo was employed by Lucent since its formation in September 1996 until March 2003 in a series of management level and operational positions. His most recent role at Lucent was President of Lucent's Optical Networking Group, which he held since September 2002 and had worldwide responsibility for the development and marketing of Lucent's global optical portfolio which had annual sales of over $1 billion.

          JAMES D. GARDNER has been our Chief Financial Officer since May 2005. From January 2005 thru May 2005, Mr. Gardner served as Chief Operating Officer of dotPhoto, a private company engaged in on-line photo processing and wireless application development for cellular telephones. From January 2002 through April 2004, Mr. Gardner served as Chief Executive Officer for Comstar Interactive, a private company engaged in the wireless credit card processing field. He has also held the position of Chief Financial Officer at BellSouth Wireless Data (renamed Cingular Interactive (May 1999 through November 2001), and as chief financial officer of BellSouth Mobile Data (November 1995 through May 1999) and chief financial officer of RAM/BSE Communications L.P. from 1991 though 1995, with all companies involved in the provision of wireless packet data networks and services, principally in the US and Europe. Mr. Gardner also held several other senior executive positions at BellSouth and AT&T in the areas of Financial Management, Domestic and International corporate finance, issuing debt and equity and the related rating agency and investment banking interfaces, shareholder relations and a number of other treasury, accounting and finance positions.

          JOHN R. COLTON has been with us since April 2004 and has been our Chief Technology Officer and Senior Vice President, Product Realization since June 2005. From November 2001 to March

2004 Mr. Colton was Vice President of Architecture, Systems Engineering, and Product Management for Lambda Optical Systems, where he specified technology, product and network architecture, and system applications for a next generation optical networking product line incorporating optical switching, optical DWDM transmission, optical add/drop multiplexing, and network management. From October 2000 to October 2001, John founded and managed JRC Consulting, a company providing consultation in the fields of optical communications, voice and data switching, and FTTP, a position that led to officer and board positions with several startups. Before his retirement after 36 years with Bell Labs, AT&T, and Lucent, Mr. Colton served in senior positions in Lucent's Optical Networking Group as well as in technical management and product management positions while at Bell Laboratories and AT&T Network Systems. He holds an SMEE from the Massachusetts Institute of Technology and a BSEE from the University of Pennsylvania.

          JUAN MENDEZ has been a director since July 2003. Mr. Mendez is President, Chief Executive Officer and co-founder of Total Claims Management, Inc., a privately held company based in Miami, Florida. Mr. Mendez has held that position since March 1999. Prior to co-founding Total Claims Management, Inc., Mr. Mendez was a Public Insurance Adjuster from 1996 to 1999.

          RICHARD ROSENBLUM has been a director since September 2003. Since July 2004, Mr. Rosenblum has been a principal of Harborview Advisors, LLC, a firm that provides structuring and financing advice to publicly and privately held firms. From August 2004 through November 2004, Mr. Rosenblum was a Managing Director of Greenfield Capital Partners, LLC, a private investment banking firm. From July 2001 until July 2004, Mr. Rosenblum was a Managing Director of Investment Banking for vFinance Investments in New York, where he was responsible for advising, structuring and financing publicly and privately held companies. From July 2001 until July 2004, Mr. Rosenblum also served as Senior Managing Partner of ACP Advisors in New York, where he was responsible for advising and raising capital for emerging growth companies. From April 1999 until July 2001, Mr. Rosenblum was a Managing Director at Robb Peck McCooey Financial Services, Inc. in New York. Mr. Rosenblum also serves on the board of directors of Crystal International Travel Group, Inc. and as a director, President, CEO and CFO of Mill Basin Technologies, Ltd.

          GERALD BUTTERS has been a director since May 2004. Mr. Butters is a communications industry veteran with more than 39 years experience in this sector. His career encompasses senior executive positions at Nortel Networks, AT&T, and Lucent Technologies. These include Chairman of the Board of AGCS (a joint venture of GTE and AT&T), President of NTI (a Nortel Networks US subsidiary). He was President of Global Public Networks at AT&T Network Systems from October 1997 to November 1999, President of the Optical Networks Group at Lucent Technologies from December 1999 to August 2000 and Senior Vice President Marketing and Technology at Lucent Technologies. Mr. Butters retired from Lucent Technologies in August 2000. Since August 2000 through the present time, Mr. Butters has been a board director of Lambda Optical Systems a privately held company since October 2003 and a technical advisor to several privately held technology firms.

          BOB MARTIN has been a director since May 2004. Mr. Martin retired as the Chief Technology Officer of Lucent Technologies' Bell Laboratories in September 2003, a position he held for seven years. In this role, he helped guide Lucent's directions in next generation networks and in approaches the company used for research and development. His background at Bell Laboratories and Bellcore included a variety of positions related to large systems development. He has been responsible for Unix, network management systems, intelligent network systems, packet switching, and broadband access systems developments. Mr. Martin received his Bachelor of Science in Electrical Engineering from Brown University in 1964, and his Master of Science and Doctor of Philosophy degrees in Electrical Engineering and Computer Science from Massachusetts Institute of Technology in 1965 and 1967, respectively. In 1985, he attended the MIT Alfred P. Sloan School Senior Executive Program. A Fellow of the Institute of

Electrical and Electronics Engineers, Mr. Martin was a member and first chair of its Software Industrial Advisory Board. He has served on the National Research Council's Computer Science and Telecommunications Board and the FCC's Technological Advisory Board. He is on technical advisory boards for venture capitalist's and startups in telecommunications, optical devices & product innovation.

          Officers are elected by the Board of Directors and serve at the discretion of the Board of Directors and hold office until a successor is elected and qualified or until his/her earlier resignation or removal.

          There are no family relationships between any of the above executive officers or directors, and there is no arrangement or understanding between any of the above executive officers or directors and any other person pursuant to which the officer or director was elected to hold office.

          All directors hold office until the next annual meeting of stockholders and the election and qualification of a successor.

DIRECTOR RESIGNATIONS

          Messrs. Ivan Berkowitz and Samuel Brill elected not to stand for re-election as directors of the Company at the 2005 annual meeting of stockholders on June 2005.

BOARD COMMITTEES

          Our Board of Directors has an audit committee and a compensation committee. The audit committee reviews the results and scope of the audit and other services provided by our independent public accountant. The compensation committee establishes the compensation policies applicable to our executive officers and administers and grants stock options pursuant to our stock plans. The current members of the audit committee are Juan Mendez and Richard Rosenblum. The sole current member of the compensation committee is Richard Rosenblum.

DIRECTOR COMPENSATION

          CASH COMPENSATION: During 2005, each of our non-employee directors was paid a cash fee of $500 per telephonic board meeting and $1,000 for each board meeting attended in person. We also reimbursed directors for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors and any meetings of its committees.

          OPTION GRANTS: None of our non-employee directors was granted an option in 2005.

                             EXECUTIVE COMPENSATION

          The following table sets forth all compensation earned by the Company's Chief Executive Officer and the most highly compensated executive officers and key employees of the Company whose total annual salaries and bonuses exceeded $100,000 for the year ended December 31, 2005 (the "Named Executive Officers"):

                                         Annual Compensation              Long-Term Compensation
                               --------------------------------------   --------------------------
                                                                         Securities     All Other
Name and                                               Other Annual      Underlying   Compensation
Principal Position      Year   Salary($)   Bonus($)   Compensation($)   Options (#)       ($)
---------------------   ----   ---------   --------   ---------------   -----------   ------------
Frank Galuppo           2005    204,692       --             --                 --         --
President and Chief     2004    141,923       --             --          1,315,250(2)      --
Executive Officer (1)   2003         --       --             --                 --         --

James D. Gardner        2005    104,326       --             --            300,000(2)      --
Chief Financial         2004         --       --             --                 --         --
Officer (3)             2003         --       --             --                 --         --

John R. Colton          2005    143,538       --             --            125,000(2)      --
Chief Technology        2004     69,842       --             --            100,000(2)      --
Officer (4)             2003         --       --             --                 --         --

(1) Mr. Galuppo became Chief Executive Officer in March 2004. In December 2004, he was elected President.

(2) Represents shares of Common Stock issuable upon exercise of employee stock options issued under the Company's 2000 Equity Incentive Plan.

(3)  Mr. Gardner was appointed Chief Financial Officer in June 2005.

(4) Mr. Colton Joined the Company in April 2004 and in June 2005 was appointed Chief Technology Officer.

OPTION GRANTS IN 2005

          The following table contains information concerning the grant of stock options to the Named Executives Officers during the fiscal year ended December 31, 2005:

                    NUMBER OF
                    SECURITIES      % OF TOTAL
                    UNDERLYING   OPTIONS GRANTED   EXERCISE OR
                     OPTIONS     TO EMPLOYEES IN       BASE      EXPIRATION
NAME               GRANTED (#)   FISCAL YEAR (%)    PRICE ($)       DATE
----------------   -----------   ---------------   -----------   ----------
Frank Galuppo            --              --              --              --
James D. Gardner    300,000(1)        14.64%          $1.05       5/23/2015
John R. Colton      125,000(1)         7.04%          $0.92       6/09/2015

AGGREGATE OPTIONS EXERCISED IN 2005 AND 2005 YEAR END OPTION VALUES

          The following table sets forth information with respect to the Named Executive Officers concerning the number and value of unexercised options held at December 31, 2005.

                                                Number of Securities      Value of Unexercised
                                               Underlying Unexercised     In-the-Money Options
                      Shares        Value      Options at Fiscal Year    At Fiscal Year End ($)
                   Acquired on    Realized            End (#)                 Exercisable/
Name               Exercise (#)      ($)     Exercisable/Unexercisable      Unexercisable (1)
----------------   ------------   --------   -------------------------   ----------------------
Frank Galuppo           --           --         767,229  /  548,020                  -- / --
James D. Gardner        --           --          50,000  /  250,000                  -- / --
John R. Colton          --           --          74,306  /  150,694          11,000 / 11,000

(1) Based upon the difference between the exercise price of such options and the closing price of the Common Stock ($0.77) on December 30, 2005, as reported on the OTC Bulletin Board.

                              EMPLOYMENT AGREEMENTS

          In March 2004, we entered into an employment agreement with Frank Galuppo pursuant to which Mr. Galuppo serves as our Chief Executive Officer and President. The agreement provides for a term of three years. Under his employment agreement, Mr. Galuppo is currently paid an annual salary of $210,000. Mr. Galuppo's salary is scheduled to increase to $235,000 at the beginning of the third year of employment. The agreement further provides that if Mr. Galuppo's employment is terminated other than for cause (as defined in the employment agreement) or if Mr. Galuppo terminates his employment for good reason (as defined in the employment agreement), he will be entitled to receive the equivalent of six months' base salary and benefits. We also issued to Mr. Galuppo an option under our 2000 Equity Incentive Plan to purchase up to 1,315,250 shares of Common Stock at a per share exercise price of $0.79, which option is scheduled to vest over twelve succeeding quarters, beginning June 30, 2004. Mr. Galuppo has agreed to certain customary confidentiality and non-compete provisions that prohibit him from competing with us for one year, or soliciting our employees for one year, following the termination of his employment.

          In May 2005, we entered into an employment agreement with James D. Gardner pursuant to which Mr. Gardner serves as our Chief Financial Officer. The agreement has an initial term of one year. After the initial term of one year, the agreement is automatically renewable for an additional one-year term unless either party notifies the other in writing upon at least 45 days prior to the scheduled termination of the initial term or any renewal term that it does not intend to renew such agreement. Mr. Gardner is paid a monthly salary of $14,583 and was granted options under the Company's 2000 Equity Incentive Plan to purchase 300,000 shares of Common Stock at a per share purchase price of $1.05. The options vest over three years from the grant date and on a quarterly basis. The agreement may be terminated by Mr. Gardner for any reason on 60 days written notice to us or by us immediately for cause. In the event of a termination by us for any reason other than cause, we are to pay Mr. Gardner (i) if such termination occurs during the initial term of the agreement, an amount equal to 3 months' salary and (ii) if such termination occurs after the initial term, an amount equal to 6 months' salary. Mr. Gardner has agreed to certain customary confidentiality and non-compete provisions that prohibit him from competing with us for one year, or soliciting our employees for one year, following the termination of his employment.

          In June 2005, we entered into an employment agreement with John R. Colton pursuant to which Mr. Colton serves as our Chief Technology Officer and pursuant to which he is paid a monthly salary of $12,500. Either we or Mr. Colton may terminate the agreement at any time upon advance notice. In connection with the entry into the employment agreement, Mr. Colton was granted options under the Company's 2000 Equity Incentive Plan to purchase 125,000 shares of Common Stock at a per share purchase price of $0.92. The options vest over three years from the grant date.

             BENEFICIAL OWNERSHIP OF CERTAIN SHAREHOLDERS, DIRECTORS
                             AND EXECUTIVE OFFICERS

          The following table sets forth certain information, as of October 16, 2006, concerning the ownership of the Common Stock by (a) each person who, to the best of the Company's knowledge, beneficially owned on that date more than 5% of the outstanding Common Stock, (b) each of the Company's directors and Named Executive Officers (as defined above under "Executive Compensation") and
(c) all current directors and executive officers of the Company as a group.

                                                      Number of Shares          Percent of
Name of Beneficial Owner (1)                        Beneficially Owned (2)   Common Stock (2)
-------------------------------------------------   ----------------------   ----------------
Frank Galuppo, President, Chief Executive Officer          1,151,580(3)            3.73%
   and Director

James D. Gardner, Chief Financial Officer                    161,100(4)               *

John R. Colton, Chief Technology Officer                     185,104(5)               *

Juan Mendez, Director                                      1,875,688(6)            6.43%

Richard Rosenblum, Director                                  297,323(7)            1.10%

Gerald Butters, Director                                     212,500(8)               *

Bob Martin, Director                                         125,000(9)               *

Puritan LLC                                                1,533,334(10)           5.82%

Melton Management Limited                                  2,187,619(11)           8.30%

All directors and executive officers as
   a group(7 persons)                                      4,008,295              13.18%

*    Indicates less than 1%.

(1) Unless otherwise indicated, the address of each person listed is c/o Amedia Networks, Inc., 2 Corbett Way, Eatontown, New Jersey 07724.

(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "SEC") and generally includes voting or investment power with respect to securities. In accordance with SEC rules, shares of Common Stock issuable upon the exercise of options or warrants which are currently exercisable or which become exercisable within 60 days following the date of the information in this table are deemed to be beneficially owned by, and outstanding with respect to, the holder of such options or warrants. Except as indicated by footnote, and subject to community property laws where applicable, to the knowledge of the Company, each person listed is believed to have sole voting and investment power with respect to all shares of Common Stock owned by such person.

(3) Represents (i) 35,270 shares of Common Stock and (ii) 1,116,310 shares of Common Stock issuable upon the exercise of currently exercisable employee stock options issued under the Company's 2000 Equity Incentive Plan. Does not include options to purchase an additional 219,209 shares of Common Stock scheduled to vest over the next 12 months.

(4) Represents (i) 36,100 shares of Common Stock and (ii) 125,000 shares of Common Stock issuable upon the exercise of currently exercisable employee stock options issued under the Company's 2000 Equity Incentive Plan. Does not include options to purchase an additional 175,000 shares of Common Stock scheduled to vest by May 2008.

(5) Represents (i) 27,274 shares of Common Stock and (ii) 157,830 shares of Common Stock issuable upon the exercise of currently exercisable employee stock options issued under the Company's 2000 Equity Incentive Plan. Does not include options to purchase an additional 94,444 shares of Common Stock scheduled to vest over the next two years.

(6) Represents (i) 1,260,626 shares of Common Stock and (ii) 615,062 shares of Common Stock issuable upon exercise of currently exercisable options. The foregoing is based, in part, on the Amendment No. 1 to Schedule 13D filed by the stockholder on March 3, 2006.

(7) Represents (i) 16,667 shares of Common Stock, (ii) 164,406 shares of Common Stock issuable upon exercise of currently exercisable non-plan options and
     (iii) 116,250 shares of Common Stock issuable upon the exercise of currently exercisable employee stock options issued under the Company's 2002 Non-Employee Directors Stock Option Plan.

(8) Represents (i) 56,250 shares of Common Stock and (ii) 156,250 shares of Common Stock issuable upon the exercise of currently exercisable employee stock options issued under the Company's 2002 Non-Employee Directors Stock Option Plan.

(9) Represents shares of Common Stock issuable upon the exercise of currently exercisable employee stock options issued under the Company's 2002 Non-Employee Directors Stock Option Plan.

(10) The stockholder is a limited liability company. The address of such person is 314 McDonald Avenue, Brooklyn, New York 11218. The foregoing is based on a Schedule 13G filed by the stockholder on November 19, 2004.

(11) The address of such person is P.O. Box 3161, Road Town, Tortola, British Virgin Islands. The foregoing is based on a Schedule 13G filed by the stockholder on October 8, 2003, as amended on February 10, 2006. Does not include shares of Common Stock issuable upon conversion of Convertible Preferred Stock or exercise of warrants referred to under "Selling Stockholders."

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          In December 2004, the Company entered into a service agreement with Elite Financial Communications Group, LLC ("Elite"), pursuant to which Elite agreed to provide investor relation services to the Company for compensation of $7,500 per month (plus expenses). By its terms, the agreement with Elite expired in December 2005. One of the Company's former non-employee directors was a partner and managing member of Elite. This director resigned from service on the Board of Directors as of June 9, 2005.

          In August 2004, we paid to Greenfield Capital Partners, LLC, and its designees, a placement fee with respect to the placement of 2,500 shares of our Convertible Preferred Stock. The placement fee was comprised of (i) a cash payment of $25,000 and (ii) five-year warrants to purchase up to 66,667 shares of our Common Stock, of which warrants to purchase 33,333 shares are exercisable at a per share exercise price of $.75, warrants to purchase 16,667 shares are exercisable at a per share exercise price of $1.50 and warrants to purchase 16,667 shares are exercisable at a per share exercise price of $2.50. The warrants are otherwise exercisable on the same terms and conditions as those relating to the Warrants issued to the purchases of the Convertible Preferred Stock. One of our directors, Mr. Richard Rosenblum, was a Managing Director of such entity at the time that the private placement was consummated. At that time Greenfield designated Mr. Rosenblum to receive half of those warrants. Mr. Rosenblum subsequently left Greenfield Capital Partners, LLC.

          In January 2006 we entered into bridge loan agreements with three private investors (collectively the "January 2006 Investors"), pursuant to which these investors loaned to us, on a secured basis, the aggregate amount of $500,000. The January 2006 Investors included Mr. Juan Mendez, Chairman of the Company's board of directors, who loaned the Company $250,000. Pursuant to the terms of the agreements with these investors, we issued to Mr. Mendez five year warrants to purchase up to 125,000 share of our Common Stock at a per share exercise price of $1.50, subject to adjustment.

                              SELLING STOCKHOLDERS

          Up to 12,468,985 shares are being offered hereby under this prospectus, all of which are being registered for sale for the account of the selling stockholders.

THE AUGUST 2004 PRIVATE PLACEMENT

          In August 2004, we sold 52,500 shares of Convertible Preferred Stock, (with each share having a stated value of $100) and issued warrants for 7 million shares of our Common Stock, for aggregate gross consideration of $5,250,000. Dividends on the Convertible Preferred Stock accrue at the rate of 7 % per annum and are payable on a semi-annual basis and on conversion and may be paid, at our option, in shares of our Common Stock (subject to certain conditions). As of October 16, 2006, there were 11,928 shares of Convertible Preferred Stock and Warrants to purchase 7 million shares of Common Stock issued and outstanding.

          Except for selling stockholders with an asterisk (*) next to their names and except for Mr. Richard Rosenblum, a director in our company who acquired a portion of his beneficial interest in consideration of service on our board of directors, the selling stockholders acquired their beneficial interests in the shares being offered hereby in connection with the private placement described in this Prospectus under the caption "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE CONVERTIBLE PREFERRED STOCK." Mr. Richard Rosenblum, a director in our company, acquired only part of his beneficial interest in connection with these transactions.

THE OTHER SELLING STOCKHOLDERS

          The selling stockholders with an asterik (*) next to their name acquired part or all of their beneficial interests unrelated to the private placement discussed above. The details relating to the acquisition of the beneficial interests of these selling stockholders is set forth in the footnote relating to each such stockholder. For a discussion of the material terms of these warrants, see "DESCRIPTION OF SECURITIES"

SELLING STOCKHOLDER TABLE

          The following table sets forth the shares beneficially owned, as of October 16, 2006, by the selling stockholders prior to the offering contemplated by this Prospectus, the number of shares each selling stockholder is offering by this Prospectus and the number of shares which each would own beneficially if all such offered shares are sold.

          Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities. However, except for the selling stockholders with an asterisk (*) next to their names and except for a portion of the beneficial interest of Mr. Richard Rosenblum, a director of our company, no selling stockholder may convert its preferred stock or exercise its warrants if such conversion or exercise would cause such holder's beneficial ownership of our Common Stock (excluding shares underlying any of their unconverted debentures or unexercised warrants) to exceed 4.99% of the outstanding shares of Common Stock immediately after the conversion or exercise. (If the holder subsequently disposes of some or all of its holdings, it can again convert its debenture or exercise its warrant, subject to the same limitation). Also, the table below also includes the number of shares which might be issuable on the occurrence of certain events, such as the accrual of dividends, which have not yet occurred and may not occur. Therefore, although they are included in the table below, the number of shares of Common Stock for some listed persons may include shares that are not subject to purchase during the 60-day period.

                                                                             Common Stock to be
                                                                           Beneficially Owned if
                                                                             All shares offered
                                       Number of       Shares Offered        Hereunder are sold
                                      Shares Owned    Pursuant to this     ---------------------
Selling Stockholder                 Before Offering      Prospectus         shares+     Percent
---------------------------------   ---------------   ----------------     ---------   ---------
Melton Management Ltd.                 4,885,268      1,194,162 (1)        3,691,106    12.79%
Yokim Asset Management Corp.           1,562,157        746,102 (2)          816,055     2.98%
RHP Master Fund, Ltd.                  2,784,230        488,400 (3) (37)   2,295,830     7.76%
L&B Trading Corp.                        488,400        488,400 (4) (38)          --         *
Stonestreet LP                           488,400        488,400 (4) (39)          --         *
Bridges & PIPES LLC                      488,400        488,400 (4) (40)          --         *
DKR Soundshore Oasis Holding
Fund Ltd.                                488,400        488,400 (4) (41)          --         *
Southridge Partners LP                   407,001        407,001 (5)               --         *
Emes Capital Partners LLC                446,300        446,300 (6)               --         *
Platinum Partners Value Arbitrage
Fund                                     325,602        325,602 (7)               --         *
Gross Foundation, Inc.                   422,039        422,039 (8)               --         *
Basso Multi-Strategy Holding
Fund Ltd.                                339,974        195,360 (9)          138,614         *
Cisneros Capital Group                   183,150        183,150 (10)              --         *
Notzer Chesed                            354,701        167,404 (11) (42)    187,297         *
Professional Traders Fund, LLC           162,801        162,801 (12) (43)         --         *
Mordechai Vogel                          452,029        230,696 (13)         221,333         *
Simon Vogel                              558,324        298,564 (14)         221,333         *
Edelweiss Trading Ltd.                   339,092        339,092 (15) (44)         --         *
Quines Financial S.A.                    339,092        339,092 (16) (45)         --         *
Appel 26 Corp.                           339,092        339,092 (16) (46)         --         *
Abbey Berkowitz                          307,895        307,895 (17)              --         *
Greenwich Growth Fund Limited            162,801        162,801 (18) (47)         --         *
Whalehaven Fund Limited                  311,316        162,801 (19) (48)    148,515         *
First Mirage, Inc.                       162,801        162,801 (12) (49)         --         *
MEA Group LLC                            162,801        162,801 (12) (50)         --         *
SRG Capital LLC                          162,801        162,801 (12) (51)         --         *
Cong. Mishkan Sholom                     162,801        162,801 (12) (52)         --         *

Magdiel Rodriguez                        149,845        149,845 (20)              --         *
Alfredo Jacomino                         149,845        149,845 (20)              --         *
Tower Paper Co. Inc. Ret. Plan           375,269        153,936 (21) (53)    221,333         *
Mordechai Boaziz                         169,548        169,548 (22)              --         *
Saul Kessler                             167,196        169,548 (23)              --         *
Shaye Brauner                             81,402         81,402 (24)              --         *
AS Capital Partners                       81,402         81,402 (24) (54)         --         *
Richard A. Cohen                         148,069        148,069 (25)              --         *
Basso Private Opportunity Holding
Fund Ltd.                                157,751         48,840 (26)         108,911         *
Crestview Capital LLC                    367,254        192,500 (27)         174,754         *
Krystal Investitionen AG                 131,999        131,999 (28)              --         *
Crambeth Properties Ltd.                 131,999        131,999 (28B)             --         *
Ruth Karasik                              59,584         59,584 (29)              --         *
Naftali Vax                               66,000         66,000 (30)              --         *
Lucien Geldzahler                         82,499         82,499 (31)              --         *
Pentium Management Limited               631,506        631,506 (32)              --         *
Martinez-Ayme Securities                  35,160         35,160 (33)              --         *
*Juan Mendez                           1,163,626        164,406 (34)         999,220        5.6%
Richard Rosenblum                        181,073        181,073 (35)              --         *
*Aboudi & Brounstein                     100,000        100,000 (36)              --         *
David Stefansky                           16,666         16,666 (55)              --         *

+ Some or all of these shares may be included in other registration statements which, when declared effective, would allow the selling shareholders to sell such shares and/or reflect shares issuable on conversion or exercise of other securities which have 4.99% conversion or exercise limits similar to those provided in the Series B Preferred Stock and the Series B Warrants.

*    Less than 1%

(1) Represents (i) 681,733 shares of Common Stock issuable upon conversion of 5,113 shares of our Convertible Preferred Stock having a stated value of $100 per share, based on a conversion price of $0.75, together with 148,394 shares of Common Stock issuable in respect of dividends thereon accruing from July 1, 2006 through the third anniversary of issuance ("Reserved Dividends Shares"), (ii) 47,720 shares of Common Stock issued upon conversion of or as dividend with respect to our Series A Preferred ("Issued Shares"); (iii) 212,569 shares issuable upon the exercise of Warrants issued in connection with the Convertible Preferred Stock ("Warrant Shares"); and (iv) an additional 103,746 shares of Common Stock that we might be required to issue to such selling stockholder as liquidated damages ("Reserved Damages Shares"). The selling stockholder advised us that it purchased the preferred stock and warrants solely for investment and not with a view to or for resale or distribution of such securities and that the natural person having voting or dispositive power over such securities is Yehuda Breitkope. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE CONVERTIBLE PREFERRED STOCK." The amount reflected under the column titled "Number of Shares Owned Before the Offering" includes (i) 2,187,619 shares of Common Stock referred to in the Amendment No. 1 to Schedule 13G filed by the selling stockholder on February 10, 2006 and (ii) 1,433,214 shares of our Common Stock that are issuable upon conversion of 6,730 shares of our Series B 8% Convertible Preferred Stock ("Series B Preferred Stock"), dividends payable thereunder and warrants issued in connection with the purchase thereof. The shares underlying these securities are not included in this Registration Statement. We are contractually bound to file a registration statement in respect of these shares.

(2) Represents (i) 233,333 shares of Common Stock issuable upon conversion of 1,750 shares of our Convertible Preferred Stock having a stated value of $100 per share, based on a conversion price of $0.75, together with 50,790 Reserved Dividend Shares, (ii) 40,676 Issued Shares; (iii) 331,669 Warrant Shares; and (iv) 89,634 Reserved Damages Shares. The selling stockholder advised us that it purchased the preferred stock and warrants solely for investment and not with a view to or for resale or distribution of such securities and that the natural person having voting or dispositive power over such securities is Andre Zolty. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE CONVERTIBLE PREFERRED STOCK." The amount reflected under the column titled "Number of Shares Owned Before the Offering" is based upon the information provided by the selling stockholder in the Amendment No. 3 to Schedule 13D filed by the selling stockholder with the SEC on February 9, 2005.

(3) Represents (i) 400,000 Warrant Shares; and (ii) 88,400 Reserved Damages Shares. The selling stockholder advised us that it purchased the preferred stock and warrants solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE CONVERTIBLE PREFERRED STOCK." The figure under the column "Number of Shares Owned Before Offering" includes shares of our Common Stock that are issuable upon conversion of 10,000 shares of our Series B Preferred Stock, dividends payable through the maturity date thereof and exercise of warrants issued to the selling stockholder in connection with the purchase of such Series B Preferred Stock. The shares underlying these securities are not included in this Registration Statement. We are contractually bound to file a registration statement in respect of these shares.

(4) Represents (i) 400,000 Warrant Shares; and (ii) 88,400 Reserved Damages Shares. The selling stockholder advised us that it purchased the preferred stock and warrants solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE CONVERTIBLE PREFERRED STOCK."

(5) Represents (i) 333,332 Warrant Shares and (ii) 73,667 Reserved Damages Shares. The selling stockholder advised us that it purchased the warrants solely for investment and not with a view to or for resale or distribution of such securities and that the natural person having voting or dispositive power over such securities is Stephen Hicks. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE CONVERTIBLE

     PREFERRED STOCK." The selling stockholder has advised us that it is an affiliated person of Greenfield Capital Partners LLC, a registered broker dealer, which served as a placement agent in the transactions described above. The selling stockholder has advised us that the securities to be sold by it will be sold through unaffiliated broker dealers and not through Greenfield Capital Partners LLC.

(6) Represents (i) 80,000 Issued Shares, (ii) 300,000 Warrant Shares and (ii) 66,300 Reserved Damages Shares. The selling stockholder advised us that it purchased the warrants solely for investment and not with a view to or for resale or distribution of such securities and that the natural person having voting or dispositive power over such securities is Frank Maglicto. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE CONVERTIBLE PREFERRED STOCK."

(7) Represents (i) 266,666 Warrant Shares and (ii) 58,936 Reserved Damages Shares. The selling stockholder advised us that it purchased the warrants solely for investment and not with a view to or for resale or distribution of such securities and that the natural person having voting or dispositive power over such securities is Mark Nordlicht. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE CONVERTIBLE PREFERRED STOCK."

(8) Represents (i) 142,000 shares of Common Stock issuable upon conversion of 1,065 shares of our Convertible Preferred Stock having a stated value of $100 per share, based on a conversion price of $0.75, together with 30,909 Reserved Dividend Shares, (ii) and 4,930 Issued Shares; (iii) 200,000 Warrant Shares; and (iv) 44,200 Reserved Damages Shares. The selling stockholder advised us that it purchased the preferred stock and warrants solely for investment and not with a view to or for resale or distribution of such securities and that the natural person having voting or dispositive power over such securities is Chaim Gross. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE CONVERTIBLE PREFERRED STOCK."

(9) Represents (i) 160,000 Warrant Shares and (ii) 35,360 Reserved Damages Shares. The selling stockholder advised us that it purchased the warrants solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE CONVERTIBLE PREFERRED STOCK." Basso Capital Management L.P. ("Basso") is the Investment Manager to the selling stockholder. Howard I. Fischer is a managing member of Basso GP, LLC, the General Partner of Basso, and as such has investment power and voting control over these securities. Mr. Fischer disclaims beneficial ownership of these securities. The figure under the column "Number of Shares Owned Before Offering" includes shares of our Common Stock that are issuable upon exercise of warrants issued to the selling stockholder in connection with the purchase of Series B Preferred Stock. The shares underlying these securities are not included in this Registration Statement. We are contractually bound to file a registration statement in respect of these shares.

(10) Represents (i) 150,000 Warrant Shares and (ii) 33,150 Reserved Damages Shares. The selling stockholder advised us that it purchased the preferred stock and warrants solely for investment and not with a view to or for resale or distribution of such securities and that the natural person having voting or dispositive power over such securities is James Blanchard. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE CONVERTIBLE PREFERRED STOCK."

(11) Represents (i) 133,334 Warrant Shares and (ii) 29,467 Reserved Damages Shares and (iii) 4,603 Issued Shares. The selling stockholder advised us that it purchased the preferred stock and warrants solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE CONVERTIBLE PREFERRED STOCK." The figure under the column "Number of Shares Owned Before Offering" includes shares of our Common Stock that are issuable upon exercise of warrants issued to the selling stockholder in connection with the purchase of Series B Preferred Stock. The shares underlying these securities are not included in this Registration Statement. We are contractually bound to file a registration statement in respect of these shares.

(12) Represents (i) 133,332 Warrant Shares and (ii) 29,469 Reserved Damages Shares. The selling stockholder advised us that it purchased the preferred stock and warrants solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE CONVERTIBLE PREFERRED STOCK."

(13) Represents (i) 133,334 Warrant Shares (ii) 67,895 Issued Shares and (iii) 29,467 Reserved Damages Shares. The selling stockholder advised us that it purchased the preferred stock and warrants solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE CONVERTIBLE PREFERRED STOCK." The figure under the column "Number of Shares Owned Before Offering" includes shares of our Common Stock that are issuable upon conversion of our two year 8% Senior Secured Convertible Debenture that is scheduled to mature on April 30, 2008 (the "Senior Secured Convertible Debenture") in the principal amount of $100,000, interest through the maturity date and warrants issued in connection with such debentures. The shares underlying the Senior Secured Convertible Debentures and the accompanying warrants are not included in this Registration Statement. We are contractually bound to file a registration statement in respect of these shares.

(14) Represents (i) 133,334 Warrant Shares, (ii) 135,762 Issued Shares and (iii) 29,467 Reserved Damages Shares. The selling stockholder advised us that it purchased the preferred stock and warrants solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE CONVERTIBLE PREFERRED STOCK." The figure under the column "Number of Shares Owned Before Offering" includes shares of our Common Stock that are issuable upon conversion of our Senior Secured Convertible Debenture in the principal amount of $100,000, interest through the maturity date and warrants issued in connection with such debentures. The shares underlying the Senior Secured Convertible Debentures and the accompanying warrants are not included in this Registration Statement. We are contractually bound to file a registration statement in respect of these shares.

(15) Represents (i) 133,334 shares of Common Stock issuable upon conversion of 1,000 shares of our Convertible Preferred Stock having a stated value of $100 per share, based on a conversion price of $0.75, together with 29,023 Reserved Dividend Shares, (iii) 13,935 Issued Shares, (iii) 133,334 Warrant Shares and (iv) 29,467 Reserved Damages Shares. The selling stockholder advised us that it purchased the preferred stock and warrants solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE CONVERTIBLE PREFERRED STOCK."

(16) Represents (i) 133,334 shares of Common Stock issuable upon conversion of 1,000 shares of our Convertible Preferred Stock having a stated value of $100 per share, based on a conversion price of $0.75, together with 29,023 Reserved Dividend Shares, (iii) 13,935 Issued Shares, (iii) 133,334 Warrant Shares and (iv) 29,467 Reserved Damages Shares. The selling stockholder advised us that it purchased the preferred stock and warrants solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE CONVERTIBLE PREFERRED STOCK."

(17) Represents (i)145,094 Issued shares of Common Stock and (ii) 29,467 Reserved Damages Shares and (iii) 133,334 Warrant Shares. The selling stockholder advised us that it purchased the preferred stock and warrants solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE CONVERTIBLE PREFERRED STOCK."

(18) Represents (i) 133,332 Warrant Shares and (ii) 29,469 Reserved Damages Shares. The selling stockholder advised us that it purchased the preferred stock and warrants solely for investment and not with a view to or for resale or distribution of such securities and that the natural person having voting or dispositive power over such securities is James Blanchard. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE CONVERTIBLE PREFERRED STOCK."

(19) Represents (i) 133,332 Warrant Shares and (ii) 29,469 Reserved Damages Shares. The selling stockholder advised us that it purchased the preferred stock and warrants solely for investment and not with a view to or for resale or distribution of such securities and that the natural person having voting or dispositive power over such securities is James Blanchard. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE CONVERTIBLE PREFERRED STOCK." The figure under the column "Number of Shares Owned Before Offering" includes shares of our Common Stock that are issuable upon exercise of warrants issued to the selling stockholder in connection with the purchase of Series B Preferred Stock. The shares underlying these securities are not included in this Registration Statement. We are contractually bound to file a registration statement in respect of these shares.

(20) Represents (i) 67,467 Issued Shares, (ii) 67,468 Warrant Shares and (iii) 14,910 Reserved Damages Shares. The selling stockholder advised us that it purchased the warrants solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE CONVERTIBLE PREFERRED STOCK."

(21) Represents (i) 72,534 Issued Shares, (ii) 66,668 Warrant Shares and (iii) 14,734 Reserved Damages Shares. The selling stockholder advised us that it purchased the preferred stock and warrants solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE CONVERTIBLE PREFERRED STOCK." The figure under the column "Number of Shares Owned Before Offering" includes shares of our Common Stock that are issuable upon conversion of our Senior Secured Convertible Debenture in the principal amount of $100,000, interest through the maturity date and warrants issued in connection with such debentures. The shares underlying the Senior Secured Convertible Debentures and the accompanying warrants are not included in this Registration Statement. We are contractually bound to file a registration statement in respect of these shares.

(22) Represents (i) 66,667 shares of Common Stock issuable upon conversion of 500 shares of our Convertible Preferred Stock having a stated value of $100 per share, based on a conversion price of $0.75, together with 14,511 Reserved Dividend Shares, (ii) 6,968 Issued Shares; (iii) 66,666 Warrant Shares; and (iii) 14,736 Reserved Damages Shares. The selling stockholder advised us that it purchased the preferred stock and warrants solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE CONVERTIBLE PREFERRED STOCK."

(23) Represents (i) 66,667 shares of Common Stock issuable upon conversion of 500 shares of our Convertible Preferred Stock having a stated value of $100 per share, based on a conversion price of $0.75, together with 14,511 Reserved Dividend Shares, (ii) 6,968 Issued Shares; (iii) 66,668 Warrant Shares; and (iii) 14,734 Reserved Damages Shares. The selling stockholder advised us that it purchased the preferred stock and warrants solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE CONVERTIBLE PREFERRED STOCK."

(24) Represents (i) 66,668 Warrant Shares and (ii) 14,734 Reserved Damages Shares. The selling stockholder advised us that it purchased the preferred stock and warrants solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE CONVERTIBLE PREFERRED STOCK."

(25) Represents (i) 66,667 Issued Shares (ii) 66,668 Warrant Shares and (iii) 14,734 Reserved Damages Shares. The selling stockholder advised us that it purchased the preferred stock and warrants solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE CONVERTIBLE PREFERRED STOCK."

(26) Represents (i) 40,000 Warrant Shares and (ii) 8,840 Reserved Damages Shares. The selling stockholder advised us that it purchased the warrants solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE CONVERTIBLE PREFERRED STOCK." Basso Capital Management, L.P. ("Basso Capital") is the Investment Manager to the selling stockholder. Howard I. Fischer is a managing member of Basso GP, LLC, the General Partner of Basso Capital, and as such has investment power and voting control over these securities. Mr. Fischer disclaims beneficial ownership of these securities. The figure under the column "Number of Shares Owned Before Offering" includes shares of our Common Stock that are issuable upon exercise of warrants issued to the selling stockholder in connection with the purchase of Series B Preferred Stock. The shares underlying these securities are not included in this Registration Statement. We are contractually bound to file a registration statement in respect of these shares.

(27) Represents (i) 175,000 Warrant Shares and (ii) 17,500 Reserved Damages Shares. The selling stockholder advised us that it purchased the warrants solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE CONVERTIBLE PREFERRED STOCK." Crestview Capital Partners ("CCP") is the sole managing member of Crestview Capital Master, LLC ("CCM") and may be deemed to have sole voting and investment power with respect to the securities beneficially owned by CCM. CCP disclaims beneficial ownership of these securities. The figure under the column "Number of Shares Owned Before Offering" includes shares of our Common Stock that are issuable upon exercise of warrants issued to the selling stockholder in connection with the placement of the Series B Preferred Stock. The shares underlying these securities are not included in this Registration Statement. We are contractually bound to file a registration statement in respect of these shares.

(28) Represents (i) 119,999 Warrant Shares and (ii) 12,000 Reserved Damages Shares. The selling stockholder advised us that it purchased the warrants solely for investment and not with a view to or for resale or distribution of such securities and that the natural person having voting or dispositive power over such securities is Steve Cohenim. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE CONVERTIBLE PREFERRED STOCK."

(28B)Represents (i) 119,999 Warrant Shares and (ii) 12,000 Reserved Damages Shares. The selling stockholder advised us that it purchased the warrants solely for investment and not with a view to or for resale or distribution of such securities and that the natural person having voting or dispositive power over such securities is MJ Anahory. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE CONVERTIBLE PREFERRED STOCK."

(29) Represents (i) 54,167 Warrant Shares and (ii) 5,417 Reserved Damages Shares. The selling stockholder advised us that it purchased the warrants solely for investment and not with a view to or for resale or distribution of such. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE CONVERTIBLE PREFERRED STOCK."

(30) Represents (i) 60,000 Warrant Shares and (ii) 6,000 Reserved Damages Shares. The selling stockholder advised us that it purchased the warrants solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE CONVERTIBLE PREFERRED STOCK."

(31) Represents (i) 74,999 Warrant Shares and (ii) 7,500 Reserved Damages Shares. The selling stockholder advised us that it purchased the warrants solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE CONVERTIBLE PREFERRED STOCK."

(32) Represents 631,506 shares of Common Stock issuable upon exercise of five-year warrants issued as compensation in connection with the placement of our Convertible Preferred Stock. The natural person having voting or dispositive power over such securities is Chaim Epstein.

(33) Represents 35,160 shares of Common Stock issuable upon exercise of five-year warrants issued as compensation in connection with the placement of 2,637 shares of our Convertible Preferred Stock. The selling stockholder is a registered broker-dealer, which served as a placement agent in the transactions described in the section "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE CONVERTIBLE PREFERRED STOCK." The natural persons having voting or dispositive power over such securities are Reynaldo A. Martinez and Alfredo F. Ayme.

(34) Represents 164,406 shares of Common Stock issued upon exercise of warrants granted in consideration of service on our board of directors. See "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE CONVERTIBLE PREFERRED STOCK." The amount reflected under the column titled "Number of Shares Owned Before the Offering" is based on information provided by the selling stockholder in the Schedule 13D filed by the selling stockholder with the SEC on February 11, 2004 as well as an additional 150,000 shares of Common Stock issuable upon exercise of warrants held by the selling stockholder. The shares underlying the warrants are not included in this Registration Statement. We are contractually bound to file a registration statement in respect of the shares underlying these warrants.

(35) Represents (i) 164,406 shares of Common issuable upon exercise of five-year warrants granted in consideration of service on our board of directors and
     (ii) 16,667 shares of Common Stock issuable upon exercise of five-year warrants issued to the selling stockholder as a designee of of one of the placement agents, as compensation in connection with the placement of our Convertible Preferred Stock described in the transaction described in the section "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE CONVERTIBLE PREFERRED STOCK." This selling stockholder has advised us that he was a Managing Director of Greenfield Capital Partners LLC at the time such transaction was consummated, but has subsequently left Greenfield Capital. Of the shares to be sold by the selling stockholder, 164,406 shares were not derived from those transactions. At the time such transaction was completed, Mr. Rosenblum was affiliated with JH Darbie & Co., a registered broker dealer, and has advised that at the time the warrants were acquired the selling stockholder did not have any agreements, plans, understandings, directly or indirectly, with any person, to distribute the securities.

(36) Represents 100,000 shares of Common Stock issuable upon exercise of warrants granted in exchange for legal services rendered in 2004. This selling stockholder provides legal services to us. The natural persons having voting or dispositive power over such securities are David Aboudi and Gerald Brounstein.

(37) The selling stockholder is a party to an investment management agreement with Rock Hill Investment Management, L.P., a limited partnership of which the general partner is RHP General Partner, LLC. Pursuant to such agreement, Rock Hill Investment Management directs the voting and disposition of shares owned by the selling stockholder. Messrs. Wayne Bloch and Peter Lockhart own all of the interests in RHP General Partner, LLC. The aforementioned entities and individuals disclaim beneficial ownership of the interests owned by the selling stockholder.

(38) The natural person having voting or dispositive power over such securities is Barry Braunstein.

(39) The natural persons having voting or dispositive power over such securities are Michael Finkelstein and Elizabeth Leonard.

(40) The natural persons having voting or dispositive power over such securities are David Fuchs and Michael Crow.

(41) The selling stockholder is a master fund in a master-feeder structure. The selling stockholder's investment manager is DKR Oasis Management Company LP (the "Investment Manager"). Pursuant to an investment management agreement among the selling stockholder, the feeder funds and the Investment Manager, the Investment Manager has the authority to do any and all acts on behalf of the selling stockholder, including voting any shares held by the selling stockholder. Mr. Seth Fischer is the managing partner of Oasis Management Holdings L.L.C., one of the general partners of the Investment Manager. Mr. Fischer has ultimate responsibility for trading with respect to the selling stockholder. Mr. Fischer disclaims beneficial ownership of these shares.

(42) The natural persons having voting or dispositive power over such securities are Abraham Nussbaum and Tanchum Adler.

(43) The natural persons having voting or dispositive power over such securities are Marc Swickle and Howard Berger.

(44) The natural persons having voting or dispositive power over such securities is James David Hassan.

(45) The natural person having voting or dispositive power over such securities is Simcha Hecht.

(46) The natural persons having voting or dispositive power over such securities are Barry Appel and Esther Appel.

(47) The natural persons having voting or dispositive power over such securities are Evan Schemenauer,

     Jonathan Walk and Don Dunstan.

(48) The natural persons having voting or dispositive power over such securities are Evan Schemenauer, Arthur Jones and Jennifer Kelly.

(49) The natural persons having voting or dispositive power over such securities are David Rapaport and Fred Brasch.

(50) The natural person having voting or dispositive power over such securities is Eli Chabot.

(51) The selling stockholder acquired these securities as an investor in the transactions described under the caption "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE CONVERTIBLE PREFERRED STOCK." The selling stockholder has advised us that it is an affiliated person of a registered broker dealer and that at the time the securities were acquired the selling stockholder did not have any agreements, plans, understandings, directly or indirectly, with any person to distribute the securities. The selling stockholder acquired the securities without regard to its status as an affiliate of a broker-dealer. The natural person having voting or dispositive power over such securities are Edwin Mecabe and Tai May Lee.

(52) The natural person having voting or dispositive power over such securities is Menachem Lipsker.

(53) The natural persons having voting or dispositive power over such securities are Mordechai Vogel and Simon Vogel.

(54) The selling stockholder acquired these securities as an investor in the transactions described under the caption "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE CONVERTIBLE PREFERRED STOCK." The selling stockholder has advised us that it is an affiliated person of a registered broker dealer and that at the time the securities were acquired the selling stockholder did not have any agreements, plans, understandings, directly or indirectly, with any person to distribute the securities. The selling stockholder acquired the securities without regard to its status as an affiliate of a broker-dealer. The natural person having voting or dispositive power over such securities is Michael Coughlan.

(55) Represents 16,666 shares of Common Stock issuable upon exercise of five-year warrants issued to the selling stockholder as a designee of Greenfield Capital Partners LLC, as compensation in connection with the placement of 2,500 shares of our Convertible Preferred Stock described in the transaction described in the section "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE CONVERTIBLE PREFERRED STOCK." This selling stockholder has advised that he was a Managing Director of Greenfield Capital Partners LLC at the time such transaction was consummated, but has subsequently left Greenfield Capital. We are also registering an additional 1,666 shares of Common Stock issuable to such selling stockholder representing our current good faith estimate of additional shares that we might be required to issue to such selling stockholder based on adjustments to the number of shares covered by its unexercised warrants in the event that, on or prior to the one hundred eightieth day after the effective date of this Registration Statement, we subsequently offer or issue securities at a purchase price or conversion price lower than $0.75 per share or warrants having an exercise price below the exercise price of the warrants held by the selling stockholder. The selling stockholder is affiliated with JH Darbie & Co., a registered broker dealer, and has advised us that at the time the warrants were acquired the selling stockholder did not have any agreements, plans, understandings, directly or indirectly, with any person, to distribute the securities.

RELATIONSHIPS BETWEEN AMEDIA AND THE SELLING STOCKHOLDERS

          Melton Management Ltd. holds approximately 7.82% of our issued and outstanding shares of Common Stock as of October 16, 2006 (without giving effect to the purchase of their beneficial interests in the transaction described in the section "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE CONVERTIBLE PREFERRED STOCK" ). Each of Juan Mendez and Richard Rosenblum currently serves as a non-employee director of our company. Aboudi & Brounstein has provided and continues to provide legal services to our company. Except as otherwise described above, none of the selling shareholders (i) are affiliates or controlled by an affiliate of our company (ii) are now or were at any time in the past an officer or director of ours or any of any of our predecessors or affiliates. With the exception of each of Juan Mendez, Richard Rosenblum and Aboudi & Brounstein, we have separate contractual obligations to file this registration with each of the selling shareholders.

                              PLAN OF DISTRIBUTION

          The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices.

          We have agreed, subject to certain limits, to bear all costs, expenses and fees of registration of the shares of Common Stock offered by the selling stockholders for resale. However, any brokerage commissions, discounts, concessions or other fees, if any, payable to broker-dealers in connection with any sale of the shares of Common Stock will be borne by the selling stockholders selling those shares or by the purchasers of such shares.

     Upon our being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

     o The name of each such selling stockholder and of the participating broker-dealer(s);

     o    The number of securities involved;

     o    The price at which such securities were sold;

     o The commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

     o That such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

     o    Other facts material to the transaction.

     The selling stockholders may use any one or more of the following methods when selling shares:

     o    directly as principals;

     o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     o an exchange distribution in accordance with the rules of the applicable exchange;

     o    privately negotiated transactions;

     o short sales that are in compliance with the applicable laws and regulations of any state or the United States;

     o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

     o    a combination of any such methods of sale; and

     o    any other method permitted pursuant to applicable law.

     The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), if available, rather than under this Prospectus.

     Any sales of the shares may be effected through the OTC Bulletin Board, in private transactions or otherwise, and the shares may be sold at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. We believe that the selling stockholders have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares other than ordinary course brokerage arrangements, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

     Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. If the selling stockholders effect sales through underwriters, brokers, dealers or agents, such firms may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the shares for whom they may act as agent, principal or both in amounts to be negotiated. Those persons who act as broker-dealers or underwriters in connection with the sale of the shares may be selected by the selling stockholders and may have other business relationships with, and perform services for, us. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     Any selling stockholder or broker-dealer who participates in the sale of the shares may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act. Any commissions received by any underwriter or broker-dealer and any profit on any sale of the shares as principal may be deemed to be underwriting discounts and commissions under the Securities Act.

     The anti-manipulation provisions of Rules 101 through 104 of Regulation M promulgated under the Exchange Act may apply to purchases and sales of shares of common stock by the selling stockholders. In addition, there are restrictions on market-making activities by persons engaged in the distribution of the common stock. We have advised each selling stockholder that it may not use shares of Common Stock issuable upon conversion of the Convertible Preferred Stock or the Warrants and included in this Registration Statement to cover short sales of Common Stock made prior to the date on which the Registration Statement shall have been declared effective.

     Under the securities laws of certain states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be able to be sold unless the Common Stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

     We were required to pay expenses incident to the registration, offering and sale of the shares pursuant to this offering. We have agreed to indemnify certain selling stockholders and certain other persons against certain liabilities, including liabilities under the Securities Act or to contribute to payments to which such selling stockholders or their respective pledgees, donees, transferees or other successors in interest may be required to make in respect thereof. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                            DESCRIPTION OF SECURITIES

COMMON STOCK

          We are authorized to issue up to 100,000,000 shares of Common Stock. As of October 16, 2006, there were 27,946,979 shares of Common Stock outstanding. Holders of the Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefore. Upon the liquidation, dissolution, or winding up of our company, the holders of Common Stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding common stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are validly issued, fully paid and nonassessable.

PREFERRED STOCK

          We are authorized to issue up to 5,000,000 shares of preferred stock, par value $.001 per share. As of October 16, 2006, there were 57,928 shares of preferred stock issued and outstanding, comprised of 11,928 shares of our Series A Preferred Stock and 46,000 shares of our Series B Preferred Stock.

          The shares of preferred stock are issuable in series, and in connection with the issuance of any series of preferred stock and to the extent now or hereafter permitted by law, the board of directors is authorized to fix by resolution the designation of each series, the stated value of the shares of each series, the dividend rate or rates of each series and the date or dates and other provisions respecting the payment of dividends, the provisions, if any, respecting the redemption of the shares of each series and, subject to requirements of law, the voting rights, the terms, if any, upon which the shares of each series shall be convertible into or exchangeable for any other shares of stock of the Company and any other relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of the shares of each series.

SERIES A PREFERRED STOCK

          In July 2004, we designated 52,500 of our authorized preferred stock as Series A 7% Convertible Preferred Stock.

          Each share of Series A Preferred Stock has a stated value of $100 and is convertible into shares of Common Stock at an initial conversion price of $0.75 per share of Common Stock, subject to adjustment in the event of certain capital adjustments or similar transactions, such as a stock split or merger.

          Dividends at the rate of 7% per annum are payable on a semi-annual basis and on conversion and may be paid, at our option, in stock or cash. If we elect to pay dividends in stock, the stock will be valued at the conversion price then in effect. Our right to pay dividends in stock, however, is subject to the following conditions:

     o the registration statement covering the resale of such shares of Common Stock by the selling security holders must be effective at the time of the issuance of such shares; and

     o the issuance of such shares to the holder cannot result in such holder being the beneficial owner of more than 4.99% of the then outstanding shares of our Common Stock.

          Each holder can convert all or any part of its Series A Preferred Stock by giving notice to the Company. Each conversion is subject to the following limitation: the holder may convert the outstanding Series A Preferred Stock up to an amount which would result in the holder being the beneficial owner of no more than 4.99% of our then outstanding shares (after taking into account the conversion or warrant exercise). If the holder then disposes of some or all of its holdings, it can again convert outstanding Series A Preferred Stock, subject to the same limitations.

          Unless converted earlier, on the fifth anniversary of issuance the Series A Preferred Stock convert into shares of our Common Stock at the conversion price then in effect (subject to extension under certain circumstances).

          We agreed with the holders of the Series A Preferred Stock that if we enter into any offer or sale of our Common Stock (or securities convertible into Common Stock) with any third party without the prior consent of a majority in interest of the holders of the Convertible Preferred Stock on any date which is earlier than 180 days after the effective date of the Registration Statement (plus the number of days, if any, during which the Registration Statement is suspended in the interim) in which the (i) lowest per share purchase price contemplated thereunder or the lowest conversion price which would be applicable under the terms of such New Transaction is below the initial conversion price and/or (ii) the lowest exercise price of any warrants issued thereunder is lower than the initial exercise prices of the Warrants, then the terms of any unconverted share of Convertible Preferred Stock or any unexercised Warrants shall be modified to adjust the relevant conversion price in such convertible preferred stock, the warrant exercise price or the number of warrant shares to be equal to that provided in the transaction as so consummated. This protection ended in August 2005. However, in connection with our efforts to raise working capital, in October 2006 we offered to the purchasers of the Series A Preferred Stock to reinstate this protection in consideration of new loans that these persons would make to us. Under our offer, each investor who advances a loan to us will have the benefit of this protection with respect to three times the amount advanced to us in connection with a loan. Under the terms of the Offer, the price protection provisions will be operative with respect to Series A Preferred Stock and the Warrants held by such investor on the day on which the loan is advanced to us from that closing date through August 31, 2007. Our Offer is being made to obtain Loans for up to a maximum of $2 million in advances. Additional loans, if any, will be advanced to us in separate closings subsequent to the Initial Closing Date.

          Under certain circumstances each holder of shares of Series A Preferred Stock has the right to give us a notice requiring us to redeem all or any portion of that holder's shares. Such redemption will be at a redemption price equal to V/CP x M, where "V" means the outstanding stated value plus the accrued and unpaid dividend on such share, "CP" means the conversion price in effect on the date of the redemption notice, and "M" means the average of the closing sale prices for any five (5) trading days (which need not be consecutive) selected by the holder of the shares of Series A Preferred Stock being redeemed.

SERIES B PREFERRED STOCK

          In April 2005, we designated 85,000 of our authorized preferred stock as Series B 8% Convertible Preferred Stock. In April and May 2005, we issued in the aggregate 77,650 of the Series B Preferred Stock.

          Each share of Series B Preferred Stock has a stated value of $100 and was convertible into shares of Common Stock at an initial conversion price of $1.01 per share of Common Stock, subject to adjustment in the event of certain capital adjustments or similar transactions, such as a stock split or merger. On May 5, 2006, we completed a private placement of the Convertible Debenture transaction. This private placement resulted in the reduction to $0.75 per share of the conversion price of the Series B Preferred Stock.

          Dividends at the rate of 8% per annum are payable on a semi-annual basis and on conversion and may be paid, at our option, in stock or cash. If we intend to pay the dividends in cash on a scheduled dividend payment date, we have to give advance notice to each holder of the Series B Preferred Stock. If the dividends are being paid in stock, the stock will be valued at 90% of the volume weighted average price of the Common Stock for the five trading days prior to the dividend payment date. Our right to pay dividends in stock, however, is subject to the condition the issuance of such shares to the holder cannot result in such holder being the beneficial owner of more than 4.99% of the then outstanding shares of our Common Stock.

          Each holder can convert all or any part of its Series B Preferred Stock by giving notice to the Company. Each conversion is subject to the following limitation: the holder may convert a the outstanding Series B Preferred Stock up to an amount which would result in the holder being the beneficial owner of no more than 4.99% of our then outstanding shares (after taking into account the conversion or warrant exercise). If the holder then disposes of some or all of its holdings, it can again convert outstanding Series B Preferred Stock, subject to the same limitations.

          Unless converted earlier, on the fifth anniversary of issuance the Series B Preferred Stock will convert into shares of our Common Stock at the conversion price then in effect (subject to extension under certain circumstances).

          We agreed with the holders of the Series B Preferred Stock that if we would enter into any offer or sale of our Common Stock (or securities convertible into Common Stock) with any third party without the prior consent of a majority in interest of the holders of the Series B Preferred Stock on any date prior to August 31, 2006 in which the lowest per share purchase price contemplated thereunder or the lowest conversion price which would be applicable under the terms of such New Transaction is below the initial conversion price (a "Series B Lower Price Transaction"), then the terms of any unconverted share of Series B Preferred Stock and the exercise price of the Series B Warrants would be modified to adjust the relevant conversion or exercise price to be equal to the prices provided in the transaction as so consummated. In addition, if during such period we enter into any offer or sale of our Common Stock (or securities convertible into Common Stock), whether or not a lower price transaction, we are required to incorporate in the selling stockholders' agreements or instruments the terms, if any, from the instruments relating to such transaction which are more beneficial to the investors. The foregoing restrictions will not apply to certain specified issuances. The private placement that we completed in May 2006 qualified as a Series B Lower Price Transaction, thereby resulting in reduction in the conversion price of 46,000 shares of Series B Preferred Stock that was then outstanding.

          We agreed with the holders of the Series B Preferred Stock that if we enter into any offer or sale of our Common Stock (or securities convertible into Common Stock) with any third party without the prior consent of a majority in interest of the holders of the Series B Preferred Stock on any date which is earlier than first anniversary of the effective date of the Registration Statement in which the (i) lowest per share purchase price contemplated thereunder or the lowest conversion price which would be applicable under the terms of such New Transaction is below the initial conversion price and/or (ii) the lowest exercise price of any warrants issued thereunder is lower than the initial exercise prices of the Series B Warrants, then the terms of any unconverted share of Series B Preferred Stock or any unexercised Series B Warrants shall be modified to adjust the relevant conversion price in such Series B Preferred Stock, the warrant exercise price or the number of warrant shares to be equal to that provided in the transaction as so consummated. This protection ended in August 2006. However, in connection with our efforts to raise working capital, in October 2006 we offered to the purchasers of the Series B Preferred Stock to reinstate this protection in consideration of new loans that these persons would make to us. Under our offer, each investor who advances a loan to us will have the benefit of this protection with respect to three times the amount advanced to us by that investor in connection with a loan. Under the terms of the Offer, the price protection provisions will be operative with respect to Series B Preferred Stock and the Series B Warrants held by such investor on the day on which the Loan is advanced to us from that closing date through August 31, 2007. We raised on October 23, 2006 $600,000 from two of these investors. Our Offer is being made to obtain Loans for up to a maximum of $2 million in advances.

          Under certain circumstances each holder of shares of Series B Preferred Stock has the right to give us a notice requiring us to redeem all or any portion of that holders shares. Such redemption will be at a redemption price equal to V/CP x M, where "V" means the principal of plus the accrued and unpaid dividend on such share, "CP" means the conversion price in effect on the date of the redemption notice, and "M" means the average of the closing sale prices for any five (5) trading days (which need not be consecutive) selected by the holder of the shares of Series B Preferred Stock being redeemed.

TRANSFER AGENT

          Our transfer agent is American Stock Transfer and Trust Company, Inc. Their address is 459 Maiden Lane, New York New York 10038 and their telephone number is (212) 936-5100.

    DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT
                                  LIABILITIES

          Pursuant to our certificate of incorporation and by-laws, our officers and directors are indemnified by us to the fullest extent allowed under Delaware law for claims brought against them in their capacities as officers and directors. Indemnification is not allowed if the officer or director does not act in good faith and in a manner reasonably believed to be in our best interest, or if the officer or director had no reasonable cause to believe his conduct was lawful. Accordingly, indemnification may occur for liabilities arising under the Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

          Aboudi & Brounstein, Law Offices received in April 2004 a three year warrant to purchase up to 100,000 shares of our Common Stock at a per share exercise price of $0.61, in connection with legal services rendered by them. The legal services included the preparation of this Prospectus.

                                  LEGAL MATTERS

          The validity of the Common Stock offered under this Prospectus was passed on for us by Lawrence Kallaur, Esq.

                                     EXPERTS

          The financial statements as of December 31, 2005 and 2004 included in this Prospectus and elsewhere in the Registration Statement of which this Prospectus forms a part, have been audited by Marcum & Kliegman LLP, independent registered public accounting firm. Each of these reports express an unqaulified opinion and includes an explanatory paragraph related to our ability to continue as a going concern and have been included in reliance upon the reports of such firms given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

          We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of those documents, upon payment of a duplicating fee, by writing to the SEC at that same address. In addition, the SEC maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including us. The SEC's telephone number is 1-800-SEC-0330.

          We have filed with the SEC under the Securities Act a Registration Statement on Form SB-2 (the "Registration Statement"), of which this prospectus is a part, with respect to the shares offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits and schedules as permitted by the rules and regulations of the SEC.

          Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to herein are not necessarily complete. With respect to each contract, agreement or other document filed as an exhibit to the Registration Statement or in a filing incorporated by reference herein or otherwise, reference is made to the exhibit for a more complete description of the matters involved, and each statement shall be deemed qualified in its entirety by this reference.

          Prospective Investors may rely on the information contained in this Prospectus. Neither we nor the selling stockholders have authorized anyone to provide prospectus investors with information different from that contained in this Prospectus. The information in this Prospectus is correct only as of the date of this Prospectus, regardless of the time delivery of this Prospectus or any sale of these securities.

                             AMEDIA NET WORKS, INC.

                     up to 12,468,985 shares of Common Stock

                                   PROSPECTUS

                                November 6, 2006

                      AMEDIA NETWORKS, INC. AND SUBSIDIARY
                          (A Development Stage Company)

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Condensed Consolidated Balance Sheet as of
   June 30, 2006 (unaudited)                                                 F-1

Condensed Consolidated Statements of Operations For the six and three months ended June 30, 2006 and 2005 and from Inception
   (July 14, 1994) to June 30, 2006 (unaudited)                              F-2

Condensed Consolidated Statements of Cash Flows For the six and three months ended June 30, 2006 and 2005 and from Inception
   (July 14, 1994) to June 30, 2006 (unaudited)                              F-3

Notes to the Condensed Consolidated Financial Statements (unaudited)         F-5

                      AMEDIA NETWORKS, INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                   (Unaudited)

                                  June 30, 2006


                                     ASSETS
Current assets
      Cash and cash equivalents                                                 $  3,079,772
      Inventories                                                                    917,165
      Prepaid expenses                                                                66,415
                                                                                ------------
      Total current assets                                                         4,063,352
                                                                                ------------
Property and equipment, net of accumulated depreciation of $223,962                  718,048
                                                                                ------------
Other assets
      Capitalized software costs, net of accumulated amortization of $204,584      1,583,843
      Deferred financing costs, net of accumulated amortization of $167,906        2,007,046
      Security deposit                                                                46,749
                                                                                ------------
      Total other assets                                                           3,637,638
                                                                                ------------
         Total assets                                                           $  8,419,038
                                                                                ============
                      LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Current liabilities
      Accounts payable                                                          $    994,374
      Accrued expenses                                                               297,358
      Accrued penalties                                                              894,667
      Accrued interest expense                                                       131,803
      Advances under R&D arrangement, net of costs incurred                          178,769
      Current portion of capital leases                                                5,141
                                                                                ------------
      Total current liabilities                                                    2,502,112
Long-term liabilities
      8% Convertible debentures, net of unamortized discount of $7,243,968         2,756,032
      Capital leases, less current maturities                                          9,650
                                                                                ------------
         Total liabilities                                                         5,267,794
                                                                                ------------
Commitments and contingencies
STOCKHOLDERS' EQUITY
Preferred stock, $.001 par value;
   5,000,000 shares authorized;
   Series A convertible preferred stock,
   52,500 shares authorized; 11,928 issued and outstanding
   ($1,192,800 liquidation preference)                                                    12
   Series B convertible preferred stock,
   85,000 shares authorized; 46,000 issued and outstanding
   ($4,600,000 liquidation preference)                                                    46
Common stock, $.001 par value;
   100,000,000 shares authorized; 27,321,978
   issued and outstanding                                                             27,322
Additional paid-in capital                                                        71,914,189
Deficit accumulated during the development stage                                 (67,891,957)
Deferred compensation                                                               (898,368)
                                                                                ------------
      Total stockholders' equity                                                   3,151,244
                                                                                ------------
         Total liabilities and stockholders' equity                             $  8,419,038
                                                                                ============

See Notes to Condensed Consolidated Financial Statements.

                      AMEDIA NETWORKS, INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)


                                                                                       From
                                                                Six Months          Inception            Three Months
                                                                  Ended              (July 14,              Ended
                                                                 June 30,             1994) to             June 30,
                                                       -------------------------      June 30,    -------------------------
                                                           2006          2005          2006           2006          2005
                                                       -----------   -----------   ------------   -----------   -----------
Sales                                                  $    25,379   $     5,248   $     30,927   $        --   $     2,598
                                                       -----------   -----------   ------------   -----------   -----------
Cost of goods sold                                          19,747         5,846         25,825            --         2,705
                                                       -----------   -----------   ------------   -----------   -----------
Gross profit (loss)                                          5,632          (598)         5,102            --          (107)
                                                       -----------   -----------   ------------   -----------   -----------
Expenses
   Research and development (1)                          2,419,017     2,063,462     15,777,934     1,151,903     1,001,085
   Sales and marketing (1)                                 839,495     1,078,540     13,561,822       412,016       637,060
   General and administrative (1)                        1,955,973       935,575     24,647,056       710,015       496,506
   Bad debt expense                                             --            --        161,000            --            --
                                                       -----------   -----------   ------------   -----------   -----------
Total expenses                                           5,214,485     4,077,577     54,147,812     2,273,934     2,134,651
                                                       -----------   -----------   ------------   -----------   -----------
Operating loss                                          (5,208,853)   (4,078,175)   (54,142,710)   (2,273,934)   (2,134,758)
                                                       -----------   -----------   ------------   -----------   -----------
Other (income) expense
   Legal settlement                                             --            --        565,833            --            --
   Late filing penalty on stock registration rights        641,738            --        927,980       641,738            --
   Realized gain of foreign currency translation                --            --        (81,007)           --            --
   Loss on investment                                           --            --         17,000            --            --
   Other income                                                 --            --        (75,000)           --            --
   Net losses of affiliate                                      --            --      1,196,656            --            --
   Impairment loss on investment in affiliate                   --            --        748,690            --            --
   Revenue from copy protection business                        --            --       (125,724)           --            --
   Gain on sale of copy protection business                     --            --     (5,708,328)           --            --
   Gain on sale of investment in affiliate                      --            --        (40,000)           --            --
   Loss on disposition of fixed assets                          --         1,692         30,873            --            --
   Amortization of deferred financing costs                 83,723            --      4,600,498        83,723            --
   Impaired offering costs                                      --            --        267,404            --            --
   Interest income                                         (26,983)      (19,354)    (1,011,718)      (26,230)      (14,921)
   Interest expense                                      1,908,052       260,315      4,161,088     1,495,821       260,315
                                                       -----------   -----------   ------------   -----------   -----------
Total other (income) expense                             2,606,530       242,653      5,474,245     2,195,052       245,394
                                                       -----------   -----------   ------------   -----------   -----------
Net loss                                               $(7,815,383)  $(4,320,828)  $(59,616,955)  $(4,468,986)  $(2,380,152)
                                                       ===========   ===========   ============   ===========   ===========
Deemed dividend on convertible preferred stock           1,591,525     2,943,272      7,162,382     1,591,525     2,943,272
Dividend on convertible preferred stock                    317,729       233,098      1,112,620       140,817       161,910
                                                       -----------   -----------   ------------   -----------   -----------
Net loss applicable to common stockholders             $(9,724,637)  $(7,497,198)  $(67,891,957)  $(6,201,328)  $(5,485,334)
                                                       ===========   ===========   =============  ===========   ===========
Per share data:
   Basic and diluted                                   $     (0.40)  $     (0.39)                 $     (0.23)  $     (0.26)
                                                       ===========   ===========                  ===========   ===========
Weighted average number
   of common shares used in
   basic and diluted loss per share                     24,609,848    19,386,647                   26,635,279    20,758,670
                                                       ===========   ===========                  ===========   ===========

(1) Includes non-cash, stock-based compensation expense as follows:

     Research and development                         $    129,170   $     9,287   $    603,982   $    54,220   $     4,644
     Sales and marketing                                    85,246            --      5,421,804        44,850            --
     General and administrative                            679,278        32,268      6,451,633       200,394        11,385
                                                      ------------   -----------   ------------   -----------   -----------
                                                      $    893,694   $    41,555   $ 12,477,419   $   299,464   $    16,029
                                                      ============   ===========   ============   ===========   ===========

See Notes to Condensed Consolidated Financial Statements.

                      AMEDIA NETWORKS, INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)


                                                                                     Six Months                From
                                                                                       Ended                Inception
                                                                                      June 30,           (July 14, 1994)
                                                                             -------------------------     to June 30,
                                                                                 2006          2005            2006
                                                                             -----------   -----------   ---------------
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS CASH FLOWS FROM OPERATING
   ACTIVITIES
   Net loss                                                                  $(7,815,383)  $(4,320,828)   $(59,616,955)
   Adjustments to reconcile net loss
      to net cash used by operating activities:
      Depreciation and amortization                                              296,317        41,829       1,382,699
      Forgiveness of note receivable, officer                                         --            --         100,000
      Loss from disposition of fixed assets                                           --         1,692         197,065
      Bad debt expense                                                                --            --         161,000
      Amortization of note discount and finance costs                          1,391,558       104,985       6,188,690
      Impaired offering costs                                                                                  267,404
      Foreign currency translation adjustment and realized gain                       --            --         (82,535)
      Beneficial conversion feature of convertible debt                          437,071            --       1,009,576
      Stock, warrants and options issued for services and legal settlement       893,694        41,555      12,650,380
      Payment of common stock issued with guaranteed selling price                    --            --        (155,344)
      Net losses of affiliate                                                         --            --       1,196,656
      Impairment loss on investment in affiliate                                      --            --         748,690
      Gain on sale of Copy Protection Business                                        --            --      (5,708,328)
      Gain on sale of investment in affiliate                                         --            --         (40,000)
      Increase (decrease) in cash attributable
         to changes in assets and liabilities
         Accounts receivable                                                          --            --             554
         Inventories                                                              11,852      (206,812)       (917,165)
         Prepaid expenses and other current assets                                12,779      (215,616)        (96,072)
         Other assets                                                                 --       (26,099)        (46,750)
         Accounts payable                                                       (462,203)      350,743         447,181
         Accrued expenses                                                         (1,208)       93,935       1,656,383
         Accrued penalties                                                       631,419            --         631,419
         Accrued severance pay                                                        --            --        (122,363)
         Advances under R&D arrangement                                          178,769            --         178,769
         Accrued interest expense                                                131,803            --         382,822
                                                                             -----------   -----------    ------------
      Net cash used by operating activities                                   (4,293,532)   (4,134,616)    (39,586,224)
                                                                             -----------   -----------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES
   Proceeds from sales of fixed assets                                                --            --          68,594
   Purchases of property and equipment                                          (118,897)     (460,684)     (1,924,642)
   Capitalized software costs                                                   (528,045)     (436,010)     (1,788,427)
   Proceeds from sale of Copy Protection Business                                     --            --       5,050,000
   Proceeds from sale of investment in affiliate                                      --            --          40,000
   Investment in ComSign, Ltd.                                                        --            --      (2,000,000)
   Increase in note receivable, officer                                               --            --        (100,000)
   Increase in note receivable                                                        --            --        (130,000)
   Increase in organization costs                                                     --            --          (7,680)
                                                                             -----------   -----------    ------------
      Net cash used in investing activities                                     (646,942)     (896,694)       (792,155)
                                                                             -----------   -----------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES
   Net proceeds from issuance of convertible preferred stock                          --     7,084,170      11,726,600
   Proceeds from exercise of warrants and options                                210,018       189,230         399,248
   Proceeds from issuance of common stock                                             --            --      21,177,354
   Stock offering costs                                                               --            --        (475,664)
   Deferred financing costs                                                   (1,309,620)           --      (2,114,462)
   Proceeds from notes payable                                                 2,450,000                     3,450,000
   Proceeds from short-term borrowings                                                --            --       1,356,155
   Payments on capital lease obligations                                          (2,439)           --          (5,367)
   Proceeds from long-term debt                                                       --            --       2,751,825
   Proceeds from convertible debentures                                       10,000,000            --      12,000,000
   Repayment of notes payable                                                 (3,661,500)           --      (3,661,500)
   Repayment of short-term borrowings                                                 --            --      (1,357,082)
   Repayments of long-term debt                                                       --            --      (1,615,825)
   Dividends paid to preferred stockholders                                           --      (167,719)       (167,719)
                                                                             -----------   -----------    ------------
      Net cash provided by financing activities                                7,686,459     7,105,681      43,463,563
                                                                             -----------   -----------    ------------
Effect of exchange rate changes on cash                                               --            --          (5,412)
                                                                             -----------   -----------    ------------

INCREASE IN CASH AND CASH EQUIVALENTS                                          2,745,985     2,074,371       3,079,772
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                 333,787     2,275,377              --
                                                                             -----------   -----------    ------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                   $ 3,079,772   $ 4,349,748    $  3,079,772
                                                                             ===========   ===========    ============
SUPPLEMENTAL DISCLOSURES OF
   CASH FLOW INFORMATION
      Cash paid during the periods for:
         Interest                                                            $    30,000   $     5,178    $    482,492
                                                                             ===========   ===========    ============
      Non-cash investing and financing activities:
         Issuance of common stock warrants in connection
            with bridge loans                                                $   338,955   $        --    $    447,615
                                                                             ===========   ===========    ============
         Original issue discount on notes payable                            $   131,500   $        --    $    211,500
                                                                             ===========   ===========    ============
         Deemed dividend in connection with sale
            of convertible preferred stock                                   $ 1,591,525   $ 2,943,272    $  7,162,382
                                                                             ===========   ===========    ============

See Notes to Condensed Consolidated Financial Statements.

                      AMEDIA NETWORKS, INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1 - THE COMPANY DESCRIPTION OF BUSINESS AND DEVELOPMENT STAGE OPERATIONS

Amedia Networks, Inc. (hereinafter, the "Company" or "Amedia"), is a development stage company that designs, develops and markets technology-based broadband access solutions for voice, video and data services. The Company's products are designed to provide key functionality that enables service providers to deliver "triple play" (voice, video and data) broadband communication to their subscribers. These products are designed for placement at various points in the network infrastructure layout and can be deployed with optical fibers as well as with copper wires. The Company is marketing its initial products to communications carriers, municipal authorities and communication equipment companies.

The Company has been engaged in the broadband access communications business since March 2004. From its inception in July 1994 through May 2003, Amedia was primarily engaged in the business of designing and developing technologies that provide copy protection for electronic content distributed on optical media and the Internet under the name of "TTR Technologies, Inc." In May 2003, the Company sold its copy protection business. In May 2004, the Company changed its name to "Amedia Networks, Inc."

NOTE 2 - GOING CONCERN AND MANAGEMENT'S PLAN

The Company's condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company has incurred net losses of $67,891,957 since its inception, and as of June 30, 2006, has working capital of $1,561,240 and stockholders' equity of $3,151,244. The Company's ability to continue operating as a going concern is substantially dependent on its ability to generate operating cash flow through the execution of its business plan or to secure funding sufficient to provide for the working capital needs of its business. There is no assurance that the Company will generate revenue or raise the funds in the amounts needed to realize its business plan or maintain its operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

The financial statements do not include any adjustments that might result from the outcome of this uncertainty. There can be no assurance that management will be successful in implementing its business plan or that the successful implementation of such business plan will actually improve the Company's operating results.

As more fully described in Note 5 (Private Placement) and Note 6 (Notes Payable), the Company funded its operations during the past six months from the proceeds of the sale of its short-term notes issued from December 2005 through April 2006 and from the proceeds of the Private Placement in May 2006.

NOTE 3 - BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The accompanying condensed consolidated financial statements contained herein have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial statements, the instructions to Form 10-QSB and Item 310 of Regulation S-B. Accordingly, these financial statements do not include all the information and footnotes required by accounting principles generally accepted in the United States of America for annual financial statements. In the opinion of management, the accompanying condensed consolidated financial statements contain all the adjustments necessary (consisting only of normal recurring accruals) to make the financial position of the Company at June 30, 2006, and its results of operations and cash flows for the six months ended June 30, 2006 not misleading. Operating results for the six months ended June 30, 2006 are not necessarily indicative of the results that may be expected for the year ending December 31, 2006. For further information, refer to the condensed consolidated financial statements and footnotes thereto included in the

Company's Form 10-KSB for the year ended December 31, 2005 as filed with the Securities and Exchange Commission.

PRINCIPLES OF CONSOLIDATION

The condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, TTR LTD., which has been inactive since December 2002. All significant inter-company accounts and transactions have been eliminated in consolidation.

RECLASSIFICATIONS

Certain amounts in the financial statements for the six and three months ended June 30, 2005 have been reclassified for comparative purposes to conform to the presentation in the financial statements for the six and three months ended June 30, 2006. These reclassifications had no effect on the previously reported net loss.

REVENUE RECOGNITION

The Company receives revenue from the sale of its QoStream product line which is comprised of hardware and software. Revenue is recognized on product sales when there exists persuasive evidence of an arrangement pursuant to which units are shipped, the fee is fixed and determinable and collection is probable. During the six months ended June 30, 2006 the Company recorded $25,379 from sales of units of its QoStream products and related hardware.

INVENTORY

Inventory includes costs for materials and finished product which is stated at the lower of cost or market. As of June 30, 2006 any items relieved from inventory have been determined under the specific identification method. The balance at June 30, 2006 of inventories amounted to $917,165, which included raw materials of $168,658 and finished goods of $748,507.

CAPITALIZED SOFTWARE COSTS

During the six months ended June 30, 2006 the Company capitalized $528,045 of internally developed software product costs. Capitalization of software development costs begins upon the establishment of technological feasibility. Technological feasibility is based on reaching a high level design stage with regards to a certain product as defined in SFAS No. 86. Such software product costs are to be amortized over the expected beneficial life once the general release stage of the product is reached. During the six months ended June 30, 2006 the Company recorded amortization expense of $204,584.

RESEARCH AND DEVELOPMENT

Research and development costs incurred in connection with product development and testing are expensed as incurred. Research and development costs for the six months ended June 30, 2006 and 2005 were $2,419,017 and $2,063,462, respectively.

STOCK-BASED COMPENSATION

In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 123R, "Share-Based Payment" (SFAS 123R) that amends SFAS 123, and SFAS No. 95, "Statement of Cash Flows" and supersedes Accounting Principles Board (APB) Opinion No. 25, " Accounting for Stock Issued to Employees," and related interpretations (APB 25). As of January 1, 2006, SFAS 123R requires the Company to measure the cost of employee services received in exchange for an award of equity instruments, such as stock options, based on the grant-date fair value of the award and to recognize such cost over the requisite period during which an employee provides service. The grant-date fair value will be determined using option-pricing models adjusted for unique characteristics of the equity instruments. SFAS 123R also addresses the accounting for transactions in which a company incurs liabilities in exchange for goods or services that are based on the fair value of the Company's equity instruments or that may be settled through the issuance of such equity instruments. The statement does not change the accounting for transactions in which the Company issues equity instruments for services to non-employees. The pro forma disclosures previously permitted under SFAS 123 no longer will be an alternative to financial statement recognition.

The Company adopted SFAS 123R on January 1, 2006 and uses the modified prospective method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS 123R for all share-based payments granted after the effective date and (b) based on the requirements of SFAS 123R for all awards granted to employees prior to the effective date of FAS 123R that remain unvested on the effective date. As a result, the Company's net loss for the six and three months ended June 30, 2006 is $673,694 and $374,230, respectively, higher than if it had continued to account for the share based payment under APB 25. In addition, there was $990,558 of unvested employee stock options as of January 1, 2006 that was recorded as deferred compensation and additional paid in capital.

Prior to January 1, 2006, the Company accounted for awards granted under those plans following the recognition and measurement principles of APB 25.

Pro-forma net earnings for the six and three months ended June 30, 2005, including effects of expensing stock options, follows.

                                          Six Months Ended,   Three Months Ended
                                              June 30,             June 30,
                                                2005                 2005
                                          -----------------   ------------------
Net loss applicable to common
   stockholders, as reported                 $(7,497,198)         $(5,485,334)
Net loss per share applicable to common
   stockholders, basic and diluted as
   reported                                  $     (0.39)         $     (0.26)
Stock option expense included in net
   loss                                      $    41,555          $    16,029
Total stock option expense                   $   378,386          $   143,351
PRO-FORMA EFFECTS
Pro-forma net loss applicable to common
   stockholders, as reported                 $(7,834,029)         $(5,612,656)
Pro-forma net loss per share,
   basic and diluted                         $     (0.40)         $     (0.27)

The fair value of employee stock options at the date of grant was estimated using the Black-Scholes option pricing method during the six months ended June 30, 2005 with the following weighted-average assumptions:

                        Expected Life (Years)      3.43
                        Interest Rate              3.65%
                        Annual Rate of Dividends     --%
                        Volatility                   76%

The weighted average fair value of options at the date of grant using the fair value-based method during the six months ended June 30, 2005 was estimated at $0.56.

STOCK OPTION PLANS

In July 1996, the Board of Directors adopted the Company's Incentive and Non-qualified Stock Option Plan (the "Plan") and has reserved up to 450,000 shares of Common Stock for issuance thereunder. In December 1999, the Plan was amended to increase the total number of shares available for grant to 1.5 million. As of December 31, 2005 a total of 714,566 options were outstanding under the 1996 Plan. Future grants under the 1996 Plan were discontinued in July 2000.

In July 1998, the Board of Directors adopted the Non-Executive Directors Stock Option Plan (the "Directors' Plan") and has reserved up to 25,000 shares of common stock for issuance thereunder. In May 2001, the Plan was amended to increase the total number of shares available for grant to 75,000. In August 2002, the Company adopted the 2002 Non-Employee Directors' Plan (the "2002 Directors' Plan") which provides for 275,000 shares available for grant. Both plans provide for the grant of options to directors who are not otherwise employed by the Company. In May 2004, the 2002 Directors Plan was subsequently amended to increase the total number of shares available for grant to 1,000,000 and in July 2006 such plan was further amended to increase the total number of shares available for grant thereunder to 2,000,000 shares. As of December 31, 2005, options to purchase a total of 225,000 shares of Common Stock were outstanding under the Directors' Plan and the 2002 Directors' Plan.

In July 2000, the Company adopted the 2000 Equity Incentive Plan (the "2000 Incentive Plan") and originally reserved a total of 1,500,000 shares of common stock for issuance thereunder. Since its adoption, the 2000 Incentive Plan was amended to increase the total number of shares of Common Stock available for grant and, as of July 2006, the 2000 Incentive Plan was last amended to increase to 10,000,000 the total number of shares of Common Stock available for issuance thereunder. The 2000 Incentive Plan provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, bonus stock, awards in lieu of cash obligations, other stock-based awards and performance units. The 2000 Incentive Plan also permits cash payments under certain conditions. As of December 31, 2005, there were options to purchase 5,569,858 shares of Common Stock issued and outstanding under the 2000 Incentive Plan. The Compensation Committee of the Board of Directors is responsible for determining the type of award, when and to whom awards are granted, the number of shares and the terms of the awards and exercise prices. The options are exercisable for a period not to exceed ten years from the date of grant. Vesting periods range from immediately to four years.

OTHER OPTION GRANTS

In addition to the options granted under the Stock Option Plans, the Company has issued options outside of the plans, pursuant to various agreements. Stock option activity for the six months ended June 30, 2006 is summarized as follows:

A summary of Plan and options activity as of June 30, 2006. and changes during the six months ended June 30, 2006 presented below:

                                                                            Weighted    Weighted
                                                                             Average    Average    Aggregate
                                                      Options               Exercise   Remaining   Intrinsic
                                            Plan      Nonplan     Total       Price      Years       Value
                                         ---------   --------   ---------   --------   ---------   ---------
Options outstanding, December 31, 2005   6,509,425    493,218   7,002,643     $1.60
Granted                                  1,470,400          0   1,470,400     $0.37
Exercised                                 (160,044)  (328,812)   (488,856)    $0.61
Forfeited                                 (207,583)        0     (207,583)    $0.27
                                         ---------   --------   ---------
Options outstanding, June 30, 2006       7,612,198    164,406   7,776,604     $1.53       7.52      $84,854
                                         =========   ========   =========     =====       ====      =======
Options exercisable, June 30, 2006       5,507,370    164,406   5,671,776     $1.75       6.96      $80,485
                                         =========   ========   =========     =====       ====      =======

A summary of Plan and options activity of nonvested options as of June 30, 2006. and changes during the six months ended June 30, 2006 presented below:

                                                       Weighted
                                                        Average
                                                      Grant Date
                                             2006     Fair Value
                                         ----------   -----------
               Nonvested at January 1,    2,719,159      $0.54
               Granted                    1,470,400      $0.37
               Vested                    (1,877,148)     $0.47
               Forfeited                   (207,583)     $0.27

                                         ----------
               Nonvested at June 30,      2,104,828      $0.49
                                         ==========      =====

The total fair value of shares vested during the six months ended June 30, 2006 was $673,694.

The fair value of employee stock options at the date of grant was estimated using the Black-Scholes option pricing method during the six months ended June 30, 2006 with the following weighted-average assumptions:

                        Expected Life (Years)      3.44
                        Interest Rate              4.67%
                        Annual Rate of Dividends     --%
                        Volatility                   57%

Weighted-average grant date fair value of options granted during the six months ended June 30, 2006, under the Black-Scholes option pricing model, was $0.37 per option. The total intrinsic value of options exercised during the six months ended June 30, 2006 was $143,704.

DURING THE SIX MONTHS ENDED JUNE 30, 2006 THE COMPANY ISSUED THE FOLLOWING STOCK
OPTIONS:

On February 2, 2006, the Company granted to an employee stock options to purchase up to an aggregate of 10,000 shares of Common Stock under the Company's 2000 Equity Incentive Plan. The options were scheduled to vest over a three-year period from the date of grant and are exercisable at an exercise price of $.65 per share (based on the closing market price of the Common Stock on the date preceding the date of grant). The fair value of the options amounted to $2,954 and is being amortized over the three-year vesting period. The Company recorded stock-based compensation expense of $164 in the accompanying condensed consolidated financial statements for the six months ended June 30, 2006 for this transaction. As the employee subsequently forfeited these options, the Company will not recognize any further expense for this transaction.

On February 3, 2006 the Company granted to two consultants non-qualified stock options under the 2000 Equity Incentive Plan to purchase up to an aggregate of 60,000 shares of Common Stock at an exercise price of $0.65 per share, with such option vesting over 3 years. The $0.65 exercise price equaled the closing market price of the Common Stock on the date of grant. The fair value of the options amounted to $17,274 and is being amortized over the 3-year vesting period. The Company recorded stock-based compensation expense of $2,399 in the accompanying condensed consolidated financial statements for the six months ended June 30, 2006 for this transaction.

In February 2006 the Company received cash proceeds of $162,000 from the exercise by certain Company officers and directors of stock options to purchase a total of 268,200 shares of the Company's Common Stock. In consideration of those stock option exercises, the Company issued to the exercising officers and directors stock options to purchase up to 95,088 shares of the Company's Common Stock from the 2000 Equity Incentive Plan and stock options to purchase up to 441,312 shares of the Company's Common Stock under the 2002 Directors Plan, in each case at per share exercise prices ranging from $0.69 to $0.70. The exercise price of each of these options is equal to the closing price of the Common Stock on the date of issuance. The fair value of the options amounted to $169,484 and is vested immediately The Company recorded stock-based compensation expense of $169,484 in the accompanying financial statements for the six months ended June 30, 2006 for this transaction.

On March 14, 2006, the Company issued to a total of 29 employees options to purchase up to an aggregate of 486,500 shares of the Company's common stock, par value $0.001 ("Common Stock") under the Company's 2000 Equity Incentive Plan. The options vest over a three-year period from the date of grant and are exercisable at an exercise price of $0.86 per share (based on the closing market price of the Common Stock on the date of the grant). The fair value of the options amounted to $190,895 and is being amortized over the 3-year vesting period. The Company recorded stock-based compensation expense of $20,704 in the accompanying financial statements for the six months ended June 30, 2006 for this transaction.

On April 25, 2006 the Company granted to four non-employee directors, on the one-year anniversary of service on the Company's board of directors, non-qualified options under the 2002 Non Employee Directors Stock Option Plan to purchase up to 327,500 shares of the Company's Common Stock at an exercise price of $1.03 per share (based on the closing market price of the Common Stock on the date of the grant). The options immediately vested on the grant date. The fair value of the options on the date of grant equaled $149,075. The Company recorded stock-based compensation expense of $149,075 in the accompanying condensed consolidated financial statements for the six months ended June 30, 2006 for this transaction.

On May 1, 2006, the Company granted to a new employee stock options to purchase up to an aggregate of 50,000 shares of Common Stock under the Company's 2000 Equity Incentive Plan. The options vest over a three-year period from the date of grant and are exercisable at an exercise price of $1.07 per share (based on the closing market price of the Common Stock on the date preceding the date of grant). The fair value of the options amounted to $23,649 and is being amortized over the three-year vesting period. The Company recorded stock-based compensation expense of $1,314 in the accompanying condensed consolidated financial statements for the six months ended June 30, 2006 for this transaction.

RECENT ACCOUNTING PRONOUNCEMENTS

In February 2006, the FASB issued SFAS No. 155 "Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and 140" ("SFAS 155"). SFAS 155 clarifies certain issues relating to embedded derivatives and beneficial interests in securitized financial assets. The provisions of SFAS 155 are effective for all financial instruments acquired or issued after fiscal years beginning after September 15, 2006. The Company is currently assessing the impact that the adoption of SFAS 155 will have on its financial position and results of operations.

In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets" ("SFAS 156"), which amends SFAS 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," with respect to the accounting for separately recognized servicing assets and servicing liabilities. SFAS 156 permits the choice of the amortization method or the fair value measurement method, with changes in fair value recorded in income, for the subsequent measurement for each class of separately recognized servicing assets and servicing liabilities. The statement is effective for years beginning after September 15, 2006, with earlier adoption permitted. The Company does not expect SFAS 156 to have a material impact on the Company's financial position or results of operations.

In July 2006, the FASB issued FASB Interpretation 48, "Accounting for Uncertainty in Income Taxes--an interpretation of FASB Statement No. 109" ("FIN 48"), which prescribes a recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in a tax return. Additionally, FIN 48 provides guidance on the recognition, classification, accounting in interim periods and disclosure requirements for uncertain tax positions. The accounting provisions of FIN 48 will be effective for the Company beginning January 1, 2007. The Company is in the process of determining the effect, if any, that the adoption of FIN 48 will have on its financial statements.

NOTE 4 - LOSS PER SHARE

Basic loss per share, "EPS" is computed by dividing net loss applicable to common shares by the weighted-average of common shares outstanding during the period.

Diluted loss per share adjusts basic loss per share for the effects of convertible securities, stock options and other potentially dilutive instruments, only in the periods in which such effect is dilutive. The shares assumable upon exercise of stock options and warrants are excluded from the calculation of net loss per share, as their inclusion would be anti-dilutive. Common stock equivalents have been excluded from the weighted-average shares for the three months ended June 30, 2006 and 2005 as their inclusion would be anti-dilutive. Potentially dilutive options to purchase 7,776,603 and 6,302,642 shares of Common Stock were outstanding at June 30, 2006 and 2005, respectively. Potentially dilutive warrants to purchase 23,838,947 and 13,728,786 shares of Common Stock were outstanding at June 30, 2006 and 2005, respectively. In addition, there were 11,928 and 21,403 shares of the Company's Series A 7% Convertible Preferred Stock, par value $0.001 per share ("Series A Preferred Stock"), outstanding and potentially convertible into 1,590,400 and 2,853,733 shares of Common Stock at June 30, 2006 and 2005, respectively. In addition, there were 46,000 and 77,650 shares of the Company's Series B 8% Convertible

Preferred Stock, par value $0.001 per share ("Series B Preferred Stock"), were outstanding and potentially convertible into 6,133,333 and 7,688,119 shares of Common Stock at June 30, 2006 and 2005, respectively. The May 2006 Private Placement referred to in Note 5 (Private Placement) resulted in an adjustment to the conversion rate into Common Stock of the outstanding Series B Preferred Stock. In addition, there was $10,000,000 of 8% convertible debentures outstanding which are potentially convertible into 13,333,333 shares of Common Stock at June 30, 2006

NOTE 5 - PRIVATE PLACEMENT

On May 5, 2006, the Company raised gross proceeds of $10 million from the private placement (the "May 2006 Private Placement") to accredited institutional and individual investors (the "Investors") of its two-year 8% Senior Secured Convertible Debentures (the "Debentures"). In connection with the issuance of the Debentures, the Company issued to the investors warrants, exercisable through the last day of the month in which the fifth anniversary of the effective date of the Registration Statement (as defined below) occurs (the "Investor Warrants"), to purchase up to 6,666,675 shares of the Company's Common Stock at a per share exercise price of $1.50. At closing, the Company received net proceeds of approximately $5.2 million from the proceeds of the Debentures, after the payment of offering related fees and expenses and after the repayment in full of the bridge loans made between December 2005 and April 2006 (the "Bridge Loans") in the aggregate amount of $2,841,500. Certain of the investors in the Bridge Loans elected to participate in the May 2006 Private Placement and, accordingly, approximately $850,000 in principal amount of Bridge Loans was offset against these investors' purchases of the Debentures.

The Debentures mature on April 30, 2008 and are convertible into shares of Common Stock at the holder's option at any time at an initial conversion price of $0.75 per share, subject to adjustment in the event of certain capital adjustments or similar transactions, such as a stock split or merger and as further described below. Interest on the Debentures accrues at the rate of 8% per annum, payable upon conversion or semi-annually (June 30 and December 31 of each year, with the first scheduled payment date being December 31, 2006) or upon maturity, whichever occurs first, and will continue to accrue until the Debentures are fully converted and/or paid in full. Interest is payable, at the option of the Company, either (i) in cash, or (2) in shares of Common Stock at a rate equal to 90% of the volume weighted average price of the Common Stock for the five trading days ending on the trading day immediately preceding the relevant interest payment date; provided that interest payments may be made in shares of Common Stock only if on the relevant interest payment date the Registration Statement (as defined below) is then effective. In addition, provided the Registration Statement is effective, the Company may prepay the amounts outstanding on the Debentures by giving advance notice and paying an amount equal to 120% of the sum of (x) the principal being prepaid plus (y) the accrued interest thereon. Holders will continue to have the right to convert their Debentures prior to the actual prepayment. The Company recorded accrued interest of $131,803 in the accompanying condensed consolidated financial statements for the six and three months ended June 30, 2006 for this transaction.

Under certain conditions, the Company is entitled to require the holders of the Debentures to convert all or a part of the outstanding principal amount of the Debentures. If the closing sale price of the Company's Common Stock as quoted on the OTC Bulletin Board equals to or exceeds 200% of the conversion price then in effect (i.e., $1.50 with respect to the initial conversion price of $0.75) (which amount may be adjusted for certain capital events, such as stock splits) on each of twenty consecutive trading days, then, subject to certain specified conditions, within five trading days after the last day in such period, the Company may, at its option (exercised by written notice to the holders of the Convertible Debentures), require the holders thereof to convert all or any part of their Debentures on or before a specified date, which date shall not be less than 20 and not more than 60 trading days after the date of such notice.

To secure the Company's obligations under the Debentures, the Company has granted a security interest in substantially all of its assets, including without limitation, its intellectual property, in favor of the Investors. The security interest terminates upon the earlier of (i) the date on which less than one-fourth of the original principal amount of the Debentures originally issued at closing are outstanding or (ii) payment or satisfaction of all of the Company's obligations in respect of these advances.

The Company has undertaken to file, within 75 days after the closing, a registration statement (the "Registration Statement") covering the Common Stock underlying the Debentures and the Warrants, as well as certain other securities agreed to by the parties. As of the date of the filing of this quarterly report on Form 10-QSB, the Company has not filed such registration statement. Under the agreements with the holders of the Debentures, the Company is obligated to pay liquidated damages to the holders of the Debentures because the Registration Statement was not filed within the time frame provided therein. Similar payments will be required if the Registration Statement is not declared effective by the Securities and Exchange Commission within 120 days of the closing or subsequently suspended beyond certain agreed upon periods. Accordingly, the Company recorded accrued estimated penalties of $486,666 at June 30, 2006 (estimated through September 30, 2006). Liquidated damages in respect of late filing/effectiveness are first payable at the earlier of (i) the effective date of the Registration Statement or (ii) 180 days after closing. The Debenture holders have the right to have these liquidated damages paid in shares of Common Stock (valued at the conversion price). In addition, if the effective date of the Registration Statement is on or before 180 days after the closing date, the Company is entitled to pay these liquidated damages in shares of Common Stock.

The Private Placement resulted in a beneficial conversion feature of $5,658,503 which the Company recorded as a discount to the face value of the Debentures. The Company also recorded a $2,191,836 discount on the Debentures based upon the relative fair values of the Debentures and the Investor Warrants. During the six and three months ended June 30, 2006, $606,371 of these discounts was amortized and is included in interest expense in the accompanying condensed consolidated financial statements. The remaining unaccreted discount of $7,243,968 will be amortized over the remaining term of the Debentures.

In connection with the placement of the Debentures, a placement agent has received a fee of $1,000,000 and warrants, with a grant date value of $1,090,452, to purchase up to 2,000,000 shares of the Company's Common Stock, of which warrants for 1,333,333 shares have an initial exercise price equal to $0.75 per share and warrants for 666,667 shares have an initial exercise price equal to $1.50. These warrants become first exercisable on the earlier of (i) the sixth month following the effective date of the Registration Statement or
(ii) one year after issuance and continue to be exercisable through the last day of the month in which the fifth anniversary of the effective date of the Registration Statement occurs. The resale of the Common Stock underlying the Placement Agent's Warrants will also be included in the Registration Statement. The Company paid an additional $84,500 in other costs associated with the placement of the Debentures. Accordingly, a total of $2,174,952 was recorded as deferred financing costs. During the six and three months ended June 30, 2006 $84,183 and $83,723 were amortized and are included in interest expense and amortization of deferred financing costs respectively.

The placement of the Debentures resulted in the reduction to $0.75 from $1.01 of the conversion rate into Common Stock of the outstanding shares of the Company's Series B 8% Convertible Preferred Stock issued in April and May of 2005. The reduction in the conversion price resulted in an additional beneficial conversion feature of $1,591,525 which the Company recorded as a deemed dividend in the accompanying condensed consolidated financial statements for the six and three months ended June 30, 2006 for this transaction.

NOTE 6 - NOTES PAYABLE

(i) On January 20, 2006, the Company entered into short term loan agreements with three private investors (collectively the "January 2006 Bridge Investors"), pursuant to which these investors loaned the Company the aggregate amount of $500,000. The January 2006 Investors included Mr. Juan Mendez, Chairman of the Company's board of directors, who loaned the Company $250,000. Pursuant to the January 2006 Loan Agreement, the Company issued to the January 2006 Investors secured promissory notes (the "January 2006 Bridge Notes") in the aggregate principal amount of $530,000, representing an original issue discount of 6% with respect to the principal amount of $500,000 through the stated maturity date of April 21, 2006. The Company received net proceeds of $495,000 from these loans, after payment of offering related fees and expenses. The Company issued to the January 2006 Investors warrants expiring December 31, 2010 (the "January 2006 Bridge Loan Warrants") to purchase in the aggregate up to 250,000 shares of the Company's Common Stock, at a per share exercise price of $1.50, subject to adjustment upon certain specified conditions. On April 19, 2006, the maturity date of these loans was extended to May 21, 2006 and, in connection with such extension, the Company issued to the January 2006 Bridge Investors warrants to purchase an additional 50,000 shares of Common Stock on terms and conditions, including without limitation, exercise price and period, identical to the December 2005 Bridge Warrants and agreed to pay to them in the aggregate $10,000.

On May 5, 2006, the Company paid to the January 2006 Bridge Investors a total of $290,000 from the proceeds of the May 2006 Private Placement referred to in Note 5 (Private Placement) above in satisfaction of the January 2006 Bridge Notes. Two of the January 2006 Bridge Investors participated in the May 2006 Private Placement and, accordingly, $250,000 of the original principal amount of the January 2006 Bridge Notes issued to these investors was offset against the purchase price of the securities these investors purchased in the May 2006 Private Placement.

The Company recorded a $40,134 discount on the short term loan based upon the relative fair values of the January 20, 2006 Bridge Notes and the January 20, 2006 Bridge warrants that is amortizing over the 91day term of the note. Amortization of the discount on the January 20, 2006 short term loan for the six months ended June 30, 2006 was $40,134 and is included as interest expense in the accompanying condensed consolidated statement of operations. The Company is amortizing the $30,000 original issue discount over the 91day term of the January 20, 2006 short term loan. Amortization of the discount on the note payable for the six months ended June 30, 2006 was $30,000 and is included as interest expense in the accompanying condensed consolidated statements of operations.

(ii) From February 27 through March 13, 2006, the Company entered into additional short term loan agreements under which it borrowed the aggregate amount of $1,500,000 (the "March 2006 Short-Term Loans") from one of the institutional investors who advanced to the Company a short-term loan in December 2005. The Company issued to the investor secured promissory notes in the aggregate principal amount of $1,585,000, representing an original issue discount of approximately 6% with respect to the principal amount loaned through the stated maturity date of June 1, 2006. The Company received net proceeds of $1,328,410 from the proceeds of these loans, after payment of offering related fees and expenses. The Company issued to the investor five year warrants to purchase in the aggregate up to 750,000 shares of the Company's Common Stock, at a per share exercise price of $1.50, subject to adjustment upon certain specified conditions. The March 2006 Short Term Loans were on terms and conditions substantially similar to the December 2005 Bridge Loan. On May 5, 2006, the Company paid to this investor $1,585,000 from the proceeds of the May 2006 Private Placement referred to in Note 5 (Private Placement) in satisfaction of the March 2006 Short-Term Loans.

The Company recorded a $205,182 discount on the notes payable based upon the relative fair values of the note and the Common Stock purchase warrants that is amortizing over the term of the note. Amortization of the discount on the note payable for the six months ended June 30, 2006 was $205,182 and is included as interest expense in the accompanying condensed consolidated statement of operations. The Company amortized the $85,000 original issue discount over the term of the Notes. Amortization of the discount on the notes payable for the six months ended June 30, 2006 was $85,000 and is included as interest expense in the accompanying condensed consolidated statements of operations. The Company paid $171,590 of financing costs on the notes payable which are being amortized over the term of the Notes which vary from 79 to 92 days. Amortization of the issue costs on the note payable for the six months ended June 30, 2006 was $171,590 and is included as interest expense in the accompanying condensed consolidated statements of operations.

(iii) On April 7, 2006 the Company entered into a Bridge Loan Agreement ("April 2006 Bridge Loan Agreement") with two institutional investors (the "April 2006 Bridge Investors") pursuant to which the April 2006 Bridge Investors loaned to the Company the aggregate amount of $450,000 (the "April 2006 Bridge Loan"). Pursuant to the April 2006 Bridge Loan Agreement, the Company issued to the April 2006 Bridge Investor secured promissory notes in the aggregate principal amount of $466,500 (the "April 2006 Bridge Note"), representing an original issue discount of approximately 3.5% with respect to the principal amount of $450,000 through the stated maturity date of June 1, 2006. The Company received net proceeds of $401,500 from the proceeds of the loan, after the payment of transaction related fees and expenses. In connection with the April 2006 Bridge Loan, the Company issued to the April 2006 Bridge Investors five-year warrants to purchase up to 225,000 shares of Common Stock at a per share exercise price of $1.50, subject to adjustment under certain specified conditions.

On May 5, 2006, the Company paid to the April 2006 Bridge Investors a total of $216,500 from the proceeds of the May 2006 Private Placement referred to in Note 5 (Private Placement)in satisfaction of the April 2006 Bridge Notes. As these investors elected to participate in the May 2006 Private Placement, $250,000 of the original principal amount of the April 2006 Bridge Notes was offset against the purchase price of the securities that these investors purchased in the May 2006 Private Placement.

The Company recorded a $93,639 discount on the notes payable based upon the relative fair values of the note and the Common Stock purchase warrants that is amortizing over the term of the note. Amortization of the discount on the note payable for the six months ended June 30, 2006 was $93,639 and is included as interest expense in the accompanying condensed consolidated statement of operations. The Company amortized the $16,500 original issue discount over the term of the Notes. Amortization of the discount on the notes payable for the six months ended June 30, 2006 was $16,500 and is included as interest expense in the accompanying condensed consolidated statements of operations. The Company paid $48,500 of issue costs on the notes payable which are being amortized over the term of the Notes. Amortization of the issue costs on the note payable for the six months ended June 30, 2006 was $48,500 and is included as interest expense in the accompanying condensed consolidated statements of operations.

(iv) On April 19, 2006 the Company issued warrants to purchase up to an additional 150,000 shares of Common Stock, on terms and conditions identical to the January 2006 Bridge Loan Warrants, as consideration for the extension from April 21, 2006 to May 21, 2006 of the scheduled maturity date of the December 2005 and January 2006 Bridge Notes, with an aggregate principal amount of $1,610, 000. In addition the Company agreed to pay these same investors $30,000. In connection with the extension of the maturity date, the Company recorded a $73,509 discount to the face values of the bridge notes which was amortized over the extended term of the notes and is included in interest expense in the accompanying condensed consolidated statement of operations for the six and three months ended June 30, 2006.

NOTE 7 - STOCKHOLDERS' EQUITY

COMMON STOCK

During the six months ended June 30, 2006:

The Company issued 1,233,333 shares of Common Stock upon the conversion of 9,250 shares of Series A Preferred Stock representing $925,000 in stated value at a per share conversion price of $0.75.

The Company issued 2,524,423 shares of Common Stock upon the conversion of 25,150 shares of Series B Preferred Stock representing $2,515,000 in stated value at per share conversion prices of $1.01 and $0.75.

The Company issued 413,699 shares of Common Stock upon the exercise of stock options resulting in proceeds of approximately $210,000.

The Company issued 167,319 shares of Common Stock upon the exercise of 431,506 stock warrants. The Company did not receive any proceeds from this cashless exercise.

The Company issued 250,000 shares of Common Stock with a total fair market value of $220,000 to a consultant.

The Company issued 76,676 shares of Common Stock valued at a total fair market value of $61,953 to Series A Preferred Stockholders as payment for accrued stock dividends. The shares were issued at prices between $0.71 and $1.13 per share which depending on the fair market price when issued may have been a discount to the fair market value on the date of issuance.

The Company issued 340,677 shares of Common Stock valued at a total fair market value of $255,819 to Series B Preferred Stockholders as payment for accrued stock dividends. The shares were issued at prices between $0.71 and $1.16 per share which was a discount to the fair market value on the date of issuance.

The Company is obligated to pay liquidated damages to the holders of the Series A Preferred Stock as the registration statement relating to the resale of the Common Stock underlying such preferred stock was not updated to maintain effectiveness. The Company recorded accrued penalties of $294,534.

The Company is obligated to pay liquidated damages to the holders of the Series B Preferred Stock as the registration statement relating to the resale of the Common Stock underlying such preferred stock was not updated to maintain effectiveness. The Company recorded accrued estimated penalties of $113,467 (estimated through September 30, 2006).

NOTE 8 - MOTOROLA STRATEGIC ALLIANCE AGREEMENT

On April 5, 2006, the Company entered into a Strategic Alliance Agreement (the "Strategic Alliance Agreement") with Motorola Wireline Networks, Inc. ("Motorola"), a subsidiary of Motorola, Inc., pursuant to which the Company and Motorola are jointly developing a family of three IP Home gateways (the "Gateway Products") that will provide expanded support for data, IPTV, High Definition TV, and Digital Video Recorders using Motorola's existing Multi-Service Access Platform for exclusive distribution by Motorola under the Motorola brand. Under the Strategic Alliance Agreement, the Company has also granted Motorola certain rights with respect to the resale of the Company's products as described below.

The Strategic Alliance Agreement provides that Motorola will pay to the Company $1.9 million for engineering costs associated with the development of the Gateway Products, of which as of the date of the filing of this quarterly report on Form 10-QSB approximately $600,000 has been received and the remainder of which is payable in installments on the achievement of certain agreed upon project milestones. Motorola is entitled to terminate the development program at any time prior to the completion of the development of the Gateway Products and, in the event that it does so, the Company will be entitled to retain any of the engineering costs paid or due and owing by Motorola as of the date of termination. Upon successful completion of all necessary testing, the Gateway Products will be manufactured by the Company for exclusive sale to Motorola.

          Under the Strategic Alliance Agreement, the Company has granted Motorola the exclusive right to resell the Company's PG1000 and the HG-V100 gateway products, and all derivative or substantially similar products (the "Exclusive Products") to certain specified leading telecommunications carriers and their affiliates (the "Exclusive Customers") for a period of 24 months from the effective date of the agreement as part of Motorola's portfolio of broadband wireline solutions. The exclusivity may be terminated by the Company unless, among other things, at least one of the Exclusive Customers shall have accepted one of the Exclusive Products for lab testing within one year of the effective date of the Strategic Alliance Agreement and signed a contract to purchase Exclusive Products (which is reasonably expected to result in revenue to the Company in a specified minimum amount) within 18 months of the effective date of the agreement; provided, however, that if these conditions are satisfied with respect to an Exclusive Customer, then Motorola's exclusivity period for such Exclusive Customer, then Motorola's exclusivity period for such Exclusive Customer will be extended for an additional 24 months. At all times the Company retains the right to sell the Exclusive Products to customers other than the Exclusive Customers. In addition, the Company also granted Motorola the non-exclusive right to resell all of its other existing products worldwide.

The Company accounts for the strategic alliance with Motorola under SFAS No. 68 (Research and Development Arrangements). As such, amounts received from Motorola are netted against costs incurred by the Company. During the six months ended June 30, 2006 the Company spent $421,231 on development projects related to the strategic alliance. This resulted in a net advance of $178,769 under the research and development arrangement and is recorded as a liability on the balance sheet at June 30, 2006 in the accompanying condensed consolidated financial statements.

NOTE 9 - PRODUCT ENHANCEMENT

The Company and Lucent Technologies, Inc. ("Lucent") are parties to a Development and Licensing Agreement effective as of January 2004. In April 2004 and in September 2004, the Company and Lucent entered into supplementary development agreements to add to the Company's QoStream product line additional product features and upgrades intended to enhance product competitiveness in respect of which the Company agreed to pay to Lucent an additional $868,000 upon receipt of deliverables. As of June 30, 2006, the Company has remitted the entire $868,000 to Lucent for this development work.

During May 2005, the Company and Lucent entered into a supplementary development agreement to add additional product features and developments to the Company's QoStream product line for agreed upon consideration of approximately $1,100,000. Under the agreement, payment is due upon delivery and acceptance of the deliverables by the Company. Certain of the deliverables received by the Company under such agreement have not been completed in accordance with design and development criteria specified in the agreement and the Company has not accepted delivery of these items. Accordingly, the Company has not recorded the expense and the related amount payable to Lucent concerning the non-accepted deliverables in the accompanying consolidated financial statements. As of June 30, 2006, $170,000 of internally developed software product costs was capitalized in connection with this supplementary agreement. See Note 11 (Subsequent Event).

NOTE 10 - COMMITMENTS AND CONTINGENCIES

INVESTOR RELATIONS AGREEMENT

On March 2, 2006 the Company entered into an agreement with a consultant to provide investor relations services to increase awareness of the Company and its products. In consideration of services provided, the Company paid to the consultant approximately $432,000 and issued to the consultant's designee 250,000 restricted shares of the Company's Common Stock under the Company's 2000 Incentive Plan. The Company recorded stock based compensation expense of $220,000 for the fair market value of the stock issued to the consultant in the accompanying condensed consolidated statements of operations.

EQUITY LINE

In August 2004, the Company secured a $6 million equity line commitment from an institutional investor on which it can draw from time to time during a 24 month period following the effectiveness of a registration statement relating to the resale of the shares of Common Stock underlying the securities issued pursuant thereto, subject to certain conditions. The Company undertook to file a registration statement in respect of such equity line no earlier than the 90th day following the effective date of the registration statement for the Common Stock underlying the Series B Preferred Stock (i.e., December 1, 2005), but no later than the 120th day after such date (i.e. December 31, 2005) discussed in
Note 4 (Financing). The investor may terminate the equity line commitment if the Company does not timely file the registration statement relating to the equity line or if such registration statement is not declared effective within 180 days following the filing thereof. No such registration statement has been filed as of the filing of this Quarterly Report on Form 10-QSB.

The equity line allows the sale of up to $6 million of Common Stock at 98 % of the then current market price, but in no event at less than $2.00. The Company may not draw down more than $500,000 under the equity line during any 30-day period. The investor is entitled to 5% of the cash proceeds from the sale of the shares to it by the Company under the equity line. No assurance can be provided that the equity line will in fact ever become available for use by the Company.

On April 12, 2006, the Company and the equity investor entered in to an amendment of the $6 million equity line commitment the Company obtained in August 2004. Under the amendment, the price at which Company has the right to sell Common Stock to the investor under the equity line was reduced to 89% of the then-current market price but in no event at less than $1.50 per share. In addition, under the terms of the amendment the Company agreed to file such registration statement between 90 and 120 days after the effective date of the resale registration statement that the Company intends to file in connection with the May 2006 Private Placement. The amendment also provides that the exercise price of common stock purchase warrant issued to the equity line investor in August 2004 will be reduced to $1.50, subject to further adjustment as therein provided. The equity line investor also agreed to waive the requirement under the equity line that the Company reserve at all times a sufficient number of shares of its Common Stock to satisfy its obligations under the equity line and the warrant, pending the amendment of the Company's certificate of incorporation to increase the number of shares of Common Stock authorized for issuance.

DISPUTED PAYABLE

Stifel Nicolaus & Company ("Stifel"), the successor-in-interest to Legg Mason Walker Wood LLC, an investment banking firm, has made a demand on the Company for payment of $700,000 as fees for financial advisory services due in connection with the certain of the bridge loans referred to in Note 6. Management believes that Stifel's position, which is based on Stifel's interpretation of a placement agency agreement entered into by the Company and the investment bank in September 2005 and terminated by the Company in December 2005, is without merit. It is the Company's intention to defend itself against any claim for payment asserted by Stifel vigorously. The Company also reserves the right to dispute the balance due on the initial retainer payable under the agreement as well as related out-of-pocket expenses claimed by Stifel, which together total approximately $96,000, which are recorded and included in accounts payable as of June 30, 2006 in the accompanying condensed consolidated financial statements.

NOTE 11 - SUBSEQUENT EVENTS

A. INCREASE IN AUTHORIZED COMMON STOCK

On July 19, 2006, the Company's stockholders approved an increase in the authorized shares of Common Stock that the Company is authorized to issue from time to time to 100,000,000 shares. Such amount has been reflected retroactively in the accompanying condensed consolidated balance sheet at June 30, 2006.

B. PRODUCT ENHANCEMENT

On July 14, 2006, the Company and Lucent entered into the Amendment to Prior Agreements, dated as of July 10, 2006 (the "Amendment"), pursuant to which they have amended the terms of a number of prior agreements entered into by them, including, without limitation, the (i) Development and Licensing Agreement of January 6, 2004 and (ii) the Supplementary Development Agreement between the Company and Lucent effective as of May 5, 2005 as well as various supplementary agreements and amendments thereto entered into by them (collectively the "Agreements"). Under the terms of the Amendment, in lieu of the current royalties of 3.2% of certain revenues payable (under certain circumstances) to Lucent under the Agreements, the Company will be required to pay to Lucent royalties in the amount of 1.5% of specified revenue sources from the Company's Gateway and Switch products that include Lucent owned technologies, provided, that, no royalties accrue or become payable until July 10, 2008. In addition, Lucent waived payments aggregating $835,000 that were outstanding under the Agreements in respect of deliverables received by the Company from Lucent under the Agreements upon the Company's remittal to Lucent of $200,000 in July of 2006. In addition, the parties agreed to terminate the license that the Company was granted to Lucent owned patents under the Agreements; accordingly, the Company is no longer obligated to make any payments to Lucent, if any, owing under such patent license. The termination of the patent license does not affect the Company's rights under the Agreements to develop and sell products based upon or incorporating Lucent owned technologies.

C. INVESTOR RELATION AGREEMENTS

In August 2006, the Company entered into an agreement with a consultant to provide investor relations services to increase awareness of the Company and its products. In consideration of services provided, the Company paid to the consultant approximately $260,000 and, in September 2006, issued to the consultant 400,000 restricted shares of the Company's Common Stock under the Company's 2000 Incentive Plan.

In June 2006, the Company entered into an agreement with a consultant to provide investor relations services to the Company. Under the agreement the Company pays to the consultant $7,500 per month and, in September 2006, has issued to such consultant 150,000 restricted shares of the Company's Common Stock under the Company's 2000 Incentive Plan.

D. SHORT TERM WORKING CAPITAL LOANS

          On October 23, 2006 (the "Initial Closing Date"), pursuant to the terms of a Bridge Loan Agreement, dated as of October 10, 2006 (the "Loan Agreement"), the Company obtained a short-term working capital loan (hereinafter, the "Loan"; together with any subsequent Loan, the "Loans") in the gross amount of $600,000. The Loan was made in response to the Company's offer (the "Offer") to the purchasers of its Series A 7% Convertible Preferred Stock issued in August 2004 (hereinafter the "Series A Shares") and its Series B 8% Convertible Preferred Stock issued in April-May 2005 (hereinafter the "Series B Shares") to reinstate elements of the anti-dilution price protection that was originally included in the agreements (such protection, respectively, the "Price Protection Provisions") with the purchasers of these securities in consideration of new Loans that these investors make to the Company. By their terms, the relevant Price Protection Provisions expired in August 2005 with respect to the Series A Shares and in August 2006 with respect to the Series B Shares. Under the Company's offer, each investor who advances a Loan to the Company (each, a "Qualified Investor") will have the benefit of the relevant Price Protection Provisions with respect to three times the principal amount that is advanced to the Company by that Qualified Investor (hereinafter, the "Protected Amount") in connection with a Loan. Under the terms of the Offer, the Price Protection Provisions will be operative with respect to Series A Shares and/or Series B Shares, as well as the warrants issued in connection therewith (the "Series A Warrants" or the "Series B Warrants", as the case may be), held by such Qualified Investor on the day on which the Loan is advanced to the Company from that closing date through August 31, 2007 (the "Current Protection Period"). The Company's Offer is being made to obtain Loans for up to a maximum of $2 million in advances by Qualified Investors. Additional Loans, if any, will be advanced to the Company in separate closings subsequent to the Initial Closing Date. Purchasers of the Series A Shares and/or Series B Shares who do not make any Loans pursuant to the Offer will not have the benefit of the Price Protection Provisions during this period.

          Pursuant to the Loan Agreement, the Loan from each Qualified Investor will be evidenced by the Company's promissory note (each, a "Note" and collectively, "Notes") in the principal amount equal to the amount advanced by such Qualified Investor multiplied by the Applicable Percentage. The "Applicable Percentage" is the percentage which is equal to (x) one hundred percent (100%), plus (y) (1) the percent equal to twenty-four percent (24%), multiplied by (2) the fraction, of which the numerator is the number of days from the closing date of the Loan for the relevant Qualified Investor until February 20, 2007 (the "Stated Maturity Date"), which is 120 days after the Initial Closing Date, and the denominator is 360. Each of the Notes, whether issued on the Initial Closing Date or on a subsequent closing date, is scheduled to mature on the date (the "Maturity Date") which is the earliest of (i) the Stated Maturity Date, which is 120 days after the Initial Closing Date, (ii) the date on which the Company consummates a subsequent financing that generates, on a cumulative basis with all other financings after the Initial Closing Date (except for the proceeds of the Loan and certain exceptions specified in the Notes), gross proceeds to the Company of at least $2 million (the "Subsequent Capital Financing") or (iii) the date on which a holder of a Note accelerates payment of the Note while there is an Event of Default existing under that Note. Prior to the Maturity Date, the Company may, at its option, prepay the Notes in whole or in part. If not paid at maturity, interest on the Notes will accrue at 14% per annum from the Maturity Date until the actual date of payment.

          Each of the respective Price Protection Provisions originally contained in the securities purchase agreements previously entered into by the Company and the purchasers of the Series A Shares and the Series B Shares, respectively, provides that if the Company enters into a "Lower Price Transaction" (as defined in the relevant such purchase agreement) during a specific period specified in each such agreement, where the (i) lowest per share purchase price contemplated thereunder or the lowest conversion price which would be applicable under the terms of such transaction is below the then current conversion price and/or (ii) the lowest exercise price of any warrants issued thereunder is lower than the then current exercise prices of the warrants issued in connection with such Series A Shares of Series B Shares, as the case may be, then the terms of any unconverted share of the relevant Series A Shares or Series B Shares shall be modified to adjust the relevant conversion price and/or the terms of any unexercised warrants issued in connection therewith shall be modified to adjust the relevant warrant exercise price, and/or the number of warrant shares may be increased depending on the terms of the Lower Price Transaction. The reinstatement of the Price Protective Provisions for the Protected Amount pursuant to the Company's Offer relate solely with respect to the occurrence of a Lower Price Transaction during the Current Protection Period and not to any other protective provision that may be included in such agreements.

          In connection with the placement of the Notes, the Company paid or will pay to a registered broker dealer which acted as placement agent (the "Placement Agent") a cash fee equal to 10% of the aggregate amount advanced to the Company on account of the Notes. The Company anticipates that there will be additional closing related fees and expenses.

                      AMEDIA NETWORKS, INC. AND SUBSIDIARY
                          (A Development Stage Company)

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm                      F-1

Consolidated Balance Sheet
   At December 31, 2005                                                      F-2

Consolidated Statements of Operations
   for the Years Ended December 31, 2005 and 2004
   and from Inception (July 14, 1994) to December 31, 2005                   F-3

Consolidated Statements of Comprehensive Loss
   for the Years Ended December 31, 2005 and 2004
   and from Inception (July 14, 1994) to December 31, 2005                   F-4

Consolidated Statements of Stockholders' (Deficiency) Equity
   from Inception (July 14, 1994) to December 31, 2005                       F-5

Consolidated Statements of Cash Flows
   for the Years Ended December 31, 2005 and 2004                           F-11
   and from Inception (July 14, 1994) to December 31, 2005

Notes to the Consolidated Financial Statements                              F-13

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee of the Board of Directors and Stockholders of Amedia Networks, Inc. and Subsidiary

We have audited the accompanying consolidated balance sheet of Amedia Networks, Inc. and Subsidiary (a development stage company) (the "Company") as of December 31, 2005 and the related consolidated statements of operations, comprehensive loss, stockholders' equity, and cash flows for the years ended December 31, 2005 and 2004 and for the period from January 1, 2003 to December 31, 2005 (for which the statements of operations and cash flows are not presented separately herein). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

The consolidated financial statements of the Company for the period from July 14, 1994 (Inception) to December 31, 2002 were audited by other auditors whose report, dated March 20, 2003, expressed an unqualified opinion on those statements and included an explanatory paragraph regarding the Company's ability to continue as a going concern. The consolidated financial statements for the period from July 14, 1994 (Inception) to December 31, 2002 reflect a net loss of $40,370,429 of the total inception to date net loss of $42,586,299. The other auditors' report has been furnished to us, and our opinion, insofar as it related to the amounts included for such prior periods is based solely on the report of such other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audit and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Amedia Networks, Inc. and Subsidiary as of December 31, 2005, and the results of their operations and their cash flows for the years ended December 31, 2005 and 2004 and for the period from July 14, 1994 (Inception) to December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 to the consolidated financial statements, the Company has incurred significant operating losses resulting in cash flow deficiencies from operations. This condition raises substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding this matter also is described in
Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                        /s/ MARCUM & KLIEGMAN LLP

                                        New York, New York

                                        February 27, 2006 (except for Note
                                        13A(ii), as to which the date is March
                                        13, 2006, Note 13A(iii), as to which the date is April 7, 2006, Note 13C, as to which the date is March 2, 2006, Note 13D, as to which the date is April 5, 2006, Note 13E, as to which the date is April 12, 2006, and Note 13F, as to which the date is April 7, 2006)

                      AMEDIA NETWORKS, INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)

                           CONSOLIDATED BALANCE SHEET

                                December 31, 2005

                                     ASSETS

Current assets

   Cash and cash equivalents                                       $    333,787
   Inventories                                                          929,017
   Prepaid expenses                                                      79,193
                                                                   ------------
   Total current assets                                               1,341,997
                                                                   ------------
Property and equipment - net                                            690,884
                                                                   ------------
Other assets
   Capitalized software costs                                         1,260,382
   Deferred financing costs                                             112,323
   Security deposit                                                      46,750
                                                                   ------------
   Total other assets                                                 1,419,455
                                                                   ------------
      Total assets                                                 $  3,452,336
                                                                   ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                   LIABILITIES

Current liabilities
   Accounts payable                                                $  1,456,578
   Accrued expenses                                                     561,817
   Notes payable, net of unamortized discounts of $172,945              907,055
   Current portion of capital leases                                      4,965
                                                                   ------------
   Total current liabilities                                          2,930,415
                                                                   ------------
Long-term liabilities
   Capital leases, less current maturities                               12,265
                                                                   ------------
      Total liabilities                                               2,942,680
                                                                   ------------
Commitments and contingencies

STOCKHOLDERS' EQUITY
Preferred stock, $.001 par value;
   5,000,000 shares authorized; Series A convertible
   preferred stock, 52,500 shares authorized; 21,178
   issued and outstanding
   ($2,117,800 liquidation preference)                                       21
   Series B convertible preferred stock,
   85,000 shares authorized; 71,150 issued and outstanding
   ($7,115,000 liquidation preference)                                       71
Common stock, $.001 par value;
   75,000,000 shares authorized; 22,315,851
   issued and outstanding                                                22,316
Additional paid-in capital                                           58,781,193
Deficit accumulated during the development stage                    (58,167,320)
Deferred compensation                                                  (126,625)
                                                                   ------------
   Total stockholders' equity                                           509,656
                                                                   ------------
      Total liabilities and stockholders' equity                   $  3,452,336
                                                                   ============

                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                      AMEDIA NETWORKS, INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                          From
                                                                Twelve Months           Inception
                                                                    Ended               (July 14,
                                                                 December 31,           1994) to
                                                         --------------------------   December 31,
                                                             2005           2004          2005
                                                         ------------   -----------   ------------
Sales                                                    $      5,548   $        --   $      5,548
                                                         ------------   -----------   ------------
Cost of goods sold                                              6,078            --          6,078
                                                         ------------   -----------   ------------
Gross loss                                                       (530)           --           (530)
                                                         ------------   -----------   ------------
Expenses
   Research and development (1)                             3,975,852     3,222,695     13,358,917
   Sales and marketing (1)                                  2,422,999       505,313     12,722,327
   General and administrative (1)                           2,209,171     1,860,959     22,691,083
   Bad debt expense                                                --            --        161,000
                                                         ------------   -----------   ------------
Total expenses                                              8,608,022     5,588,967     48,933,327
                                                         ------------   -----------   ------------
Operating loss                                             (8,608,552)   (5,588,967)   (48,933,857)
                                                         ------------   -----------   ------------
Other expense (income)
   Legal settlement                                                --            --        565,833
   Late filing penalty on preferred stock registration         86,742       199,500        286,242
   Realized gain of foreign currency translation                   --       (81,007)       (81,007)
   Loss on investment                                              --            --         17,000
   Other income                                                    --            --        (75,000)
   Net losses of affiliate                                         --            --      1,196,656
   Impairment loss on investment in affiliate                      --            --        748,690
   Revenue from copy protection business                           --            --       (125,724)
   Gain on sale of copy protection business                        --            --     (5,708,328)
   Gain on sale of investment in affiliate                         --            --        (40,000)
   Loss on disposition of fixed assets                          1,692            --         30,873
   Amortization of deferred financing costs                        --            --      4,516,775
   Impaired offering costs                                    267,404            --        267,404
   Interest income                                            (36,006)      (24,988)      (984,735)
   Interest expense                                           286,889            --      2,253,036
                                                         ------------   -----------   ------------
Total other expense                                           606,721        93,505      2,867,715
                                                         ------------   -----------   ------------
Net loss                                                 $ (9,215,273)  $(5,682,472)  $(51,801,572)
                                                         ============   ===========   ============
Deemed dividend on convertible preferred stock              3,076,104     2,494,753      5,570,857
Dividend on convertible preferred stock                       649,905       144,986        794,891
                                                         ------------   -----------   ------------
Net loss applicable to common stockholders               $(12,941,282)  $(8,322,211)  $(58,167,320)
                                                         ============   ===========   ============
Per share data:
   Basic and diluted                                     $      (0.64)  $     (0.51)
                                                         ============   ===========
Weighted average number
   of common shares used in
   basic and diluted loss per share                        20,378,250    16,440,630
                                                         ============   ===========

(1)  Includes non-cash, stock-based compensation expense as follows:

Research and development                                 $     18,573   $        --   $    474,812
Sales and marketing                                                --            --      5,336,558
General and administrative                                     73,592        85,850      5,772,355
                                                         ------------   -----------   ------------
                                                         $     92,165   $    85,850   $ 11,583,725
                                                         ============   ===========   ============

                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                      AMEDIA NETWORKS, INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)

                  CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

                                                                              From
                                                         Year               Inception
                                                        Ended               (July 14,
                                                     December 31,           1994) to
                                              -------------------------   December 31,
                                                  2005          2004          2004
                                              -----------   -----------   ------------
Net loss                                      $(9,215,273)  $(5,682,472)  $(51,801,572)
Other comprehensive loss
   Foreign currency translation adjustments            --       (81,007)            --
                                              -----------   -----------   ------------
      Comprehensive loss                      $(9,215,273)  $(5,763,479)  $(51,801,572)
                                              ===========   ===========   ============

                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                      AMEDIA NETWORKS, INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)

            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                          Preferred Stock
                                                ----------------------------------
                                                    Series A           Series B          Common Stock
                                                ----------------   ---------------   --------------------
                                                 Shares   Amount   Shares   Amount     Shares      Amount
                                                -------   ------   ------   ------   ----------   -------
Balances at July 14, 1994 (date of inception)        --    $ --        --     $--            --   $    --
Issuances of common stock, par value $.001
   Services rendered                                                                  1,200,000     1,200
   Cash                                                                               1,200,000     1,200
Net loss
                                                -------    ----    ------     ---    ----------   -------
Balances at December 31, 1994                                                         2,400,000     2,400
Common stock contributed                                                               (561,453)     (561)
Issuances of common stock, par value $.001
   Services rendered                                                                    361,453       361
Stock options and warrants granted
Foreign currency translation adjustment
Net loss
                                                -------    ----    ------     ---    ----------   -------
Balances at December 31, 1995                                                         2,200,000     2,200
Issuances of common stock, par value $.001
   Cash, net of offering costs of $11,467                                               850,000       850
Foreign currency translation adjustment
Net loss
                                                -------    ----    ------     ---    ----------   -------
Balances at December 31, 1996                                                         3,050,000     3,050
Common stock contributed                                                               (135,000)     (135)
Issuances of common stock, par value $.001
   Cash, net of offering costs of $832,551                                              908,000       908
   Services rendered                                                                     74,000        74
   Exercise of options                                                                  374,548       375
Common stock subscriptions Sale of
Underwriters warrants Stock options and
warrants granted Amortization of deferred
compensation Foreign currency translation
adjustment
Net loss
                                                -------    ----    ------     ---    ----------   -------
Balances at December 31, 1997                                                         4,271,548     4,272
Common stock subscriptions                                                               16,000        16
Common Stock forfeited                                                               (1,000,000)   (1,000)
Transfer of temporary equity to permanent
   capital                                                                               15,000        15
Issuances of common stock, par value $.001
   Cash                                                                                  41,667        42
   Services rendered                                                                    244,000       244
Stock options and warrants granted
   (cancelled) Discount relating to shares
   and warrants issued                                                                  156,111       156
Amortization of deferred compensation
Warrant exchange                                                                        432,000       432
Foreign currency translation adjustment
Net loss
                                                -------    ----    ------     ---    ----------   -------
Balances at December 31, 1998                                                         4,176,326     4,177
Issuances of common stock, par value $.001
   Cash                                                                                 314,774       315
   Services rendered                                                                  1,227,000     1,227
   Exercise of option                                                                 1,714,952     1,715
Stock options granted  (cancelled)
Conversion of debt into common stock                                                  3,220,508     3,221
Fair value of warrants associated with
   financing agreement
Amortization of deferred compensation
Value assigned to beneficial conversion
   feature of convertible notes
Foreign currency translation adjustment
Net loss
                                                -------    ----    ------     ---    ----------   -------
Balances at December 31, 1999                                                        10,653,560    10,654

Issuances of common stock, par value $.001
   Cash, net of offering costs of $730,000                                            3,680,937     3,681
   Services rendered                                                                     16,269        16
   Exercise of options and warrants                                                   3,005,574     3,006
Stock options granted Amortization of
   deferred compensation Foreign currency
   translation adjustment Net loss
                                                -------    ----    ------     ---    ----------   -------
Balances at December 31, 2000                                                        17,356,340    17,357
Issuances of common stock, par value $.001
   Exercise of options and warrants                                                     237,556       238
Stock options granted Amortization of
   deferred compensation Foreign currency
   translation adjustment Net loss
                                                -------    ----    ------     ---    ----------   -------
Balances at December 31, 2001                                                        17,593,896    17,594
Issuances of common stock, par value $.001
   Exercise of options and warrants                                                     667,671       668
Stock options granted Amortization of
   deferred compensation Foreign currency
   translation adjustment
Net loss
                                                -------    ----    ------     ---    ----------   -------
Balances at December 31, 2002                                                        18,261,567    18,262
Issuances of common stock, par value $.001
   Exercise of options and warrants                                                      60,000        60
Stock options granted (forfeited)
   Amortization of deferred compensation
Macrovision sale                                                                     (1,880,937)   (1,881)
Foreign currency translation adjustment
Net income
                                                -------    ----    ------     ---    ----------   -------
Balances at December 31, 2003                                                        16,440,630    16,441
Issuances of preferred stock and warrants,
   net of offering costs of $607,570             52,500      52
Issuance of warrants
Stock options and warrants granted
Amortization of deferred compensation
Realized gain of foreign currency translation
Net loss
Deemed dividend on convertible preferred
   stock
Dividend on convertible preferred stock
                                                -------    ----    ------     ---    ----------   -------
Balances at December 31, 2004                    52,500      52                      16,440,630    16,441
Issuances of Series B preferred stock and
   warrants,                                                       77,650      78
Series A preferred stock converted into
   common                                       (31,322)    (31)                      4,176,262     4,176
Series B preferred stock converted into
   common                                                          (6,500)     (7)      643,564       644
Warrants issued for Note Payable
Warrants issued for bridge loan
Stock options and warrants granted
Stock warrants exercised                                                                251,827       252
Amortization of deferred compensation
Accrued penalty paid in common stock                                                     15,200        15
Impaired offering costs
Net loss
Deemed dividend on convertible preferred
   stock
Dividend on convertible preferred stock                                                 788,368       788
                                                -------    ----    ------     ---    ----------   -------
Balances at December 31, 2005                    21,178    $ 21    71,150     $71    22,315,851    22,316
                                                =======    ====    ======     ===    ==========   =======

                                                    Common Stock                       Foreign      Accumulated
                                                     Subscribed       Additional      Currency        During
                                                -------------------     Paid-in      Translation    Development
                                                 Shares     Amount      Capital      Adjustment        Stage
                                                -------   ---------   -----------   ------------   ------------
Balances at July 14, 1994 (date of inception)        --   $      --   $        --     $     --     $         --
Issuances of common stock, par value $.001
   Services rendered
   Cash                                                                    23,800
Net loss                                                                                                (42,085)
                                                -------   ---------   -----------     --------     ------------
Balances at December 31, 1994                        --          --        23,800                       (42,085)
Common stock contributed                                                      561
Issuances of common stock, par value $.001
   Services rendered                                                       17,712
Stock options and warrants granted                                            600
Foreign currency translation adjustment                                                 22,652
Net loss                                                                                               (896,663)
                                                -------   ---------   -----------     --------     ------------
Balances at December 31, 1995                        --          --        42,673       22,652         (938,748)
Issuances of common stock, par value $.001
   Cash, net of offering costs of $11,467                                 362,683
Foreign currency translation adjustment                                                 35,044
Net loss                                                                                             (1,121,211)
                                                -------   ---------   -----------     --------     ------------
Balances at December 31, 1996                        --          --       405,356       57,696       (2,059,959)
Common stock contributed                                                      135
Issuances of common stock, par value $.001
   Cash, net of offering costs of $832,551                              5,000,440
   Services rendered                                                      832,551
   Exercise of options                                                      3,370
Common stock subscriptions                       16,000     100,000
Sale of Underwriters warrants                                                  80
Stock options and warrants granted                                      1,875,343
Amortization of deferred compensation
Foreign currency translation adjustment                                                (19,667)
Net loss                                                                                             (4,119,612)
                                                -------   ---------   -----------     --------     ------------
Balances at December 31, 1997                    16,000     100,000     8,117,275       38,029       (6,179,571)
Common stock subscriptions                      (16,000)   (100,000)       99,984
Common Stock forfeited                                                      1,000
Transfer of temporary equity to permanent
   capital                                                                 77,141
Issuances of common stock, par value $.001
   Cash                                                                    24,958
   Services rendered                                                      620,344
Stock options and warrants granted (cancelled)                           (255,992)
Discount relating to shares and warrants issued                           486,307
Amortization of deferred compensation
Warrant exchange                                                             (432)
Foreign currency translation adjustment                                                 41,386
Net loss                                                                                             (5,578,540)
                                                -------   ---------   -----------     --------     ------------
Balances at December 31, 1998                        --          --     9,170,585       79,415      (11,758,111)
Issuances of common stock, par value $.001
   Cash                                                                   225,140
   Services rendered                                                    1,669,548
   Exercise of option                                                   1,401,660
Stock options granted  (cancelled)                                      4,449,015
Conversion of debt into common stock                                    3,376,748
Fair value of warrants associated with
   financing agreement                                                  3,845,400
Amortization of deferred compensation
Value assigned to beneficial conversion
   feature of convertible notes                                           572,505
Foreign currency translation adjustment                                                (22,444)
Net loss                                                                                            (13,072,237)
                                                -------   ---------   -----------     --------     ------------
Balances at December 31, 1999                        --          --    24,710,602       56,971      (24,830,348)
Issuances of common stock, par value $.001
   Cash, net of offering costs of $730,000                             13,266,319
   Services rendered                                                      114,609
   Exercise of options and warrants                                       220,716
Stock options granted                                                   2,028,720
Amortization of deferred compensation
Foreign currency translation adjustment                                                (10,725)
Net loss                                                                                             (4,796,693)
                                                -------   ---------   -----------     --------     ------------
Balances at December 31, 2000                        --          --    40,340,966       46,246      (29,627,041)
Issuances of common stock, par value $.001
   Exercise of options and warrants                                        17,012
Stock options granted                                                     168,604

Amortization of deferred compensation
Foreign currency translation adjustment                                                 (9,312)
Net loss                                                                                             (5,498,637)
                                                -------   ---------   -----------     --------     ------------
Balances at December 31, 2001                        --          --    40,526,583       36,934      (35,125,678)
Issuances of common stock, par value $.001
   Exercise of options and warrants                                         1,314
Stock options granted                                                       5,696
Amortization of deferred compensation
Foreign currency translation adjustment                                                 47,336
Net loss                                                                                             (5,244,751)
                                                -------   ---------   -----------     --------     ------------
Balances at December 31, 2002                        --          --    40,533,593       84,270      (40,370,429)
Issuances of common stock, par value $.001
   Exercise of options and warrants
Stock options granted (forfeited)                                          (3,611)
Amortization of deferred compensation
Macrovision sale                                                         (656,506)
Foreign currency translation adjustment                                                 (3,263)
Net income                                                                                            3,466,602
                                                -------   ---------   -----------     --------     ------------
Balances at December 31, 2003                        --          --    39,873,476       81,007      (36,903,827)
Issuances of preferred stock and warrants,
   net of offering costs of $607,570                                    4,642,378
Issuance of warrants                                                      267,404
Stock options and warrants granted                                        179,379
Amortization of deferred compensation
Realized gain of foreign currency translation                                          (81,007)
Net loss                                                                                             (5,682,472)
Deemed dividend on convertible preferred
   stock                                                                2,494,753                    (2,494,753)
Dividend on convertible preferred stock                                                                (144,986)
                                                -------   ---------   -----------     --------     ------------
Balances at December 31, 2004                        --          --    47,457,390           --      (45,226,038)
Issuances of Series B preferred stock and
   warrants,                                                            7,084,092
Series A preferred stock converted into
   common                                                                  (4,145)
Series B preferred stock converted into
   common                                                                    (637)
Warrants issued for Note Payable                                          108,660
Warrants issued for bridge loan                                           104,985
Stock options and warrants granted                                        125,261
Stock warrants exercised                                                  188,978
Amortization of deferred compensation
Accrued penalty paid in common stock                                       14,121
Impaired offering costs                                                                                 267,404
Net loss                                                                                             (9,215,273)
Deemed dividend on convertible preferred
   stock                                                                3,076,104                    (3,076,104)
Dividend on convertible preferred stock                                   626,384                      (649,905)
                                                -------   ---------   -----------     --------     ------------
Balances at December 31, 2005                        --   $      --    58,781,193     $     --     $(58,167,320)
                                                =======   =========   ===========     ========     ============


                                                   Deferred        Deferred
                                                Offering Costs   compensation       Total
                                                --------------   ------------   ------------
Balances at July 14, 1994 (date of inception)      $      --     $         --   $         --
Issuances of common stock, par value $.001
   Services rendered                                                                   1,200
   Cash                                                                               25,000
Net loss                                                                             (42,085)
                                                   ---------     ------------   ------------
Balances at December 31, 1994                             --               --        (15,885)
Common stock contributed
Issuances of common stock, par value $.001
   Services rendered                                                                  18,073
Stock options and warrants granted                                                       600
Foreign currency translation adjustment                                               22,652
Net loss                                                                            (896,663)
                                                   ---------     ------------   ------------
Balances at December 31, 1995                             --               --       (871,223)
Issuances of common stock, par value $.001
   Cash, net of offering costs of $11,467                                            363,533
Foreign currency translation adjustment                                               35,044
Net loss                                                                          (1,121,211)
                                                   ---------     ------------   ------------
Balances at December 31, 1996                             --               --     (1,593,857)
Common stock contributed                                                                  --
Issuances of common stock, par value $.001
   Cash, net of offering costs of $832,551                                         5,001,348
   Services rendered                                                 (500,000)       332,625
   Exercise of options                                                                 3,745
Common stock subscriptions                                                           100,000
Sale of Underwriters warrants                                                             80
Stock options and warrants granted                                 (1,875,343)            --
Amortization of deferred compensation                                 972,567        972,567
Foreign currency translation adjustment                                              (19,667)
Net loss                                                                          (4,119,612)
                                                   ---------     ------------   ------------
Balances at December 31, 1997                             --       (1,402,776)       677,229
Common stock subscriptions                                                                --
Common Stock forfeited                                                                    --
Transfer of temporary equity to permanent
   capital                                                                            77,156
Issuances of common stock, par value $.001
   Cash                                                                               25,000
   Services rendered                                                 (620,588)            --
Stock options and warrants granted
   (cancelled)                                                        255,992             --
Discount relating to shares and warrants
   issued                                                                            486,463
Amortization of deferred compensation                               1,173,139      1,173,139
Warrant exchange                                                                          --
Foreign currency translation adjustment                                               41,386
Net loss                                                                          (5,578,540)
                                                   ---------     ------------   ------------
Balances at December 31, 1998                             --         (594,233)    (3,098,167)
Issuances of common stock, par value $.001
   Cash                                                                              225,455
   Services rendered                                                 (445,725)     1,225,050
   Exercise of option                                                              1,403,375
Stock options granted  (cancelled)                                   (613,435)     3,835,580
Conversion of debt into common stock                                               3,379,969
Fair value of warrants associated with
   financing agreement                                                             3,845,400
Amortization of deferred compensation                               1,374,518      1,374,518
Value assigned to beneficial conversion
   feature of convertible notes                                                      572,505
Foreign currency translation adjustment                                              (22,444)
Net loss                                                                         (13,072,237)
                                                   ---------     ------------   ------------
Balances at December 31, 1999                             --         (278,875)      (330,996)
Issuances of common stock, par value $.001
   Cash, net of offering costs of $730,000                                        13,270,000
   Services rendered                                                                 114,625
   Exercise of options and warrants                                                  223,722
Stock options granted                                              (2,028,720)            --
Amortization of deferred compensation                               1,527,024      1,527,024
Foreign currency translation adjustment                                              (10,725)
Net loss                                                                          (4,796,693)
                                                   ---------     ------------   ------------
Balances at December 31, 2000                             --         (780,571)     9,996,957
Issuances of common stock, par value $.001
   Exercise of options and warrants                                                   17,250
Stock options granted                                                (168,604)            --
Amortization of deferred compensation                                 909,959        909,959
Foreign currency translation adjustment                                               (9,312)
Net loss                                                                          (5,498,637)
                                                   ---------     ------------   ------------
Balances at December 31, 2001                             --          (39,216)     5,416,217
Issuances of common stock, par value $.001
   Exercise of options and warrants                                                    1,982
Stock options granted                                                  (5,696)            --
Amortization of deferred compensation                                  35,251         35,251
Foreign currency translation adjustment                                               47,336
Net loss                                                                          (5,244,751)
                                                   ---------     ------------   ------------
Balances at December 31, 2002                             --           (9,661)       256,035

Issuances of common stock, par value $.001
   Exercise of options and warrants                                                       60
Stock options granted (forfeited)                                       3,611             --
Amortization of deferred compensation                                   6,050          6,050
Macrovision sale                                                                    (658,387)
Foreign currency translation adjustment                                               (3,263)
Net income                                                                         3,466,602
                                                   ---------     ------------   ------------
Balances at December 31, 2003                             --               --      3,067,097
Issuances of preferred stock and warrants,
   net of offering costs of $607,570                                               4,642,430
Issuance of warrants                                (267,404)                             --
Stock options and warrants granted                                   (179,379)            --
Amortization of deferred compensation                                  85,850         85,850
Realized gain of foreign currency translation                                        (81,007)
Net loss                                                                          (5,682,472)
Deemed dividend on convertible preferred
   stock                                                                                  --
Dividend on convertible preferred stock                                             (144,986)
                                                   ---------     ------------   ------------
Balances at December 31, 2004                       (267,404)         (93,529)     1,886,912
Issuances of Series B preferred stock and
   warrants,                                                                       7,084,170
Series A preferred stock converted into
   common Series B preferred stock converted
   into common
Warrants issued for Note Payable                                                     108,660
Warrants issued for bridge loan                                                      104,985
Stock options and warrants granted                                   (125,261)            --
Stock warrants exercised                                                             189,230
Amortization of deferred compensation                                  92,165         92,165
Accrued penalty paid in common stock                                                  14,136
Impaired offering costs                              267,404
Net loss                                                                          (9,215,273)
Deemed dividend on convertible preferred
   stock                                                                                  --
Dividend on convertible preferred stock                                              (22,733)
                                                   ---------     ------------   ------------
Balances at December 31, 2005                      $             $   (126,625)  $    509,656
                                                   =========     ============   ============

                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                      AMEDIA NETWORKS, INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                             Twelve Months               From
                                                                                 Ended                Inception
                                                                              December 31,         (July 14, 1994)
                                                                       -------------------------   to December 31,
                                                                           2005          2004            2005
                                                                       -----------   -----------   ---------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss                                                            $(9,215,273)  $(5,682,472)   $(51,801,572)
   Adjustments to reconcile net loss
      to net cash used by operating activities:
      Depreciation and amortization                                        123,117         9,908       1,086,382
      Forgiveness of note receivable, officer                                   --            --         100,000
      Loss from disposition of fixed assets                                  1,692            --         197,065
      Bad debt expense                                                          --            --         161,000
      Amortization of note discount and finance costs                      130,907            --       4,797,132
      Impaired offering costs                                              267,404            --         267,404
      Foreign currency translation adjustment and realized gain                 --       (81,007)        (82,535)
      Beneficial conversion feature of convertible debt                         --            --         572,505
      Stock, warrants and options issued for services and settlement        92,165        85,850      11,756,686
      Payment of common stock issued with guaranteed selling price              --            --        (155,344)
      Net losses of affiliate                                                   --            --       1,196,656
      Impairment loss on investment in affiliate                                --            --         748,690
      Gain on sale of Copy Protection Business                                  --            --      (5,708,328)
      Gain on sale of investment in affiliate                                   --            --         (40,000)
      Increase (decrease) in cash attributable
         to changes in assets and liabilities
         Accounts receivable                                                    --            --             554
         Inventories                                                      (929,017)           --        (929,017)
         Prepaid expenses                                                   51,008        90,377        (108,851)
         Other assets                                                      (46,750)           --         (46,750)
         Accounts payable                                                1,189,706       173,726         909,384
         Accrued expenses                                                  316,970       229,992       1,657,591
         Accrued severance pay                                                  --       (64,734)       (122,363)
         Interest payable                                                       --            --         251,019
                                                                       -----------   -----------    ------------
      Net cash used by operating activities                             (8,018,071)   (5,238,360)    (35,292,692)
                                                                       -----------   -----------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES
   Proceeds from sales of fixed assets                                          --            --          68,594
   Purchases of property and equipment                                    (643,360)     (159,783)     (1,805,745)
   Intangible asset                                                     (1,260,382)           --      (1,260,382)
   Proceeds from sale of Copy Protection Business                               --            --       5,050,000
   Proceeds from sale of investment in affiliate                                --            --          40,000
   Investment in ComSign, Ltd.                                                  --            --      (2,000,000)
   Increase in note receivable, officer                                         --            --        (100,000)
   Increase in note receivable                                                  --            --        (130,000)
   Increase in organization costs                                               --            --          (7,680)
                                                                       -----------   -----------    ------------
      Net cash used by investing activities                             (1,903,742)     (159,783)       (145,213)
                                                                       -----------   -----------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES
   Net proceeds from issuance of convertible preferred stock             7,084,170     4,642,430      11,726,600
   Proceeds from exercise of warrants                                      189,230            --         189,230
   Proceeds from issuance of common stock                                       --            --      21,177,354
   Stock offering costs                                                         --            --        (475,664)
   Deferred financing costs                                               (122,530)           --        (804,842)
   Proceeds from note payable                                            1,000,000            --       1,000,000
   Proceeds from short-term borrowings                                          --            --       1,356,155
   Payments on capital lease obligations                                    (2,928)           --          (2,928)
   Proceeds from long-term debt                                                 --            --       2,751,825
   Proceeds from convertible debentures                                         --            --       2,000,000
   Repayment of short-term borrowings                                           --            --      (1,357,082)
   Repayments of long-term debt                                                 --            --      (1,615,825)
   Dividends paid to preferred stockholders                               (167,719)           --        (167,719)
                                                                       -----------   -----------    ------------
      Net cash provided by financing activities                          7,980,223     4,642,430      35,777,104
                                                                       -----------   -----------    ------------
Effect of exchange rate changes on cash                                         --            --          (5,412)
                                                                       -----------   -----------    ------------
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                        (1,941,590)     (755,713)        333,787
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                           2,275,377     3,031,090              --
                                                                       -----------   -----------    ------------

CASH AND CASH EQUIVALENTS AT END OF YEAR                               $   333,787   $ 2,275,377    $    333,787
                                                                       ===========   ===========    ============
SUPPLEMENTAL DISCLOSURES OF
   CASH FLOW INFORMATION
      Cash paid during the periods for:
         Interest                                                      $     5,514   $        --    $    482,492
                                                                       ===========   ===========    ============
      Non-cash investing and financing activities:
         Deemed dividend in connection with sale
            of convertible preferred stock                             $ 3,076,104   $ 2,494,753    $  5,570,857
                                                                       ===========   ===========    ============
         Accrual of dividend on convertible preferred stock            $        --   $   144,986    $    144,986
                                                                       ===========   ===========    ============
         Deferred offering costs                                       $        --   $   267,404    $    267,404
                                                                       ===========   ===========    ============
         Deferred compensation                                         $        --   $   179,379    $    179,379
                                                                       ===========   ===========    ============
         Issuance of common stock warrants in connection
            with note payable                                          $   108,660   $        --    $    108,660
                                                                       ===========   ===========    ============
         Original issue discount on notes payable                      $    80,000   $        --    $     80,000
                                                                       ===========   ===========    ============
         Issuance of common stock warrants in connection
            with bridge loan                                           $   104,985   $        --    $    104,985
                                                                       ===========   ===========    ============
         Capital leases                                                $    20,158   $        --    $     20,158
                                                                       ===========   ===========    ============
         Late filing penalty on preferred stock registration
            paid in common stock                                       $    14,136   $        --    $     14,136
                                                                       ===========   ===========    ============

                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                      AMEDIA NETWORKS, INC. AND SUBSIDIARY

                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - DESCRIPTION OF BUSINESS AND DEVELOPMENT STAGE OPERATIONS

Amedia Networks, Inc. (hereinafter, the "Company" or "Amedia"), is a development stage company that designs, develops and markets technology-based broadband access solutions for voice, video and data services. The Company's products are designed to provide key functionality that enables service providers to deliver "triple play" (voice, video and data) broadband communication to their subscribers. These products are designed for placement at various points in the network infrastructure layout and can be deployed with optical fibers as well as with copper wires. A significant portion of the core technologies underlying the Company's initial products were co-developed with Lucent Technologies, Inc. ("Lucent") at Lucent's Bell Labs in New Jersey pursuant to a Development and Licensing Agreement with Lucent dated as of January 6, 2004 (the "Development and Licensing Agreement") entered into by the Company and Lucent. Under the Development and Licensing Agreement, Lucent has granted to Amedia a worldwide and perpetual non-exclusive license to manufacture, develop and sell products designed to deliver broadband based access solutions utilizing the Lucent owned technologies and related patents. The Company is marketing its initial products to communications carriers, municipal authorities and communication equipment companies.

The Company has been engaged in the broadband access communications business since March 2004. From its inception in July 1994 through May 2003, Amedia was primarily engaged in the business of designing and developing technologies that provide copy protection for electronic content distributed on optical media and the Internet under the name of "TTR Technologies, Inc." In May 2003, the Company sold its copy protection business. In May 2004, the Company changed its name to "Amedia Networks, Inc."

NOTE 2 - GOING CONCERN AND MANAGEMENT'S PLAN

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred significant operating losses for the past several years, the majority of which are related to the development of the Company's copy protection business which it sold in May 2003. These losses have produced operating cash flow deficiencies, and negative working capital. As indicated in the accompanying consolidated financial statements, as of December 31, 2005, the Company had a cash balance of $333,787 and incurred a net loss applicable to common stockholders of $12,941,982 for the year ended December 31, 2005. The Company expects to incur additional losses for the foreseeable future and will need to raise additional funds in order to realize its business plan. These conditions raise substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company's future operations are dependent upon management's ability to find sources of additional equity capital. The Company needs to raise additional funds on an immediate basis to continue to meet its liquidity needs, repay short-term loans that mature on April 21, 2006, realize its current business plan and maintain operations. Management of the Company is continuing its efforts to secure funds through equity and/or debt instruments for its operations. In December 2005, the Company engaged an investment bank to assist the Company, on a best efforts basis, in raising funds. The period during which the investment bank was entitled to provide such services to the Company on an exclusive basis expired in March 2006. To date, the Company has not received a financing proposal from any investor introduced to it by the investment bank. The Company has received a non-binding financing proposal from a party not introduced to it by the investment bank which is subject to, among other things, the negotiation and execution of legally binding agreements. Presently, the Company does not have any financing commitment from any person and there can be no assurance that additional capital will be available to the Company on commercially acceptable terms or at all. The inability to obtain such financing will have a material adverse effect on the Company, its condition and prospects. Furthermore, it is anticipated that any successful financing will have a significant dilutive effect on existing stockholders. As more fully described in
Note 5 below, the Company funded its operations during fiscal year 2005 from the private placement of its convertible preferred stock and short-term notes resulting in approximate net proceeds to the Company of $7.09 million and $887,000, respectively. In addition, from January 1 to April 7 2006, the Company raised net proceeds of $2,234,880 from short term loans. See Note 13.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, TTR Ltd., which has been inactive since December 2002. All material inter-company accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America (the "U.S.") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and revenue and expenses during the period reported. These estimates include assessing the collectability of accounts receivable, the use and recoverability of inventory, the realization of deferred tax assets, tax contingencies and valuation allowances, employee benefits, useful lives for depreciation and amortization periods of tangible and intangible assets, and long-lived asset impairments, among others. The markets for the Company's products are characterized by intense competition, rapid technological development, evolving standards, short product life cycles and price competition, all of which could impact the future realizable value of the Company's assets. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the period that they are determined to be necessary. Actual results could differ from those estimates.

RECLASSIFICATIONS

Certain amounts in the financial statements for the year ended December 31, 2004 have been reclassified for comparative purposes to conform to the presentation in the financial statements for the year ended December 31, 2005. These reclassifications had no effect on the previously reported net loss.

CASH EQUIVALENTS

This includes all short-term highly liquid investments that are readily convertible to known amounts of cash and have maturities of three months or less when purchased.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Substantially all of the Company's financial instruments, consisting primarily of cash equivalents, accounts payable and accrued expenses, are carried at, or approximate, fair value because of their short-term nature or because they carry market rates of interest.

STOCK BASED COMPENSATION

As permitted under SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure," which amended SFAS No. 123 ("SFAS 123"), "Accounting for Stock Based Compensation," the Company has elected to continue to follow the intrinsic value method in accounting for its stock-based employee compensation arrangements, as defined by Accounting Principles Board Opinion("APB") No. 25, Accounting for Stock Issued to Employees," and related interpretations including Financial Accounting Standards Board Interpretations No. 44, "Accounting for Certain Transactions Involving Stock Compensation," an interpretation of APB No. 25.

Accordingly, the Company records deferred compensation for share options granted to employees at the date of grant based on the difference between the exercise price of the options and the market value of the underlying shares at that date. Deferred compensation is amortized to compensation expense over the vesting period of the underlying options. No compensation expense is recorded for fixed stock options that are granted to employees and directors at an exercise price equal to the fair market value of the common stock, par value $0.001 (the "Common Stock") at the time of the grant. Stock options and warrants granted to non-employees are recorded at their fair value.

The following table illustrates the effect on net loss and net loss per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation for the years ended December 31, 2005 and 2004:

                                                      Year Ended     Year Ended
                                                     December 31,   December 31,
                                                         2005           2004
                                                     ------------   ------------
Net loss applicable to common stockholders, as
   reported                                          $(12,941,282)  $(8,322,211)
Add: Stock-based employee compensation expense
   included in reported net loss, net of related
   tax effects                                             14,000         7,000
Deduct: Total stock-based employee compensation
   expense determined under fair value based
   method for all awards, net of related tax
   effects                                               (715,511)     (868,925)
                                                     ------------   -----------
   Pro forma net loss                                $(13,642,793)  $(9,184,136)
                                                     ============   ===========
Net loss per share applicable to common
   stockholders, basic and diluted, as reported      $      (0.64)  $     (0.51)
                                                     ============   ===========
   Pro forma net loss per share,
      basic and diluted                              $      (0.67)  $     (0.56)
                                                     ============   ===========

The fair value of each option granted in 2005 and 2004 is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                             2005   2004
                                             ----   ----
                  Risk free interest rates   3.76%  2.32%
                  Expected option lives       3.4    3.5
                  Expected volatilities        69%   133%
                  Expected dividend yields   None   None

FOREIGN CURRENCY TRANSLATIONS

The financial statements of TTR Ltd. have been translated into U.S. dollars in accordance with Statement No. 52 of the Financial Accounting Standards Board
(FASB). Assets and liabilities have been translated at year-end exchange rates and expenses have been translated at average rates prevailing during the year. The translation adjustments have been recorded as a separate component in the consolidated statement of stockholders' equity (deficiency). TTR Ltd. has been inactive since December 2002 and the Company has not recorded any foreign currency translation adjustments during 2005 or 2004. During 2004 the Company realized a gain from foreign currency translation of $81,007.

NET LOSS PER SHARE

Basic loss per share, "EPS" is computed by dividing net loss applicable to common shares by the weighted-average of common shares outstanding during the period.

Diluted loss per share adjusts basic loss per share for the effects of convertible securities, stock options and other potentially dilutive instruments, only in the periods in which such effect is dilutive. The shares assumable upon exercise of stock options and warrants are excluded from the calculation of net loss per share, as their inclusion would be anti-dilutive.

Common stock equivalents have been excluded from the weighted-average shares for the years ended December 31, 2005 and 2004 as their inclusion would be anti-dilutive. Potentially dilutive options to purchase 7,002,642 and 4,998,642 shares of Common Stock were outstanding at December 31, 2005 and 2004, respectively. Potentially dilutive warrants to purchase 14,228,786 and 10,598,333 shares of Common Stock were outstanding at December 31, 2005 and 2004, respectively. In addition, there were 21,178 and 52,500 shares of the Company's Series A 7% Convertible Preferred Stock, par value $0.001 per share ("Series A Preferred Stock"), outstanding and potentially convertible into 2,823,733 and 7,000,000 shares of Common Stock at December 31, 2005 and 2004, respectively. In addition, 71,150 shares of the Company's Series B 8% Convertible Preferred Stock, par value $0.001 per share, were outstanding and potentially convertible into 7,044,554 shares of Common Stock at December 31, 2005.

In addition, see Note 13 for issuances of Common Stock subsequent to year end.

REVENUE RECOGNITION

Revenue is derived from sales of the Company's QoStream product line which is comprised of hardware and software as well as related hardware. Revenue is recognized when persuasive evidence of an arrangement exists, the product has been delivered and title and risk of loss have transferred, the price is fixed and determinable, and collection of the resulting receivable is reasonably assured.

Utilizing these criteria, product revenue is generally recognized upon delivery of the product at the end-customer's location when the risks and rewards of ownership have passed to the customer. During the year ended December 31, 2005 the Company recorded $5,548 from sales of units of its QoStream products and related hardware. The Company did not record any revenue during 2004.

INVENTORY

Inventory includes costs for materials and finished product which is stated at the lower of cost or market. As of December 31, 2005 any items relieved from inventory have been determined under the specific identification method. The balance at December 31, 2005 of inventories amounted to $929,017, which included raw materials of $172,238 and finished goods of $756,779.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost less accumulated depreciation. Depreciation and amortization is determined using the straight-line method over the estimated useful lives of the various asset classes. Leasehold improvements are amortized using the straight line method over the lesser of the term of the lease or the estimated useful lives of the assets. Equipment leases qualifying as capital leases are also included in property and equipment.

Estimated useful lives range from three to seven years for property and other equipment. Major renewals and improvements are capitalized and minor replacements, maintenance, and repairs are charged to current operations as incurred. Upon retirement or disposal of assets, the cost and related accumulated depreciation are removed from the consolidated balance sheets and any gain or loss is reflected in the consolidated statements of operations.

INTERNAL USE SOFTWARE

Certain costs of computer software developed or obtained for internal use are capitalized and amortized on a straight-line basis over three years. The capitalized costs related to internal use software and are included in property and equipment. Costs for general and administrative, overhead, maintenance and training, as well as the cost of software that does not add functionality to the existing system, are expensed as incurred.

CAPITALIZED SOFTWARE COSTS

During the year ended December 31, 2005 the Company capitalized $1,260,382 of internally developed software product costs. Capitalization of software development costs that are to be sold, leased or otherwise marketed begins upon the establishment of technological feasibility. Technological feasibility is based on reaching a high level design stage with regards to a certain product as defined in SFAS No. 86. Such software product costs are to be amortized over the expected beneficial life once the general release stage of the product is reached, which as of December 31, 2005 had not been achieved.

IMPAIRMENT OF LONG LIVED ASSETS

The Company reviews the carrying value of its intangible assets when specific events and circumstances would indicate that their carrying amounts may not be recoverable. The Company considers relevant cash flow and profitability information, including estimated future operating results, trends and other available information, in assessing whether the carrying value of the intangible assets can be recovered. If it is determined that the carrying value of the intangible assets will not be recovered from the undiscounted future cash flows, the carrying value of the assets would be considered impaired. An impairment charge is measured as the excess of the carrying amount of an intangible asset over its estimated fair value. The Company, based on its most recent evaluation, determined that its intangible assets were not impaired during the year ended December 31, 2005. There can be no assurance that future impairment tests of the intangible assets will not result in a charge to operations.

RESEARCH AND DEVELOPMENT

Research and development costs incurred in connection with product development and testing are expensed as incurred. Research and development costs for the years ended December 31, 2005 and 2004 were $3,975,852 and $3,222,695, respectively.

INCOME TAXES

The Company uses the asset and liability method to determine its income tax expense. This method requires the establishment of a deferred tax asset or liability for the recognition of future deductible or taxable amounts and operating loss carry-forwards. Deferred tax expense or benefit is recognized as a result of the changes in the assets and liabilities during the year.

Valuation allowances are established when necessary, to reduce deferred tax assets, if it is more likely than not that all or a portion of it will not be realized.

CONCENTRATIONS OF CREDIT RISK

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash. The Company's cash is maintained at one financial institution, and from time to time the account balance at this financial institution may exceed the amount of insurance provided on such accounts. Generally, these deposits may be redeemed upon demand and therefore, bear minimal risk.

COMPREHENSIVE LOSS

In January 1998, the Company adopted SFAS 130, "Reporting Comprehensive Income," which establishes standards for reporting the components of comprehensive income or loss. The foreign currency translation adjustment was the Company's only component of comprehensive loss. The Company has not recorded any foreign currency translation adjustments during 2005 or 2004. During 2004 the Company realized a gain from foreign currency translation of $81,007.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 123R "Share Based Payment". This statement is a revision of SFAS Statement No. 123, "Accounting for Stock-Based Compensation" and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees," and its related implementation guidance. SFAS No. 123R addresses all forms of share based payment ("SBP") awards including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. Under SFAS No. 123R, SBP awards result in a cost that will be measured at fair value on the awards' grant date, based on the estimated number of awards that are expected to vest and will be reflected as compensation expense in the financial statements. This statement is effective for public entities that file as small business issuers as of the beginning of the first annual reporting period that begins after December 15, 2005. Upon the adoption of this pronouncement on January 1, 2006 the Company expects to record additional stock compensation expense. As of December 31, 2005, there is approximately $1,117,183 of future employee stock based compensation costs that will be expensed over a three year period from 2006 through 2008.

In October 2004, the FASB ratified Emerging Issues Task Force ("EITF") 04-8, "The Effect of Contingently Convertible Instruments on Diluted Earnings per Share." The EITF reached a consensus that contingently convertible instruments, such as contingently convertible debt, contingently convertible preferred stock, and other such securities should be included in diluted earnings per share (if dilutive) regardless of whether the market price trigger has been met. The consensus is effective for reporting periods ending after December 15, 2004. The adoption of this pronouncement did not have material effect on the Company's financial statements.

In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections", a replacement of APB Opinion No. 20 and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. This statement changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of this pronouncement is not expected to have a material effect on the Company's financial statements.

In September 2005, the FASB ratified EITF Issue No. 05-7, "Accounting for Modifications to Conversion Options Embedded in Debt Instruments and Related Issues", which addresses whether a modification to a conversion option that changes its fair value affects the recognition of interest expense for the associated debt instrument after the modification, and whether a borrower should recognize a beneficial conversion feature, not a debt extinguishment, if a debt modification increases the intrinsic value of the debt (for example, the modification reduces the conversion price of the debt).

In September 2005, the FASB also ratified EITF Issue No. 05-8, "Income Tax Consequences of Issuing Convertible Debt with a Beneficial Conversion Feature," which discusses whether the issuance of convertible debt with a beneficial conversion feature results in a basis difference arising from the intrinsic value of the beneficial conversion feature on the commitment date (which is treated recorded in the shareholder's equity for book purposes, but as a liability for income tax purposes), and, if so, whether that basis difference is a temporary difference under SFAS No. 109, "Accounting for Income Taxes." This Issue should be applied by retrospective application pursuant to SFAS No. 154 to all instruments with a beneficial conversion feature accounted for under EITF Issue 00-27 included in financial statements for reporting periods beginning after December 15, 2005.

EITF Issues 05-7 and 05-8 did not have an effect on the Company's consolidated financial position or results of operations.

In February 2006, the FASB issued SFAS No. 155 "Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and 140" ("SFAS 155"). SFAS 155 clarifies certain issues relating to embedded derivatives and beneficial interests in securitized financial assets. The provisions of SFAS 155 are effective for all financial instruments acquired or issued after fiscal years beginning after September 15, 2006. The Company is currently assessing the impact that the adoption of SFAS 155 will have on its financial position and results of operations.

NOTE 4- FINANCING

SERIES A PREFERRED STOCK

On August 9, 2004, the Company completed a private placement to certain private and institutional investors of 52,500 shares of its Series A 7% Convertible Preferred Stock, par value $0.001 per share (the "Series A Preferred Stock") for aggregate gross proceeds of $5.25 million. In connection with the issuance of the Series A Preferred Stock, the Company issued five-year warrants (the "Investor Warrants") to purchase up to 3.5 million shares of the Company's common stock, par value $0.001 per share (the "Common Stock") at a per share exercise price of $1.50 and up to an additional 3.5 million shares of the Company's Common Stock at a per share exercise price of $2.50. The Company received net proceeds of approximately $4.6 million from the sale of the Series A Preferred Stock, net of payment of offering related expenses. The private placement resulted in a beneficial conversion feature of $2,494,753 for which the Company recorded a deemed dividend in accordance with Emerging Issues Task Force ("EITF") 98-5 and EITF 00-27 for the year ended December 31, 2004. This beneficial conversion feature is calculated after the warrants have been valued with proceeds allocated on a relative value basis.

Each share of Series A Preferred Stock has a stated value of $100 and is convertible into Common Stock at an initial conversion rate equal to $0.75 per share of Common Stock, subject to adjustment if there are certain capital adjustments or similar transactions, such as a stock split or merger. Dividends at the rate of 7% per annum are payable on a semi-annual basis and, under certain conditions at the option of the Company, dividends may be paid in shares of Common Stock at rate of $0.75 per share. The Company recorded an accrual for the preferred stock dividend payable of approximately $145,000 as of December 31, 2004. If not converted earlier, on the fifth anniversary of issuance, the Series A Preferred Stock will automatically convert into shares of the Company's Common Stock at the per share of Common Stock conversion price then in effect.

The exercise prices of the Investor Warrants are also subject to adjustment if there are certain capital adjustments or similar transactions, such as a stock split or merger.

In connection with the placement of the Series A Preferred Stock, the Company issued to placement agents five year warrants (the "Compensation Warrants") to purchase up to 1.4 million shares of Common Stock. The breakdown of the Compensation Warrants is as follows, 700,000 shares are issuable at a per share exercise price of $0.75, 350,000 shares are issuable at a per share exercise price of $1.50 and 350,000 shares are issuable at a per share exercise price of $2.50. Other than as specified above, the Compensation Warrants have the same substantive provisions as the Investor Warrants.

Pursuant to the terms of the agreements with the holders of the Series A Preferred Stock, the Company filed on November 24, 2004 a registration statement (the "Registration Statement") covering the Common Stock underlying the Series A Preferred Stock, the Investor Warrants and the Placement Agent Warrants which was declared effective on February 11, 2005. As a result of a delay in the filing and the effectiveness of the Registration Statement beyond the dates specified in the agreements with the holders of the Series A Preferred Stock, under the agreements with the holders of the Series A Preferred Stock, the Company is required to pay the holders of the Series A Preferred Stock a penalty in the aggregate amount of approximately $199,500. For the year ended December 31, 2004 the Company recorded this amount as a late filing penalty. In addition, as a post effective amendment to such Registration Statement was not filed by the date specified in the agreements with the holders of the Series A Preferred Stock, the Company accrued an additional late filing penalty of $84,006 as of December 31, 2005.

SERIES B PREFERRED STOCK

On April 26, 2005 the Company completed a private placement to certain individual and institutional investors of 60,000 shares of Series B 8% Convertible Preferred Stock par value $0.001 per share (the "Series B Preferred Stock") for gross proceeds of $6 million. Thereafter, on May 9, 2005, the Company sold to institutional investors an additional 17,650 shares of Series B Preferred Stock for aggregate gross proceeds of $1,765,000 (together with the private placement in April 2005 the "2005 Private Placement"). Each share of Series B Preferred Stock has a stated value of $100 and is convertible into shares of Common Stock at an initial conversion rate of $1.01 per share, subject to adjustment in the event of certain lower priced issuances of Common Stock equivalents and certain capital adjustments or similar transactions, such as a stock split or merger. The rights and preferences of the Series B Preferred Stock are set forth in a Certificate of Designations of Rights and Preferences that Company filed with the Secretary of State of the State of Delaware on April 20, 2005. In connection with the issuance of the Series B Preferred Stock, the Company issued to the investors five-year warrants (the "Investor Warrants") to purchase, in the aggregate, up to approximately 3,844,062 shares of Common Stock at a per share exercise price of $1.50, subject to adjustment in the event of certain lower priced issuances of Common Stock equivalents and certain capital adjustments or similar transactions, such as a stock split or merger. Holders of the Investor Warrants are entitled to exercise those warrants on a cashless basis following the first anniversary of issuance if a registration statement covering the Common Stock issuable upon exercise of the Investor Warrants is not in effect at the time of exercise.

The Company received aggregate net proceeds of approximately $5,590,000, after payment of offering related expenses, repayment of the outstanding principal and accrued interest on the Bridge Loan (See Note 5 - Notes Payable). The 2005 Private Placement resulted in a beneficial conversion feature of $3,076,104 for which the Company recorded as a deemed dividend in accordance with Emerging Issues Task Force ("EITF") 98-5 and EITF 00-27 for the year ended December 31, 2005. This beneficial conversion feature is calculated after the warrants have been valued with proceeds allocated on a relative value basis.

Dividends on the Series B Preferred Stock accrue at the rate of 8% per annum and are payable semi-annually on each of June 30 and December 31 and on conversion. When due, dividends may be paid, at the option of the Company, either in cash or in shares of Common Stock at a rate equal to 90% of the volume weighted average market price of the Common Stock for the five trading days before payment. If not converted earlier, the Series B Preferred Stock will automatically convert on the fifth anniversary of issuance into shares of Common Stock at the conversion price then in effect. The Company issued shares of Common Stock with a fair market value of $444,539 for the preferred stock dividend and recorded a charge to net loss applicable to common stockholders for the year ended December 31, 2005.

In connection with the placement of the Series B Preferred Stock, the Company issued to a placement agent warrants (the "Placement Agent Warrants") to purchase up to 1,153,220 shares of Common Stock, pursuant to which (i) 768,814 shares are issuable at a per share exercise price of $1.01 and (ii) 384,406 shares are issuable at a per share exercise price of $1.50. The Placement Agent Warrants have an expiration date of approximately five years from the closing and are exercisable on substantially the same terms and conditions as the Investor Warrants, including without limitation, expiration date, potential adjustments and cashless exercise rights. In addition, at the closing the Company also paid to the placement agent fees totaling 8% of the gross proceeds.

NOTE 5- NOTES PAYABLE

On April 5, 2005 the Company entered into a Bridge Loan Agreement ("April 2005 Bridge Loan Agreement") with an institutional investor (the "April 2005 Bridge Lender") pursuant to which the April 2005 Bridge Lender advanced a loan to the Company in the principal amount of $1,500,000 (the "Bridge Loan"). Interest on the April 2005 Bridge Loan accrued at the rate of 7% per annum. Pursuant to the April 2005 Loan Agreement, the Company issued to the April 2005 Bridge Lender a convertible promissory note in the principal amount of $1,500,000. To secure the Company's obligations under the April 2005 Bridge Loan, the Company granted to such investor a security interest in substantially all of its assets, including without limitation, its intellectual property. The Company received net proceeds of $1,350,000 from the proceeds of the loan, after the payment of transaction related fees and expenses. These fees and expenses were recorded as interest expense during the year ended December 31, 2005. On April 26, 2005 the Company repaid to the April 2005 Bridge Lender $1,505,178 from the proceeds of the 2005 Private Placement, representing the outstanding principal amount of the April 2005 Bridge Loan, fees, and expenses and interest accrued thereon and the lien on the assets was released.

In connection with the April 2005 Bridge Loan, the Company also issued to the April 2005 Bridge Lender a five-year warrant (the "Bridge Warrant") to purchase up to 150,000 shares of Common Stock at a per share exercise price of $2.50. Upon the closing of the 2005 Private Placement, the per share exercise price of the Bridge Warrant was adjusted to $1.50, in accordance with the terms of the April 2005 Loan Agreement. The Company recorded as interest expense $104,985 of amortization of the note discount in the accompanying consolidated statements of operations for the year ended December 31, 2005 for this transaction.

On December 22, 2005 the Company entered into a Bridge Loan Agreement ("December 2005 Bridge Loan Agreement") with two institutional investors (collectively the "December 2005 Bridge Investors") pursuant to which the December 2005 Bridge Investors advanced a loan to the Company in the aggregate principal amount of $1,000,000 (the "December 2005 Bridge Loan"). Pursuant to the December 2005 Bridge Loan Agreement, the Company issued to the December 2005 Bridge Investors secured promissory notes in the aggregate principal amount of $1,080,000 (collectively the "December 2005 Bridge Notes"), representing an original issue discount of 8%. The Notes are scheduled to mature on the date (the "Maturity Date") which is the earlier of (i) a subsequent financing that generates, on a cumulative basis together with any other interim financings, gross proceeds to the Company of at least $2 million or (ii) April 21, 2006. Prior to the Maturity Date, the Company may, at its option, prepay the December 2005 Bridge Notes in whole or in part. If not paid at maturity, interest on the December 2005 Bridge Notes will accrue at 14% per annum from the Maturity Date until the actual date of payment. To secure the Company's obligations under the December 2005 Bridge Loan, the Company granted to these investors a security interest in substantially all of its assets, including without limitation, its intellectual property, under the terms and conditions of a Security Agreement (the "Security Agreement") dated as of the date of the December 2005 Bridge Loan Agreement, which security interest, by its terms, is released upon payment or other satisfaction of the outstanding amounts. The Company received net proceeds of $877,470 from the proceeds of the loan, after the payment of transaction related fees and expenses. In connection with the December 2005 Bridge Loan, the Company issued to these December 2005 Bridge Investors a five-year warrant (the "December 2005 Bridge Warrants") to purchase up to 500,000 shares of Common Stock at a per share exercise price of $1.50, subject to adjustment in the event of certain capital adjustments or similar transactions, such as a stock split or merger or, under certain circumstances (including obtaining appropriate consent of certain other parties), if prior to the expiration of exercise period, the Company issues warrants having a lower exercise price to investors in a subsequent financing transaction. In accordance with Accounting Principles Board Opinion No. 14 "Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants," the Company recorded a $108,660 discount on the note payable based upon the relative fair values of the note and the Common Stock purchase warrants that is amortizing over the 120 day term of the note. Amortization of the discount on the note payable for the year ended December 31, 2005 was $9,051 and is included as interest expense in the accompanying consolidated statement of operations. The Company is amortizing the $80,000 original issue discount over the 120 day term of the Notes. Amortization of the discount on the note payable for the year ended December 31, 2005 was $6,664 and is included as interest expense in the accompanying consolidated statements of operations. On April 19, 2006, the Company entered into an agreement to extend the maturity date of the December 2005 Bridge Loan. See Note 13G (Subsequent Events) - Extension of Bridge Loans (Unaudited).

The Company paid $122,530 of issue costs on the note payable which is being amortized over the 120 day term of the Notes. Amortization of the issue costs on the note payable for the year ended December 31, 2005 was $10,207 and is included as interest expense in the accompanying consolidated statements of operations.

The December 2005 Bridge Loan Agreement provides that, prior to the Maturity Date, the Company can obtain up to an additional $500,000 in short term funding (the "Additional Short-Term Loans") from these investors or other sources with such additional amount being secured PARI-PASSU with the amounts advanced under the December 2005 Bridge Notes, subject to certain specified conditions. In January 2006, the Company obtained Additional Short-Term Loans in the aggregate principal amount of $500,000 and, from February through April 2006, the Company obtained additional bridge loans in the aggregate principal amount of $1,950,000. See Note 13 (Subsequent Events).

NOTE 6 - PRODUCT ENHANCEMENT

The Company and Lucent Technologies, Inc. ("Lucent") are parties to a Development and Licensing Agreement effective as of January 2004. In April 2004 and in September 2004, the Company and Lucent entered into supplementary development agreements to add to the Company's QoSteam product line additional product features and upgrades intended to enhance product competitiveness in respect of which the Company agreed to pay to Lucent an additional $868,000 upon receipt of deliverables. As of December 31, 2005, the Company has remitted the entire $868,000 to Lucent for this development work.

During May 2005, the Company and Lucent entered into a supplementary development agreement to add additional product features and developments to the Company's Qostream product line for agreed upon consideration of approximately $1,100,000. Under the agreement, payment is due upon delivery and acceptance of the deliverables by the Company. Certain of the deliverables received by the Company under such agreement have not been completed in accordance with design and development criteria specified in the agreement and the Company has not accepted delivery of these items. The Company is currently pursuing a number of options, including completing in-house certain of these product features/enhancements, out-sourcing the completion of certain of the other features and working with Lucent to complete the design of such deliverables. Accordingly, the Company has not recorded the expense and the related amount payable to Lucent concerning the non-accepted deliverables in the accompanying consolidated financial statements. During the year ended December 31, 2005, research and development costs incurred in connection with this supplementary agreement were $277,000. As of December 31, 2005, $170,000 of internally developed software product costs was capitalized in connection with this supplementary agreement.

NOTE 7 - PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

                                                   December 31,
                                                       2005
                                                   ------------
                 Computer and office equipment      $ 704,771
                 Furniture and fixtures                15,769
                 Leasehold improvements                16,699
                 Software                              86,062
                                                    ---------
                    Subtotal                          823,301
                 Less:  Accumulated depreciation     (132,417)
                                                    ---------
                    Property and Equipment, net     $ 690,884
                                                    =========

Depreciation expense was $123,117, $9,908 for the years ended December 31, 2005 and 2004, respectively, and $1,086,382 for the period from July 14, 1994 (inception) through December 31, 2005.

NOTE 8 - INCOME TAXES

The following table presents the principal reasons for the difference between the expected and effective income tax rates for each of the years presented as follows:

                                  DECEMBER 31,

                                                              2005   2004
                                                              ----   ----
       U. S. federal expected income tax rate                  35%    35%
       State and local income taxes, net of federal benefit     6%     6%
       Effect of permanent differences                          4%     3%
                                                              ---    ---
                                                               45%    44%
       Less valuation allowance                               (45%)  (44%)
                                                              ---    ---
       Effective income tax rate                                0%     0%
                                                              ===    ===

At December 31, 2005, the Company had available approximately $32 million of net operating loss carryforwards for U.S. federal income tax purposes which expire in the years 2014 through 2025, and approximately $6 million of foreign net operating loss carryforwards from its wholly-owned subsidiary with no expiration date. Due to the uncertainty of their realization, no income tax benefit has been recorded by the Company for these net operating loss carryforwards as valuation allowances have been established for any such benefits. The use of the U.S. federal net operating loss carryforwards is subject to limitations under
Section 382 of the Internal Revenue Code pertaining to changes in stock ownership.

Significant components of the Company's deferred tax assets for U.S. federal and Israel income taxes are as follows:

                                                    December 31,
                                                        2005
                                                   -------------
                Net operating loss carryforwards    $ 13,543,200
                Capital loss carryforward                686,000
                Stock based compensation                 309,214
                Other                                    273,016
                                                    ------------
                Total deferred tax assets             14,811,430
                Valuation allowance                  (14,811,430)
                                                    ------------
                Net deferred tax assets             $         --
                                                    ============

The valuation allowance increased $3,481,373 for the year ended December 31, 2005.

NOTE 9 - STOCKHOLDERS' EQUITY

STOCK OPTION PLANS

In July 1996, the Board of Directors adopted the Company's Incentive and Non-qualified Stock Option Plan (the "Plan") and has reserved up to 450,000 shares of Common Stock for issuance thereunder. In December 1999, the Plan was amended to increase the total number of shares available for grant to 1.5 million. As of December 31, 2005 a total of 714,566 options were outstanding under the 1996 Plan. Future grants under the 1996 Plan were discontinued in July 2000.

In July 1998, the Board of Directors adopted the Non-Executive Directors Stock Option Plan (the "Directors' Plan") and has reserved up to 25,000 shares of common stock for issuance thereunder. In May 2001, the Plan was amended to increase the total number of shares available for grant to 75,000. In August 2002, the Company adopted the 2002 Non-Employee Directors' Plan (the "2002 Directors' Plan") which provides for 275,000 shares available for grant. Both plans provide for the grant of options to directors who are not otherwise employed by the Company. In May 2004, the 2002 Directors Plan was further amended to increase the total number of shares available for grant to 1,000,000. As of December 31, 2005, options to purchase a total of 225,000 shares of Common Stock were outstanding under the Directors' Plan and the 2002 Directors' Plan.

In July 2000, the Company adopted the 2000 Equity Incentive Plan (the "2000 Incentive Plan") and originally reserved a total of 1,500,000 shares of common stock for issuance thereunder. In May 2001, the 2000 Incentive Plan was amended to increase the total number of shares available for grant to 3,500,000 and in May 2004 the 2000 Incentive Plan was further amended to increase the total number of shares available for grant to 5,000,000, The plan was further amended in April 2005 to increase the total number of shares available for issuance to 6,500,000. The 2000 Incentive Plan provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, bonus stock, awards in lieu of cash obligations, other stock-based awards and performance units. The 2000 Incentive Plan also permits cash payments under certain conditions. As of December 31, 2005, there were options to purchase 5,569,858 shares of Common Stock issued and outstanding under the 2000 Incentive Plan. The Compensation Committee of the Board of Directors is responsible for determining the type of award, when and to whom awards are granted, the number of shares and the terms of the awards and exercise prices. The options are exercisable for a period not to exceed ten years from the date of grant. Vesting periods range from immediately to four years.

OTHER OPTION GRANTS

In addition to the options granted under the Stock Option Plans, the Company has issued options outside of the plans, pursuant to various agreements. Stock option activity for 2005 and 2004 is summarized as follows:

                                                             Weighted
                                       Options                Average
                           -------------------------------   Exercise
                              Plan     Nonplan     Total       Price
                           ---------   -------   ---------   --------
Options outstanding,
   December 31, 2003       2,000,175         0   2,000,175     $1.85
Granted                    2,505,249   493,218   2,998,467      0.74
Exercised                          0         0           0      0.00
Forfeited                          0         0           0      0.00
                           ---------   -------   ---------
Options outstanding
   December 31, 2004       4,505,424   493,218   4,998,642      1.85
Granted                    2,049,000         0   2,049,000      0.50
Exercised                          0         0           0      0.00
Forfeited                    (45,000)        0     (45,000)     1.02
                           ---------   -------   ---------
Options outstanding,
   December 31, 2005       6,509,424   493,218   7,002,642      1.60
                           ---------   -------   ---------
Shares of common stock
   available for future
   grant under the plans   1,705,142
                           ---------

The following table summarizes significant ranges of outstanding and exercisable stock options outstanding at December 31, 2005:

                    Stock Options Outstanding
              ------------------------------------   Stock Options Exercisable
                               Weighted Average      -------------------------
                            ----------------------                    Weighted
                             Remaining                                Average
Ranges of        Number     Contractual   Exercise        Number     Exercise
Prices        Outstanding   Life(years)     Price      Exercisable     Price
-----------   -----------   -----------   --------     -----------   --------
$0.16             50,000        6.77         0.16          50,000       0.16
$0.56-0.82     2,728,467        8.34         0.70       1,793,780       0.68
$0.85-1.25     2,274,000        9.29         0.99         489,528       1.00
$1.53-1.68       293,300        5.86         1.66         293,300       1.66
$2.56-3.56       324,941        4.29         3.25         324,941       3.25
$3.91-5.06     1,323,934        4.47         4.08       1,323,934       4.08
$6.84-7.00         8,000        2.40         6.93           8,000       6.93
               ---------        ----        -----       ---------      -----
$0.16-$7.00    7,002,642        7.61        $1.60       4,283,483      $2.04
               =========        ====        =====       =========      =====

Weighted-average grant date fair value of options granted in 2005 and 2004, under the Black-Scholes option pricing model, was $0.50 and $0.74 per option, respectively.

During 2004 the Company issued the following stock options:

On January 21, 2004, the Company's Compensation Committee awarded to each of the Company's then two independent directors 164,406 non-qualified options to purchase the Company's Common Stock at a $0.56 strike price and immediate vesting, exercisable for five years.

In March 2004, in conjunction with their employment agreements, three new Company employees received options to purchase a total of up to 280,000 shares of the Company's Common Stock under the Company's 2000 Equity Incentive Plan, such options will vest on the first anniversary of their employment agreements, at various exercise prices based on the closing market price of the Company's Common Stock on their date of hire (the exercise prices range from $0.62 to $0.80).

In April 2004, in conjunction with an employment agreement, a new Company employee received options to purchase a total of up to 20,000 shares of the Company's Common Stock under the Company's 2000 Equity Incentive Plan, of which options for one-fourth (1/4) of the shares is to vest on the first anniversary of employment and options for the remaining shares to vest in equal quarterly installments thereafter at an exercise price of $0.65, which is based on the closing market price of the Company's Common Stock on the date of hire.

On May 25, 2004 the Company's Compensation Committee granted from the 2000 Equity Incentive Plan 60,000 non-qualified options to purchase the Company's Common Stock at a $0.71 strike price vesting over 2 years to a member of the Company's newly formed Advisory Board. The $0.71 strike price equaled the closing market price of the Company's Common Stock on the date of issuance. The fair value of the options amounted to $34,087 and is amortized over the 2-year vesting period. Amortization expense for the year ended December 31, 2004 was $12,783.

On May 25, 2004 the Company's Compensation Committee granted from the 2002 Non-Employee Directors Stock Option Plan 225,000 non-qualified options to purchase the Company's Common Stock at a $0.71 strike price vesting over 2 years to three new directors of the Company's Board. The $0.71 strike price equaled the closing market price of the Company's Common Stock on the date of issuance.

On July 1, 2004 in conjunction with a new employment agreement, an employee received options to purchase a total of up to 100,000 shares of the Company's Common Stock under the Company's 2000 Equity Incentive Plan, vesting over a three year period. The options have an exercise price of $0.55, which was less than the closing market price of the Company's Common Stock on the date of hire. As such, the Company recorded deferred compensation of $42,000 which is amortized over the 3-year vesting period. Amortization expense for the year ended December 31, 2004 was $7,000.

In August and September 2004, in conjunction with their employment agreements, three new Company employees received options to purchase a total of up to 220,000 shares of the Company's Common Stock under the Company's 2000 Equity Incentive Plan. The options will vest over a two or three year period, at exercise prices ranging from $0.91 to $1.05 based on the closing market price of the Company's Common Stock on their respective dates of hire.

In October 2004, in conjunction with their employment agreements, three new Company employees received options to purchase a total of up to 225,000 shares of the Company's Common Stock under the ompany's 2000 Equity Incentive Plan. The options will vest over a two or three year period, at exercise prices ranging from $0.85 to $0.92 based on the closing market price of the Company's Common Stock on their respective dates of hire.

On November 4, 2004 the Company's Compensation Committee granted from the 2000 Equity Incentive Plan 60,000 non-qualified options to purchase the Company's Common Stock at a $0.99 strike price vesting over 2 years to a member of the Company's Advisory Board. The $0.99 strike price equaled the closing market price of the Company's Common Stock on the date of issuance. The fair value of the options amounted to $42,543 and is amortized over the 2-year vesting period. Amortization expense for the year ended December 31, 2004 was $5,318.

During 2005 the Company issued the following stock options:

From January 1 through March 31, 2005, in conjunction with their employment agreements, seven new Company employees received options to purchase up to an aggregate of 315,000 shares of the Company's common stock, par value $0.001 ("Common Stock") under the Company's 2000 Equity Incentive Plan (the "2000 Equity Incentive Plan"). The options vest over a two or three-year period from the date of grant and are exercisable at exercise prices ranging from $0.89 to $1.24 per share (based on the closing market price of the Common Stock on the day preceding the date of grant).

On February 14, 2005 the Company granted to a consultant a non-qualified option under the 2000 Equity Incentive Plan to purchase up to 25,000 shares of Common Stock at an exercise price of $0.89 per share. The option was fully vested upon the date of grant. The $0.89 exercise price equaled the closing market price of the Common Stock on the date of grant. The fair value of the option on the date of grant equaled $10,161. The Company recorded stock-based compensation expense of $10,161 in the accompanying consolidated financial statements for the year ended December 31, 2005 for this transaction.

On February 16, 2005 the Company granted to two consultants non-qualified options under the 2000 Equity Incentive Plan to purchase up to an aggregate of 50,000 shares of Common Stock at an exercise price of $0.94 per share, with such option vesting over 3 years. The $0.94 exercise price equaled the closing market price of the Common Stock on the date of grant. The fair value of the options amounted to $27,440 and is being amortized over the 3-year vesting period. The Company recorded stock-based compensation expense of $9,146 in the accompanying consolidated financial statements for the year ended December 31, 2005 for this transaction.

From April 1 through June 30, 2005, six new Company employees received options to purchase up to an aggregate of 285,000 shares of Common Stock under the Company's 2000 Equity Incentive Plan. The options vest over a two or three-year period from the date of grant and are exercisable at exercise prices ranging from $1.02 to $1.25 per share (based on the closing market price of the Common Stock on the day preceding the date of grant).

On May 23, 2005, pursuant to an employment agreement (See Note 9 Employment Agreement) the Company's new Chief Financial Officer received options to purchase a total of up to 300,000 shares of Common Stock under the Company's 2000 Equity Incentive Plan. The options vest over a three-year period from the date of grant and are exercisable at an exercise price of $1.05 per share (based on the closing market price of the Company's Common Stock on the day preceding the date of grant).

On May 25, 2005 the Company granted to a member of its advisory board, on the one-year anniversary of service, a non-qualified option under the 2000 Equity Incentive Plan to purchase up to 20,000 shares of Common Stock at an exercise price of $0.98 per share. The option vests over a two-year period from the date of grant. The $0.98 exercise price equaled the closing market price of the Common Stock on the date of grant. The fair value of the option on the date of grant equaled $10,620. The Company recorded stock-based compensation expense of $3,982 in the accompanying consolidated financial statements for the year ended December 31, 2005 for this transaction.

On June 9, 2005, the Company awarded six employees options to purchase up to an aggregate of 319,000 shares of Common Stock under the Company's 2000 Equity Incentive Plan. The options vest over a three-year period from the date of grant and are exercisable at an exercise price of $.92 per share (based on the closing market price of the Common Stock on the date preceding the date of grant).

During August and September 2005, four new Company employees received options to purchase a total of up to 190,000 shares of Common Stock under the Company's 2000 Equity Incentive Plan. The options vest over a three-year period from the date of grant and are exercisable at exercise prices ranging from $.78 to $.98 per share (based on the closing market price of the Common Stock on the day preceding the date of grant).

During September 2005, the Company granted to two new members of its advisory board non-qualified options under the 2000 Equity Incentive Plan to purchase up to 120,000 shares of Common Stock at an exercise price of $0.95 per share. The options vest over a two-year period from the date of grant. The $0.95 exercise price equaled the closing market price of the Common Stock on the date of grant. The fair value of the options on the date of grant equaled $55,440. The Company recorded stock-based compensation expense of $8,258 in the accompanying consolidated financial statements for the year ended December 31, 2005 for this transaction.

During October, November and December 2005, eight new Company employees received options to purchase a total of up to 365,000 shares of Common Stock under the Company's 2000 Equity Incentive Plan. The options vest over a three-year period from the date of grant and are exercisable at exercise prices ranging from $.82 to $.90 per share (based on the closing market price of the Common Stock on the day preceding the date of grant).

During October 2005, the Company granted to a new member of its advisory board non-qualified options under the 2000 Equity Incentive Plan to purchase up to 60,000 shares of Common Stock at an exercise price of $0.90 per share. The options vest over a two-year period from the date of grant. The $0.90 exercise price equaled the closing market price of the Common Stock on the date of grant. The fair value of the options on the date of grant equaled $21,600. The Company recorded stock-based compensation expense of $2,700 in the accompanying consolidated statement of operations for the year ended December 31, 2005 for this transaction.

WARRANTS

Warrant activity for 2004 and 2005 is summarized as follows:

                                                               Weighted
                                                                Average
                                                               Exercise
                                                   Warrants      Price
                                                  ----------   --------
        Warrants outstanding, December 31, 2003    1,670,000     $8.08
        Granted                                    8,833,333     $1.89
        Exercised                                          0     $0.00
        Forfeited                                   (400,000)    $7.50
                                                  ----------
        Warrants outstanding, December 31, 2004   10,103,333     $2.56
        Granted                                    5,647,280     $1.59
        Exercised                                   (251,827)    $0.75
        Forfeited                                 (1,270,000)    $8.27
                                                  ----------
        Warrants outstanding, December 31, 2005   14,228,786     $1.79
                                                  ----------

On May 11, 2004, the Company issued 100,000 four-year warrants to a service provider. The warrants have an exercise price of $0.62 per share. The $0.62 strike price equaled the closing market price of the Company's Common Stock on the date of issuance. The Company recorded stock-based compensation expense of $60,749 in the accompanying financial statements for the year ended December 31, 2004 for this transaction.

The warrants forfeited in 2004 and 2005 expired in those years unexercised in accordance with their terms.

STOCK ISSUANCES

During the year ended December 31, 2004, the Company completed the following Preferred and Common Stock transactions:

The Company issued 52,500 shares of Series A 7% Convertible Preferred Stock.

The Company did not issue any shares of Common Stock during 2004.

During the year ended December 31, 2005, the Company completed the following Preferred and Common Stock transactions:

The Company issued 77,650 shares of Series B 8% Convertible Preferred Stock from this equity raise (See Note 4).

The Company issued 4,176,267 shares of Common Stock upon the conversion of 31,322 shares of Series A Preferred Stock representing $3,132,200 in stated value at a per share conversion price of $0.75.

The Company issued 643,564 shares of Common Stock upon the conversion of 6,500 shares of Series B Preferred Stock representing $650,000 in stated value at a per share conversion price of $1.01.

The Company issued 251,827 shares of Common Stock upon the exercise of stock warrants resulting in proceeds of approximately $189,000.

The Company issued 215,916 shares of Common Stock with a total value of $182,633 to Series A Preferred Stockholders as stock dividends. The shares were issued at $0.75 per share which was a discount to the fair market value on the date of issuance.

The Company issued 572,451 shares of Common Stock with a total value of $444,539 to Series B Preferred Stockholders as stock dividends. The shares were issued at various prices per share, each of which was a discount to the fair market value on the date of issuance.

The Company issued 15,200 shares of Common Stock with a total value of $14,136 for late filing penalty on preferred stock registration. The shares were issued at $0.75 per share which was a discount to the fair market value on the date of issuance.

NOTE 11 - COMMITMENTS AND CONTINGENCIES

EMPLOYMENT AGREEMENTS

The Company and Mr. Frank Galuppo, the Company's Chief Executive Officer entered into a three-year employment agreement, effective as of March 15, 2004, pursuant to which Mr. Galuppo is currently paid an annual salary of $210,000. Prior to March 15, 2005, Mr. Galuppo's annual salary was $180,000. Mr. Galuppo's salary is scheduled to increase to $235,000 at the beginning of the third year of his employment. The agreement further provides that if Mr. Galuppo's employment is terminated other than for cause (as defined in the employment agreement) or if Mr. Galuppo terminates his employment for good reason (as defined in the employment agreement), he will be entitled to receive the equivalent of six months' base salary and benefits. The Company also issued to Mr. Galuppo options under the Company's 2000 Equity Incentive Plan to purchase up to 1,315,250 shares of the Company's common stock, par value $0.001 (the "Common Stock") at a per share exercise price of $0.74, which are scheduled to vest over 12 succeeding quarters, beginning June 30, 2004.

On May 25, 2005, the Company entered into an employment agreement with James D. Gardner pursuant to which Mr. Gardner serves as the Company's Chief Financial Officer. The agreement has an initial term of one year. After the initial term of one year, the agreement is automatically renewable for an additional one-year term unless either party notifies the other in writing upon at least 45 days prior to the scheduled termination of the initial term or any renewal term that it does not intend to renew such agreement. Mr. Gardner is paid a monthly salary of $14,583 and was granted options under the Company's 2000 Equity Incentive Plan to purchase 300,000 shares of Common Stock at a per share purchase price of $1.05. The options vest over three years from the grant date and on a quarterly basis. The agreement may be terminated by Mr. Gardner for any reason on 60 days written notice to the Company or by the Company immediately for cause. In the event of a termination by the Company for any reason other than cause, the Company shall pay Mr. Gardner (i) if such termination occurs during the initial term of the agreement, an amount equal to 3 months' salary and (ii) if such termination occurs after the initial term, an amount equal to 6 months' salary.

The Company's aggregate annual commitments under the existing employment agreements are approximately $403,743 and $233,745 during 2006 and 2007, respectively. In addition, each of the employment agreements provides for payments through the term of the employment agreement under certain circumstances.

LEASE COMMITMENTS

On February 9, 2005, the Company entered into a lease for office facilities at 2 Corbett Way, Eatontown, New Jersey, 07724, to which it relocated in May 2005. The new facilities are comprised of approximately 7,500 square feet. The lease term began in May 2005 and is for a term of approximately five years. Monthly payments under the lease vary as follows: for the first lease year, monthly payments of approximately $10,000 (after giving effect to agreed upon rent credits for such year); for the second lease year, monthly payments of approximately $14,000; for the third lease year, monthly payments of approximately $14,500; for the fourth lease year, monthly payments of approximately $14,700; and for the fifth lease year, monthly payments of approximately $14,900. In connection with the lease the Company paid a security deposit of approximately $26,000 and, in connection with the lease modification discussed below, the Company paid in July 2005 an additional security deposit of approximately $6,650.

On June 1, 2005 the Company entered into a modification of the lease pursuant to which the Company leases an additional 1,900 square feet. The modified lease began as of November 1, 2005. Beginning November 2005, total monthly payments under the modified lease are as follows: for the first lease year, monthly payments of approximately $12,000 (after giving effect to agreed upon rent credits for such year); for the second lease year, monthly payments of approximately $17,500; for the third lease year, monthly payments of approximately $18,000; for the fourth lease year, monthly payments of approximately $18,500; and for the fifth lease year, monthly payments of approximately $18,700.

On December 22, 2005 the Company entered into a second modification of the lease pursuant to which the Company leases an additional 3500 sq. ft. The Company paid a $14,000 security deposit, representing two months rent, upon entering into the second modification. Under the second lease modification, the Company's monthly rental expense will increase by $7,000 beginning on March 1, 2006.

As a result of the lease payments above the Company recorded $37,527 of deferred rent included in accrued expenses on the balance sheet in the accompanying consolidated financial statements as of December 31, 2005.

During the year ended December 31, 2005 the Company incurred rent expense of $162,247 for its previous and current facilities. The Company had no rent expense for the year ended December 31, 2004.

EQUITY LINE

In August 2004, the Company secured a $6 million equity line commitment from an institutional investor on which it can draw from time to time during a 24 month period following the effectiveness of a registration statement relating thereto, subject to certain conditions. The Company undertook to file a registration statement in respect of such equity line no earlier than the 90th day following the effective date of the registration statement for the Common Stock underlying the Series B Preferred Stock (i.e., December 1, 2005), but no later than the 120th day after such date (i.e. December 31, 2005) discussed in Note 4 (Financing). The investor may terminate the equity line commitment if the Company does not timely file the registration statement relating to the equity line or if such registration statement is not declared effective within 180 days following the filing thereof. No such registration statement has been filed as of the filing of this Annual Report on Form 10-KSB.

The equity line allows the sale of up to $6 million of Common Stock at 98 % of the then current market price, but in no event at less than $2.00. The Company may not draw down more than $500,000 under the equity line during any 30-day period. The investor is entitled to 5% of the cash proceeds from the sale of the shares to it by the Company under the equity line. No assurance can be provided that the equity line will in fact ever become available for use by the Company. The Company subsequently amended this equity line (see Note 13e).

In August 2004, the Company issued to the equity line investor five year warrants to purchase up to 333,333 shares of Common Stock at a per share exercise price of $2.00. These warrants are subject to cashless exercise following the first anniversary of issuance if at the time of exercise there is no effective registration statement in effect. The Company recorded deferred offering costs of $267,404 for the value of these warrants. During 2005 the Company recorded $267,404 as impaired offering costs in the accompanying Consolidated Statements of Operations.

DISPUTED PAYABLE

Stifel Nicolaus & Company ("Stifel"), the successor-in-interest to Legg Mason Walker Wood LLC, an investment banking firm, has made a demand on the Company for payment of $700,000 as fees for financial advisory services due in connection with the Bridge Loan referred to in Note 5. Management believes that Stifel's position, which is based on Stifel's interpretation of a placement agency agreement entered into by the Company and the investment bank in September 2005 and terminated by the Company in December 2005, is without merit. It is the Company's intention to defend itself against any claim for payment asserted by Stifel vigorously. The Company also reserves the right to dispute the balance due on the initial retainer payable under the agreement as well as related out-of-pocket expenses claimed by Stifel, which together total approximately $96,000, which are recorded and included in accounts payable as of December 31, 2005 in the accompanying consolidated financial statements.

NOTE 12 - RELATED PARTY TRANSACTIONS

In December 2004, the Company entered into a service agreement with Elite Financial Communications Group, LLC ("Elite"), pursuant to which Elite agreed to provide investor relation services to the Company for compensation of $7,500 per month (plus expenses). By its terms, the agreement with Elite expired in December 2005. One of the Company's non-employee directors was a partner and managing member of Elite. This director resigned from service on the Company's board of directors as of June 9, 2005.

In August 2004, the Company paid Greenfield Capital Partners, LLC, ("Greenfield") and its designees, a placement fee with respect to the placement of 2,500 shares of its Series A Preferred Stock. See Note 4 (Financing). The placement fee was comprised of (i) a cash payment of $25,000 and (ii) five-year warrants to purchase up to 66,667 shares of the Company's Common Stock, of which options for 33,333 shares are exercisable at a per share exercise price of $.75; options for 16,667 shares are exercisable at a per share exercise price of $1.50; and options for the 16,667 shares are exercisable at a per share exercise price of $2.50. One of the Company's non-employee directors was a Managing Director of Greenfield at the time that the private placement was consummated and Greenfield designated that director to receive half of those warrants. The director subsequently left Greenfield.

In January 2006 the Company entered into additional Short Term Loans with three private investors (collectively the "January 2006 Investors"), pursuant to which these investors loaned to the Company the aggregate amount of $500,000. The January 2006 Investors included Mr. Juan Mendez, Chairman of the Company's board of directors, who loaned the Company $250,000 (see Note 13a).

NOTE 13 - SUBSEQUENT EVENTS

A. BRIDGE LOANS

(i) On January 20, 2006, the Company entered into additional Short Term Loans with three private investors (collectively the "January 2006 Investors"), pursuant to which these investors loaned to the Company the aggregate principal amount of $500,000. The January 2006 Investors included Mr. Juan Mendez, Chairman of the Company's board of directors, who loaned the Company $250,000. Pursuant to the January 2006 Loan Agreement, the Company issued to the January 2006 Investors secured promissory notes (the "January 2006 Notes") in the aggregate principal amount of $530,000, representing an original issue discount of 6% with respect to the principal amount of $500,000 through the stated maturity date of April 21, 2006. The January 2006 Notes are scheduled to mature on the Maturity Date of the Short-Term Loan incurred in December 2005 (see Note
5). To secure the Company's obligations under the January 2006 Loan Agreement, the Security Agreement between the Company and the Secured Parties named therein which was entered into in connection with the December 2005 Short-Term Loan was amended to reflect the new loan by the January 2006 Investors. The Company also issued to the January 2006 Investors warrants expiring December 31, 2010 (the "January 2006 Bridge Loan Warrants") to purchase in the aggregate up to 250,000 shares of the Company's Common Stock, at a per share exercise price of $1.50, subject to adjustment upon certain specified conditions. The Company received net proceeds of $495,000 from the proceeds of the loan, after the payment of transaction related fees and expenses. The additional loans were on terms and conditions substantially similar to the Short Term Loan that were incurred in December 2005. On April 19, 2006, the Company entered into an agreement to extend the maturity date of the January 2006 Bridge Notes. See Note 13G (Subsequent Events - Extension of Bridge Loans (Unaudited).

(ii) From February 27 through March 13, 2006, the Company entered into additional short term loan agreements under which it borrowed the aggregate principal amount of $1,500,000 (the "March 2006 Short-Term Loans") from one of the institutional investors who participated in the Bridge Loan Agreement that closed in December 2005 (see Note 5). These loans are scheduled to mature on the date which is the earlier of (i) a subsequent financing that generates, on a cumulative basis together with any other interim financings, gross proceeds to the Company of at least $3.5 million or (ii) June 1, 2006. The Company issued to the investor secured promissory notes in the aggregate principal amount of $1,585,000, representing an original issue discount of approximately 6% with respect to the principal amount loaned through the stated maturity date of June 1, 2006. To secure the Company's obligations in connection with the March 2006 Short-Term Loans, the Security Agreement between the Company and the Secured Parties named therein which was entered into in connection with the Short-Term Loan that was incurred in December 2005 was amended to reflect the new loans. In addition, the Company issued to the investor five year bridge loan warrants to purchase in the aggregate up to 750,000 shares of the Company's Common Stock, at a per share exercise price of $1.50, subject to adjustment upon certain specified conditions. The additional loan was on terms and conditions substantially similar to the Short Term Loan that were incurred in December 2005.

(iii) On April 7, 2006 the Company entered into a Bridge Loan Agreement ("April 2006 Bridge Loan Agreement") with two institutional investors (the "April 2006 Bridge Investors") pursuant to which the April 2006 Bridge Investors loaned to the Company the aggregate principal amount of $450,000 (the "April 2006 Bridge Loan"). Pursuant to the April 2006 Bridge Loan Agreement, the Company issued to the April 2006 Bridge Investor secured promissory notes in the aggregate principal amount of $466,500 (the "April 2006 Bridge Note"), representing an original issue discount of 3.667%. The Note is scheduled to mature on the date (the "Maturity Date") which is the earlier of (i) a subsequent financing that generates, on a cumulative basis together with any other interim financings, gross proceeds to the Company of at least $3.5 million or (ii) June 1, 2006. Prior to the Maturity Date, the Company may, at its option, prepay the April 2006 Bridge Note in whole or in part. If not paid at maturity, interest on the April 2006 Bridge Notes will accrue at 14% per annum from the Maturity Date until the actual date of payment. To secure the Company's obligations under the April 2006 Bridge Loan, the security interest agreement dated as of March 13, 2006 between the Company and the secured parties named therein was amended and restated to include the April 2006 Bridge Loan. The Company received net proceeds of $401,500 from the proceeds of the loan, after the payment of transaction related fees and expenses. In connection with the April 2006 Bridge Loan, the Company issued to the April 2006 Bridge Investors five-year warrants (the "April 2006 Bridge Warrants") to purchase up to 225,000 shares of Common Stock at a per share exercise price of $1.50, subject to adjustment in the event of certain capital adjustments or similar transactions, such as a stock split or merger or, under certain circumstances (including obtaining appropriate consent of certain other parties), if prior to the expiration of exercise period, the Company issues warrants having a lower exercise price to investors in a subsequent financing transaction.

B. OPTION EXERCISES AND ISSUANCES

In February 2006 the Company received cash proceeds of $162,000 from the exercise by certain

C. INVESTOR RELATIONS AGREEMENT

On March 2, 2006 the Company entered into an agreement with a consultant to provide investor relations services to increase awareness of the Company and its products. In consideration of services provided, the Company paid to the consultant $432,000 and issued to the consultant's designee 250,000 restricted shares of the Company's Common Stock under the Company's 2000 Incentive Plan.

D. MOTOROLA STRATEGIC ALLIANCE AGREEMENT

On April 5, 2006, the Company entered into a Strategic Alliance Agreement (the "Strategic Alliance Agreement") with Motorola Wireline Networks, Inc. ("Motorola"), a subsidiary of Motorola, Inc., pursuant to which the Company and Motorola will jointly develop a family of three IP Home gateways (the "Gateway Products") that will provide expanded support for data, IPTV, High Definition TV, and Digital Video Recorders using Motorola's existing Multi-Service Access Platform for exclusive distribution by Motorola under the Motorola brand. Under the Strategic Alliance Agreement, the Company has also granted Motorola certain rights with respect to the resale of the Company's products as described below.

The Strategic Alliance Agreement provides that Motorola will pay to the Company $1.9 million for engineering costs associated with the development of the Gateway Products, approximately 32% of which is payable within 30 days of the effective date of the agreement and the remainder of which is payable in installments on the achievement of certain agreed upon project milestones. Motorola is entitled to terminate the development program at any time prior to the completion of the development of the Gateway Products and, in the event that it does so, the Company will be entitled to retain any of the engineering costs paid or due and owing by Motorola as of the date of termination. Upon successful completion of all necessary testing, the Gateway Products will be manufactured by the Company for exclusive sale to Motorola.

Under the Strategic Alliance Agreement, the Company has granted Motorola the exclusive right to resell the Company's PG1000 and the HG-V100 gateway products, and all derivative or substantially similar products (the "Exclusive Products") to certain specified leading telecommunications carriers and their affiliates (the "Exclusive Customers") for a period of 24 months from the effective date of the agreement as part of Motorola's portfolio of broadband wireline solutions. The exclusivity may be terminated by the Company unless, among other things, at least one of the Exclusive Customers shall have accepted one of the Exclusive Products for lab testing within one year of the effective date of the Strategic Alliance Agreement and signed a contract to purchase Exclusive Products (which is reasonably expected to result in revenue to the Company in a specified minimum amount) within 18 months of the effective date of the agreement; provided, however, that if these conditions are satisfied with respect to an Exclusive Customer, then Motorola's exclusivity period for such Exclusive Customer will be extended for an additional 24 months. At all times the Company retains the right to sell the Exclusive Products to customers other than the Exclusive Customers. In addition, the Company also granted Motorola the non-exclusive right to resell all of the Company's other existing products worldwide.

The Strategic Alliance Agreement also provides that the Company will not, during the term of the agreement and for a period of two years thereafter, directly or indirectly sell to or solicit or accept any order for any of its products from any customer to which Motorola has resold a Company product during the term of the agreement. These provisions will not apply to customers to whom the Company made sales of products in the twelve months preceding the effective date of the Strategic Alliance Agreement or in the event of termination of the agreement by the Company for cause or by Motorola for convenience. Notwithstanding the foregoing, if Motorola sources, manufactures or resells a gateway which has substantially the same functionality as the Company's PG1000 or HG-V100 products, the exclusivity and the non-solicitation provisions contained in the Strategic Alliance Agreement shall immediately terminate. The Company has also agreed that the prices for its products that it charges Motorola will be no higher than the prices that the Company charges any other reseller, customer or entity.

The Strategic Alliance Agreement has an initial term of three years which will automatically extend for successive additional one-year terms unless either party gives notice of termination no less than 30 days prior to the expiration date of the then-current term. The agreement may be terminated by Motorola at any time on 30 days notice and by either party if the other ceases to do business in the ordinary course or defaults on its material obligations, representations or warranties under or otherwise materially breaches the Agreement subject, except in the case of payment failures, to a 30-day cure period.

E. AMENDMENT TO EQUITY LINE AGREEMENT

On April 12, 2006, the Company and the equity investor entered in to an amendment of the $6 million equity line commitment the Company obtained in August 2004. Under the amendment, the price at which Company has the right to sell Common Stock to the investor under the equity line was reduced to 89% of the then-current market price but in no event at less than $1.50 per share. In addition, under the terms of the amendment the Company agreed to file such registration statement between 90 and 120 days after the effective date of any resale registration statement that the Company files subsequent to the date of the amendment in connection with a private placement of the Company's long-term debt or equity securities resulting in aggregate proceeds to the Company of at least $6.0 million. The amendment also provides that the exercise price of common stock purchase warrant issued to the equity line investor in August 2004 will be reduced to $1.50, subject to further adjustment as therein provided. The equity line investor also agreed to waive the requirement under the equity line that the Company reserve at all times a sufficient number of shares of its Common Stock to satisfy its obligations under the equity line and the warrant, pending the amendment of the Company's certificate of incorporation to increase the number of shares of Common Stock authorized for issuance.

F. ISSUANCES OF COMMON STOCK

From January 1, 2006 through April 7, 2006, the Company has issued 1,085,151 shares of the Company's Common Stock upon the conversion of $802,500 in stated value of shares of the Company's Series A Preferred Stock and accrued dividends thereon. The stated value and accrued dividends were converted at a rate equal to $0.75 per share of Common Stock. As of April 7, 2006, $1,315,300 in stated value of Series A Preferred Stock remain outstanding.

From January 1, 2006 through April 7, 2006, the Company has issued 2,444,258 shares of the Company's Common Stock upon the conversion of $2,415,000 in stated value of shares of the Company's Series B Preferred Stock and accrued dividends thereon. The state value was converted at a rate equal to $1.01 per share of Common Stock and dividends were paid at a rate equal to 90% of the volume weighted average market price of the Common Stock for the five trading days preceding payment. As of April 7, 2006, $4,700,000 in stated value of Series B Preferred Stock remain outstanding.

G. EXTENSION OF BRIDGE LOANS (UNAUDITED)

On April 19, 2006, the Company, the December 2005 Bridge Loan Investors and the January 2006 Investors entered in to an agreement to extend the maturity date of the December 2005 Bridge Notes and the January 2006 Notes until May 21, 2006 (or the earlier date on which the Company completes a financing that generates, on a cumulative basis together with any other interim financings, gross proceeds to the Company of at least $2.0 million). In consideration of this extension, the Company issued to the December 2005 Bridge Loan Investors January and the January 2006 Investors warrants to purchase, in the aggregate, up to 150,000 shares of Common Stock at $1.50 per share and otherwise having terms and conditions identical to the December 2005 Bridge Warrants and the January 2006 Bridge Loan Warrants.